Exhibit 10.143

U.S. $600,000,000

CREDIT AGREEMENT,

dated as of June 15, 2007,

among

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Administrative Agent,

THE BANK OF NOVA SCOTIA,

as the Syndication Agent,

and

DEUTSCHE BANK SECURITIES INC. and

THE BANK OF NOVA SCOTIA,

as Joint Lead Arrangers and Joint Bookrunners

Page
ARTICLE I	Definitions and Accounting Terms	1
Section 1.1.	Defined Terms	1
Section 1.2.	Use of Defined Terms	36
Section 1.3.	Cross-References	36
Section 1.4.	Accounting and Financial Determinations	36
ARTICLE II	Commitments, Borrowing Procedures and Notes	37
Section 2.1.	Commitments	37
Section 2.2.	Reduction of Commitment Amounts; Payments	40
Section 2.3.	Borrowing Procedure	41
Section 2.4.	Continuation and Conversion Elections	42
Section 2.5.	Funding	42
Section 2.6.	Loan Accounts	43
ARTICLE III	Repayments, Prepayments, Interest and Fees	43
Section 3.1.	Repayments and Prepayments	43
Section 3.2.	Interest Provisions	49
Section 3.3.	Fees	50
ARTICLE IV	Letters of Credit	51
Section 4.1.	Issuance Requests	51
Section 4.2.	Issuances and Extensions	52
Section 4.3.	Expenses	53
Section 4.4.	Other Lenders’ Participation	53
Section 4.5.	Disbursements	54
Section 4.6.	Reimbursement	55
Section 4.7.	Deemed Disbursements	55
Section 4.8.	Nature of Reimbursement Obligations	56
Section 4.9.	Indemnity	57
Section 4.10.	Borrower’s Guaranty of Reimbursement Obligations of its Subsidiaries	57
Section 4.11.	No Bankruptcy Petition Against RCFC or Dollar Thrifty Funding	60
ARTICLE V	Certain Eurodollar Rate and Other Provisions	61
Section 5.1.	Eurodollar Rate Lending Unlawful	61
Section 5.2.	Deposits Unavailable	61
Section 5.3.	Increased Eurodollar Loan Costs, etc.	61
Section 5.4.	Funding Losses	62
Section 5.5.	Increased Capital Costs	62
Section 5.6.	Taxes	63
Section 5.7.	Payments, Computations, etc.	66

(i)

(continued)

Page

Section 5.8.	Sharing of Payments	67
Section 5.9.	Setoff	68
Section 5.10.	Replacement of Lender	68
ARTICLE VI	Conditions Precedent	69
Section 6.1.	Conditions Precedent to Credit Extensions on the Initial Borrowing Date	69
Section 6.2.	All Credit Extensions	74
ARTICLE VII	Representations and Warranties	76
Section 7.1.	Organization, etc.	76
Section 7.2.	Due Authorization, Non-Contravention, etc.	76
Section 7.3.	Government Approval, Regulation, etc.	77
Section 7.4.	Validity, etc.	77
Section 7.5.	Financial Information	77
Section 7.6.	No Material Adverse Effect	78
Section 7.7.	Litigation, Labor Controversies, etc.	78
Section 7.8.	Subsidiaries	78
Section 7.9.	Ownership of Properties	78
Section 7.10.	Taxes	79
Section 7.11.	Pension and Welfare Plans	79
Section 7.12.	Environmental Warranties	79
Section 7.13.	Intellectual Property	81
Section 7.14.	Regulations U and X	81
Section 7.15.	Accuracy of Information	81
Section 7.16.	DaimlerChrysler Supply Agreement	82
Section 7.17.	Non-Guarantor Subsidiaries	82
Section 7.18.	Use of Proceeds	82
Section 7.19.	Subordination, etc.	83
ARTICLE VIII	Covenants	83
Section 8.1.	Affirmative Covenants	83
Section 8.2.	Negative Covenants	92
ARTICLE IX	Events of Default	107
Section 9.1.	Listing of Events of Default	107
Section 9.2.	Action if Bankruptcy	109
Section 9.3.	Action if Other Event of Default	110
ARTICLE X	The Agents	110
Section 10.1.	Actions	110
Section 10.2.	Funding Reliance, etc.	111
Section 10.3.	Exculpation	111

(ii)

(continued)

Page

Section 10.4.	Successor	112
Section 10.5.	Credit Extensions by Agents	113
Section 10.6.	Credit Decisions	113
Section 10.7.	Security Documents	113
Section 10.8.	Delivery of Information	114
Section 10.9.	Subagents	114
Section 10.10.	Reliance by Administrative Agent	115
Section 10.11.	Other Agent Parties	115
Section 10.12.	Rate Protection Agreements; Release of Liens	115
Section 10.13.	Issuer	116
ARTICLE XI	Miscellaneous Provisions	116
Section 11.1.	Waivers, Amendments, etc.	116
Section 11.2.	Notices	117
Section 11.3.	Payment of Costs and Expenses	117
Section 11.4.	Indemnification	118
Section 11.5.	Survival	119
Section 11.6.	Severability	119
Section 11.7.	Headings	119
Section 11.8.	Execution in Counterparts, Effectiveness, etc.	119
Section 11.9.	Governing Law; Entire Agreement	120
Section 11.10.	Successors and Assigns	120
Section 11.11.	Sale and Transfer of Loans and Notes; Participations in Loans and Notes	120
Section 11.12.	Other Transactions	124
Section 11.13.	Independence of Covenants	124
Section 11.14.	Confidentiality	125
Section 11.15.	Forum Selection, Consent to Jurisdiction and Waiver of Jury Trial	125

SCHEDULES

SCHEDULE I(A)	--	Commitments
SCHEDULE I(B)	--	Lender Information
SCHEDULE II	--	Subordinated Intercompany Note Terms
SCHEDULE III	--	Existing Material Property
SCHEDULE IV	--	UCC Dates

(iii)

(continued)

DISCLOSURE SCHEDULE

EXHIBITS

EXHIBIT A-1	--	Form of Term Note
EXHIBIT A-2	--	Form of Revolving Note
EXHIBIT A-3	--	Form of Swingline Note
EXHIBIT B-1	--	Form of Borrowing Request
EXHIBIT B-2	--	Form of Issuance Request
EXHIBIT C	--	Form of Continuation/Conversion Notice
EXHIBIT D	--	Form of Compliance Certificate
EXHIBIT E	--	Form of Pledge Agreement
EXHIBIT F	--	Form of Security Agreement
EXHIBIT G	--	Form of Subsidiary Guaranty
EXHIBIT H-1	--	Form of Mortgage
EXHIBIT H-2	--	Form of Deed of Trust
EXHIBIT I	--	Form of Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
EXHIBIT J-1	--	Form of Enhancement Letter of Credit Application and Agreement
EXHIBIT J-2	--	Form of CP Enhancement Letter of Credit Application and Agreement
EXHIBIT K	--	Form of Initial Borrowing Date Certificate
EXHIBIT L	--	Form of Lender Assignment Agreement
EXHIBIT M	--	Form of U.S. Tax Compliance Certificate
EXHIBIT N	--	Form of Solvency Certificate

(iv)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 15, 2007, among DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Borrower”), various financial institutions as are or may become parties hereto (collectively, the “Lenders”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, THE BANK OF NOVA SCOTIA (“Scotia Capital”), as the syndication agent (in such capacity, the “Syndication Agent”), for the Lenders, and Deutsche Bank Securities Inc. and Scotia Capital as the joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”).

W I T N E S S E T H :

WHEREAS,

(a)          Operations and Thrifty are engaged directly and through their various Subsidiaries and franchisees in the business of (i) renting worldwide for general use passenger automobiles, light and medium duty trucks and vans, (ii) selling in the United States and Canada new and used vehicles, (iii) franchising the foregoing business to other Persons, (iv) providing support and services to franchisees, including (A) fleet leasing of vehicles and (B) purchasing passenger automobiles, shuttle buses, vans and light and medium duty trucks and financing the sale thereof to franchisees and (v) fleet leasing of vehicles to Persons other than franchisees; and

(b)          Thrifty Car Sales (i) is engaged in the business of franchising businesses in the United States and Canada to sell new and used vehicles (the “Thrifty Car Sale Franchise Business”) and (ii) may engage in the operation, directly or through its Subsidiaries, of (A) locations in the United States and Canada from which it would sell (1) vehicles used in the Borrower’s other businesses and (2) other used vehicles purchased from time to time to maintain adequate inventory, as well as (B) locations in the United States and Canada acquired from franchisees of the Thrifty Car Sale Franchise Business in the ordinary course of business from which it would continue to conduct the sale of new and used vehicles (such operations, together with the Thrifty Car Sale Franchise Business, the “Thrifty Car Sale Business”); and

WHEREAS, subject to and on the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facilities provided for herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“ABR Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Account Party” means (a) the Borrower, (b) in any case of the CP Enhancement Letter of Credit, Dollar Thrifty Funding, (c) any Subsidiary Guarantor or SPC for the account of which a Letter of Credit is issued in accordance with Article IV and (d) to the extent permitted by clause (k)(ii) of Section 8.2.5, any franchisee of a Subsidiary of the Borrower for the account of which a Letter of Credit is issued in accordance with Article IV.

“Additional Material Property” means any property with respect to which a Mortgage is required to be delivered pursuant to Section 8.1.8.

“Adjusted Net Income” means, with respect to any period, the sum of (a) Net Income for such period plus (b) to the extent deducted in calculating such Net Income for such period, one-time non-cash charges resulting from changes in GAAP or changes in the application of GAAP by the Borrower in response to the occurrence of an event which affects, or a change in the conditions affecting, the Borrower or any of its Subsidiaries (other than charges in the nature of establishing a reserve and other charges that reflect a determination that the future cash flow of the Borrower and its Subsidiaries is likely to be adversely affected).

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 10.4.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a)          to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b)          to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Arrangers.

“Aggregate Interest Expense” is defined in clause (a) of the definition of “Non-Vehicle Interest Expense”.

“Agreement” means, on any date, this Credit Agreement as originally in effect upon the occurrence of the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all ABR Loans, a fluctuating rate of interest per annum equal to the higher of

(a)          the rate of interest most recently established by DBTCA at its principal office in New York, New York as its base or prime rate for U.S. Dollar loans; and

(b)          the Federal Funds Rate most recently determined by the Administrative Agent plus 50 basis points.

If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of “Federal Funds Rate”, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by DBTCA in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.

“Applicable Corporate Credit Rating” means, at any time, (i) in the case of S&P, the corporate credit rating level (a rating level being, e.g., each of BBB-, BBB and BBB+) assigned by such Rating Agency to the Borrower, and (ii) in the case of Moody’s, the corporate credit family rating level (a rating level being, e.g., each of Baa3, Baa2 and Baa1) assigned by such Rating Agency to the Borrower.

“Applicable Margin” means, at any time, in the case of Term Loans, Revolving Loans and Swingline Loans, the respective percentage per annum set forth below under the respective type of Term Loan, Revolving Loan or Swingline Loan, as the case may be, and opposite the respective Applicable Corporate Credit Ratings indicated to have been achieved at such time:

Level	Applicable Corporate Credit Ratings Levels	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
1	Greater than or equal to BB- and Ba3 (in each case with at least a stable outlook)	1.50%	0.50%
2	BB- (with at least a stable outlook) or Ba3 (with at least a stable outlook)	1.75%	0.75%

3	Level 1 or 2 is not applicable for any reason (or no Applicable Corporate Credit Rating is available from either Rating Agency)	2.00%	1.00%

; provided that at all times during which there shall exist any Event of Default, the Applicable Margins shall be determined pursuant to the pricing grid above on the same basis as Level 3.

“Arrangers” is defined in the preamble.

“Authorized Officer” means, relative to the Borrower and any other Obligor, those of its officers, managers or managing members (in the case of a limited liability company) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 6.1.4.

“Base Indenture” means the Amended and Restated Base Indenture, dated as of February 14, 2007, between RCFC and DBTCA, as Trustee, as in effect on the Effective Date, together with the Base Indenture Supplements thereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Base Indenture Supplement” means any supplement to the Base Indenture, including (i) the Second Amended and Restated Series 1998-1 Supplement dated as of February 14, 2007, as amended, (ii) the Amended and Restated Series 2000-1 Supplement dated as of February 14, 2007, as amended, (iii) the Series 2004-1 Supplement dated as of May 5, 2004, as amended, (iv) the Series 2005-1 Supplement, dated as of April 21, 2005, as amended, (v) the Series 2006-1 Supplement dated as of March 28, 2006, as amended and (vi) the Series 2007-1 Supplement dated as of May 23, 2007.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same type under the same Tranche and, in the case of Eurodollar Loans, having the same Interest Period made by all Lenders on the same Business Day (or by the Swingline Lender in the case of Swingline Loans) and pursuant to the same Borrowing Request in accordance with Section 2.1; provided that ABR Loans incurred pursuant to Section 5.1 shall be considered part of the related Borrowing of Eurodollar Loans.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

“Business Acquisition” means the acquisition, by purchase or otherwise, of all or substantially all of the assets and, if applicable, assumption of all or substantially all of the liabilities (or any part of the assets and, if applicable, the liabilities, constituting all or substantially all of a business or line of business) of any Person, whether such acquisition is direct or indirect, including through the acquisition of the business of, or all of the Capital Stock of, such Person.

“Business Day” means

(a)          any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

(b)          relative to the making, continuing, converting, prepaying or repaying of any Eurodollar Loan, any day described in clause (a) above on which dealings in U.S. Dollars are carried on in the London interbank market.

“Capital Expenditures” means, for any period, the sum of

(a)          the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP (to the extent applicable), would be classified as capital expenditures; and

(b)          the aggregate amount of all Capitalized Lease Liabilities incurred during such period;

provided, however, that Capital Expenditures shall not include any such amounts made or incurred in connection with Permitted Business Acquisitions (including Permitted Business Acquisitions that are Excepted Acquisitions).

“Capital Stock” means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the Effective Date, including all common stock, preferred stock, partnership interests and member interests.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and, with respect to any such leasing or similar arrangement, the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investments” means

(a)	U.S. Government Obligations maturing in not more than 270 days;

(b)          participation certificates (excluding strip mortgage securities that are purchased at prices exceeding their principal amounts) and senior debt obligations of the Federal Home Loan Mortgage Corporation, consolidated system wide bonds and notes of the Farm Credit System, senior debt obligations and mortgage-backed securities (excluding stripped mortgage securities which are purchased at prices exceeding their principal amounts) of the Federal Mortgage Association which, in the case of mortgage-backed securities, are rated at least (i) AA by S&P and Aa by Moody’s if such mortgage-backed securities are rated by both such rating agencies or (ii) AA by S&P or Aa by Moody’s if such mortgage-backed securities are rated by only one such rating agency, senior debt obligations (excluding securities that have no fixed value and/or whose terms do not promise a fixed dollar amount at maturity or call date) of the Student Loan Marketing Association and debt obligations of the Resolution Funding Corp., in each case, maturing not more than 270 days (collectively, “Agency Obligations”);

(c)          (i) direct obligations of any state of the United States or any subdivision or agency thereof whose short-term unsecured general obligation debt is (A) rated at least A-1 by S&P and P-1 by Moody’s if such short-term unsecured general obligation debt is rated by both such rating agencies or (B) A-1 by S&P or P-1 by Moody’s if such short-term unsecured general obligation debt is rated by only one such rating agency, (ii) any obligation that is (A) rated at least equivalent to (1) A-1 by S&P and P-1 by Moody’s if such obligation is rated by both such rating agencies or (2) A-1 by S&P or P-1 by Moody’s if such obligation debt is rated by only one such rating agency, and (B) fully and unconditionally guaranteed by any state, subdivision or agency whose short-term unsecured general obligation debt is rated at least equivalent to (1) A-1 by S&P and P-1 by Moody’s if such short-term unsecured general obligation debt is rated by both such rating agencies or (2) A-1 by S&P or P-1 by Moody’s if such short-term unsecured general obligation debt is rated by only one such rating agency or (iii) auction rate certificates, issued by any state of the United States or any subdivision or agency thereof, that are rated (1) AAA by S&P and Aaa by Moody’s if such obligation is rated by both such rating agencies or (2) AAA by S&P or Aaa by Moody’s if such obligation is rated by only one such rating agency;

(d)          commercial paper maturing in not more than 270 days which is issued by a corporation (other than an Affiliate of any Obligor) and that is rated at least equivalent to (i) A-1 by S&P and P-1 by Moody’s if such commercial paper is rated by both such rating agencies or (ii) A-1 by S&P or P-1 by Moody’s if such commercial paper is rated by only one such rating agency;

(e)          deposits (including Eurodollar time deposits), federal funds or bankers acceptances (maturing in not more than 365 days) of any domestic bank (including a branch office of a foreign bank which branch office is located in the United States), which:

(i) has an unsecured, uninsured and unguaranteed obligation that is rated at least equivalent to (A) A-1 by S&P and P-1 by Moody’s if such unsecured, uninsured and unguaranteed obligation is rated by both such rating agencies or (B) A-1 by S&P or P-1 by Moody’s if such unsecured, uninsured and unguaranteed obligation is rated by only one such rating agency;

(ii) is the lead bank of a parent bank holding company with an uninsured, unsecured and unguaranteed obligation meeting the rating requirements in the preceding clause (i);

(iii) has combined capital, surplus and undivided profits of not less than $500,000,000 and an unsecured, uninsured and unguaranteed long-term obligation that is rated at least equivalent to (A) A by S&P and Moody’s if such unsecured, uninsured and unguaranteed long-term obligation is rated by both such rating agencies or (B) A by S&P or Moody’s if such unsecured, uninsured and unguaranteed long-term obligation is rated by only one such rating agency; or

(iv) is a Lender;

(f)           deposits of any bank or savings and loan association that serves the local and non-centralized corporate operations of a Subsidiary of the Borrower which (a) has combined capital, surplus and undivided profits of not less than $100,000,000 or (b) is a bank or branch of a bank holding company which has combined capital, surplus and undivided profits of not less than $100,000,000, which deposits shall not exceed $1,000,000 at any such bank or savings and loan association;

(g)          investments in a money-market fund which may be a 2a-7 fund as registered under the Investment Company Act of 1940 and is rated at least equivalent to (i) AAm or AAm-G by S&P and Aa by Moody’s if such money-market fund is rated by both such rating agencies or (ii) AAm or AAm-G by S&P or Aa by Moody’s if such money-market fund is rated by only one such rating agency;

(h)          repurchase agreements with a term of six months or less with any institution having short-term, unsecured debt rated at least equivalent to (i) A-1 by S&P and P-1 by Moody’s if such short-term, unsecured debt is rated by both such rating agencies or (ii) A-1 by S&P or P-1 by Moody’s if such short-term, unsecured debt is rated by only one such rating agency;

(i)	in the case of Investments of a Foreign Subsidiary,

(i) direct obligations of, or obligations the timely payment of principal of and interest on which is fully and unconditionally guaranteed by, the national government of the jurisdiction in which such Foreign Subsidiary is organized, provided (A) such obligation matures in not more than 270 days and (B) such national government has an unsecured, uninsured and unguaranteed long-term obligation which is rated at least equivalent to (1) A by S&P and Moody’s if such unsecured, uninsured and unguaranteed long-term obligation is rated by both such rating agencies or (2) A by S&P or Moody’s if such unsecured, uninsured and unguaranteed long-term obligation is rated by only one such rating agency;

(ii) deposits (including Eurodollar time deposits) maturing in not more than 365 days of any bank organized in the jurisdiction in which such Foreign Subsidiary is organized (including a branch office of a bank organized elsewhere, which branch office is located in such jurisdiction) which:

(A) has an unsecured, uninsured and unguaranteed obligation which is rated at least equivalent to (1) A-1 by S&P and P-1 by Moody’s if such unsecured, uninsured and unguaranteed obligation is rated by both such rating agencies or (2) A-1 by S&P or P-1 by Moody’s if such unsecured, uninsured and unguaranteed obligation is rated by only one such rating agency, or

(B) is the lead bank of a parent bank holding company with an uninsured, unsecured and unguaranteed obligation meeting the rating requirements in the preceding clause (A), or

(C) has combined capital, surplus and undivided profits of not less than $100,000,000 to the extent such deposits do not exceed $100,000 and such deposits are in each case fully insured by an agency of the national government in which such bank is organized which meets the requirements set forth in subclause (i)(i) above, or

(D) has combined capital, surplus and undivided profits of not less than $500,000,000 and an unsecured, uninsured and unguaranteed long-term obligation which is rated at least equivalent to (1) A by S&P and Moody’s if such unsecured, uninsured and unguaranteed long-term obligation is rated by both such rating agencies or (2) A by S&P or Moody’s if such unsecured, uninsured and unguaranteed long-term obligation is rated by only one such rating agency, or

(E) is a Lender.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries.

“Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by or on behalf of the Borrower or any of its Subsidiaries in connection with such Casualty Event (provided that, in the event the aggregate amount of such proceeds or awards resulting from such Casualty Event do not exceed $500,000, such proceeds or awards shall not constitute Casualty Proceeds), but excluding (i) any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first-priority Lien permitted by Section 8.2.3 on the property which is the subject of such Casualty Event (including Vehicles securing Vehicle Debt) and (ii) reasonable and customary expenses incurred in obtaining such proceeds or awards.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a)           except for the seven shares of common stock of Operations owned by Thrifty, any Person other than the Borrower shall own any Capital Stock of Operations, Dollar or Thrifty Holdco or otherwise have the ability to elect any members of the board of directors of Operations, Dollar or Thrifty Holdco;

(b)          any Person other than Thrifty Holdco shall own any Capital Stock of Thrifty or Thrifty Car Sales or otherwise have the ability to elect any members of the board of directors of Thrifty or Thrifty Car Sales;

(c)          a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total then outstanding voting power of the Voting Stock of the Borrower or (ii) has the right or the ability by voting right, contract or otherwise to elect or designate for election a majority of the board of directors of the Borrower;

(d)          during any period of twenty-four months occurring subsequent to the Effective Date, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors, or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute 50% or more of the board of directors then in office; or

(e)          any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to direct or control, directly or indirectly, the management or policies of the Borrower, Operations or Thrifty.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Sections 6.1, 8.1.8 or 8.1.9.

“Collateral Agent” means the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Commitment” means, as the context may require, a Lender’s Term Loan Commitment, Revolving Loan Commitment and/or Letter of Credit Commitment.

“Common Stock” means common shares of the Borrower’s stock, par value $.01 per share.

“Company” means any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Compliance Certificate” means a certificate duly completed and executed by the chief financial Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request in writing for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Conduit Program” means the variable funding note programs implemented through RCFC with certain asset securitization conduits and the financial institutions that administer such conduits, secured by vehicles and related assets, which programs provide funds for the purchase of additional vehicles.

“Conduit Program Documents” means the Base Indenture, the Amended and Restated Series 2000-1 Supplement thereto, the Master Collateral Agency Agreement, the master lease and servicing agreement relating to the Conduit Program, and each other material agreement, instrument and document delivered in connection with the Conduit Program, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Consolidated Working Capital” means, with respect to the Borrower, at any date, the excess (or the deficit) of (a) the sum of the amounts that, in accordance with GAAP, are set forth opposite the captions “receivables, net” (excluding accounts receivable pledged to DBTCA, as the master collateral agent, or any successor thereto in such capacity under Sections 2.1(a)(iii) and 2.1(b)(iii) of the Master Collateral Agency Agreement), “prepaid expenses and other assets”, “income taxes receivable”, and “deferred income tax assets” or any like captions, at such date over (b) the sum of the amounts that, in accordance with GAAP, are set forth opposite the captions (i) “accounts payable” (excluding outstanding checks included in accounts payable related to vehicle financing (“float”)), (ii) “accrued liabilities”, (iii) “income taxes payable”, (iv) “vehicle insurance reserves”, (v) “deferred income tax liabilities” and (vi) any like captions, at such date; provided, however, that such sum shall only include amounts set forth under the captions described in clauses (b)(ii), (iv), (v) and such captions that are like the captions described in such clauses (b)(ii), (iv) and (v), in each case, to the extent and solely to the extent that such amounts are payable within the next 12 months of such date.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Corporate Debt” means, at any time, the remainder of (A) the sum of (i) Non-Vehicle Debt at such time plus (ii) the aggregate principal amount of Recourse Vehicle Debt at such time in excess of $325,000,000 plus (iii) the aggregate amount of all drawings (which have not been reimbursed) under each letter of credit, bond, bankers’ acceptance or similar obligation (including Letters of Credit and Surety Bonds) at such time minus (B) the lesser of (x) the aggregate amount of all Unrestricted Cash of the Borrower and the Subsidiary Guarantors at such time and (y) $50,000,000.

“Corporate EBITDA” means, for any applicable period, the excess of

(a)	EBITDA for such period

over

(b)          to the extent added in arriving at such EBITDA, the sum of (i) the aggregate amount of depreciation in respect of Vehicles during such period plus (ii)  the remainder of (A) Vehicle Interest Expense during such period minus (B) Vehicle Interest Expense during such period associated with Recourse Vehicle Debt in excess of $325,000,000.

“CP Enhancement Letter of Credit” means a Letter of Credit issued as credit and/or enhancement for the CP Program pursuant to the terms hereof and of a CP Enhancement Letter of Credit Application and Agreement.

“CP Enhancement Letter of Credit Application and Agreement” is defined in Section 4.1.

“CP Program” means the commercial paper program implemented through Dollar Thrifty Funding secured by vehicles and related assets, the proceeds of which are used to finance vehicle fleet growth and to refinance existing vehicle fleet indebtedness.

“CP Program Documents” means the Base Indenture, the Second Amended and Restated Series 1998-1 Supplement thereto relating to the CP Program, the Master Collateral Agency Agreement, the master lease and servicing agreement relating to the CP Program, any note purchase agreement between RCFC and Dollar Thrifty Funding, the Liquidity Facility and any collateral agency agreement pursuant to which Dollar Thrifty Funding grants a security interest in its assets to, among others, the lenders under the Liquidity Facility and each other material agreement, instrument and document delivered in connection with the CP Program, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Credit Extension” means and includes

(a)          the advancing of any Loans by the Lenders in connection with a Borrowing, and

(b)	any issuance or extension by the Issuer of a Letter of Credit.

“Credit Extension Request” means, as the context may require, any Borrowing Request or Issuance Request.

“Cumulative Adjusted Net Income” means, at any time for any determination thereof, Adjusted Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) commencing on January 1, 2007 and ending on the last day of the then most recently ended Fiscal Quarter of the Borrower.

“DaimlerChrysler” means DaimlerChrysler Motors Company, LLC, a Delaware limited liability company, and its successors and assigns.

“DaimlerChrysler Supply Agreement” means the Vehicle Supply Agreement, dated as of October 31, 2002, between DaimlerChrysler and the Borrower, as amended, supplemented, amended and restated, replaced, assigned, extended or otherwise modified from time to time in accordance with the terms hereof and thereof.

“DBTCA” is defined in the preamble.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender which defaults in its obligation to make any Loans (including any Mandatory Borrowing) hereunder in accordance with Section 2.1 or defaults in its obligation to fund its reimbursement obligations in respect of any Letter of Credit in accordance with Section 4.4.

“Demand Capitalization Notes” means promissory notes, issued by the Borrower to RCFC for the purpose of capitalizing RCFC in connection with the MTN Program, the Conduit Program and the CP Program.

“Disbursement Date” is defined in Section 4.5.

“Disclosure Schedule” means the Disclosure Schedule dated the date hereof and delivered by the Borrower to the Administrative Agent and the Lenders on or prior to the date hereof in form and substance satisfactory to the Administrative Agent and the Lenders, as amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent and the Required Lenders.

“Distribution” means, with respect to any Person, any dividend or distribution (in cash, property or obligations) on any shares of any class of Capital Stock (now or hereafter outstanding) of such Person or on any warrants, options or other rights with respect to any shares of any class of Capital Stock (now or hereafter outstanding) of such Person, other than dividends or distributions payable in the common stock (other than Redeemable Capital Stock) of such Person or warrants or options to purchase such common stock or split ups or reclassifications of its Capital Stock into additional or other shares of such common stock.

“Dollar” means Dollar Rent A Car, Inc., an Oklahoma corporation established in December 2002 to operate the franchising of the “Dollar” brand vehicle rental business.

“Dollar Thrifty Funding” means Dollar Thrifty Funding Corp., a special purpose, bankruptcy remote, Wholly Owned Subsidiary of the Borrower.

“Domestic Office” means, relative to any Lender, the office of such Lender designated as such opposite its name in Schedule I hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender, as the case may be, to each other Person party hereto. A Lender may have separate Domestic Offices for purposes of making, maintaining or continuing ABR Loans.

“Domestic Subsidiary” means any Subsidiary of the Borrower which is not a Foreign Subsidiary.

“EBITDA” means, for any applicable period, the sum for such period of (without duplication)

(a)          Adjusted Net Income (excluding therefrom (i) the effect of any extraordinary or other non-recurring gain outside the ordinary course of business, (ii) any write-up (or write-down) in the value of any asset, (iii) the earnings (or loss) of any Person (other than the Borrower or any other Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Subsidiaries by such Person during such period in respect of such earnings, (iv) except where the provisions hereof expressly require a pro forma determination, the earnings (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with any of its Subsidiaries or the date that such other Person’s assets are acquired by any Subsidiary of the Borrower and (v) the earnings of any Subsidiary of the Borrower that is not a Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such earnings is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary)

plus

(b)           to the extent deducted in arriving at such Adjusted Net Income, the sum, without duplication, of (i) Aggregate Interest Expense, plus (ii) taxes computed on the basis of income plus (iii) the aggregate amount of depreciation and amortization of tangible and intangible assets (including the amortization of debt issuance costs and other financing expenses incurred in connection with this Agreement and the transactions contemplated hereby), plus (iv) non-cash charges in respect of non-cash awards under the Borrower’s incentive compensation programs.

“Effective Date” is defined in Section 11.8.

“Eligible Assignee” means a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided, however, in each case, that neither the Borrower nor any of its Affiliates shall qualify as an Eligible Assignee.

“Enhancement Letter of Credit Application and Agreement” means, with respect to each Enhancement Letter of Credit, the application and agreement therefor completed by the account party or parties in respect of such Enhancement Letter of Credit and accepted by the Issuer, the form of which is attached hereto as Exhibit J-1.

“Enhancement Letters of Credit” means Letters of Credit issued as credit and/or enhancement for the CP Program, MTN Program and the Conduit Program.

“Environmental Laws” means all applicable federal, foreign, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“Eurodollar Loan” means a Loan (other than a Swingline Loan) bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Eurodollar Rate (Reserve Adjusted).

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such opposite its name in Schedule I hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) as designated from time to time by written notice from such Lender to the Borrowers and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, with respect to any Eurodollar Loans for any Interest Period, the rate per annum determined by DBTCA at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by DBTCA to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by DBTCA at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a Eurodollar Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted)	=	Eurodollar Rate
1.00 - Eurodollar Reserve Percentage

The Eurodollar Rate (Reserve Adjusted) for any Interest Period for Eurodollar Loans will be determined by the Administrative Agent on the basis of the Eurodollar Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, relative to any Interest Period for Eurodollar Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Event of Default” is defined in Section 9.1.

“Excepted Acquisition” means a Business Acquisition pursuant to which (a) Operations or any of its Subsidiaries acquires a franchisee or the operations of a franchisee, of the “Dollar” brand or “Thrifty” brand vehicle rental business that, in each such case, was a franchisee of, or was conducted as a franchisee of, Dollar or Thrifty on the Effective Date, and (b) neither the Borrower nor any of its Subsidiaries incurred, created, assumed, suffered to exist or became liable with respect to, any Indebtedness in connection with such Business Acquisition (other than Vehicle Debt and Indebtedness permitted under clause (q) of Section 8.2.2).

“Excess Cash Flow” means, for any Fiscal Year of the Borrower, an amount equal to the excess of (a) the sum, without duplication, of (i) Corporate EBITDA for such Fiscal Year, (ii) an amount equal to all extraordinary or non-recurring cash gains for such Fiscal Year to the extent excluded from the calculation of Corporate EBITDA for such Fiscal Year and (iii) decreases in Consolidated Working Capital for such Fiscal Year over (b) the sum, without duplication, of (i) the aggregate amount paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of taxes computed on the basis of income (it being understood and agreed that, in the event the aggregate amount of cash received by the Borrower and its Subsidiaries during such Fiscal Year on account of taxes computed on the basis of income exceeds such aggregate amount paid, such excess shall be added in the determination of Excess Cash Flow), (ii) the aggregate amount paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures (excluding (I) Capital Expenditures for purchases of Vehicles, (II) Capital Expenditures funded with Indebtedness and (III) Capital Expenditures financed with equity proceeds, asset sale proceeds (other than asset sales in the ordinary course of business) and Casualty Proceeds), (iii) the aggregate amount of all prepayments of any amounts outstanding under any revolving credit facility or agreement to which the Borrower or any of its Subsidiaries is a borrower to the extent accompanied by permanent reductions of the commitments to extend credit thereunder, other than (1) prepayments to the extent financed with asset sale proceeds (other than asset sales in the ordinary course of business), equity proceeds, Indebtedness or Casualty Proceeds and (2) Revolving Loans and Swingline Loans, provided that prepayments of Revolving Loans and Swingline Loans shall be deducted in determining Excess Cash Flow to the extent such prepayments were made with internally generated cash flow and were accompanied by a corresponding permanent reduction in the Revolving Loan Commitment Amount, (iv) the aggregate amount of all principal payments of Indebtedness of the Borrower or its Subsidiaries (including any term loans and the principal component of payments in respect of capitalized lease liabilities) made during such Fiscal Year, other than (1) payments of Vehicle Debt, (2) payments in respect of any revolving credit facility or agreement (including this Agreement), (3) payments to the extent financed with asset sale proceeds (other than asset sales in the ordinary course of business), equity proceeds, Indebtedness or Casualty Proceeds, and (4) payments of Term Loans, provided that payments of Term Loans shall be deducted in determining Excess Cash Flow to the extent that such payments were made with internally generated cash flow or were required as a result of a Scheduled Term Loan Repayment pursuant to Section 3.1(d), (v) increases in Consolidated Working Capital for such Fiscal Year, (vi) the amount of Investments made during such Fiscal Year in cash to the extent that such Investments were financed with internally generated cash flow of the Borrower and its Subsidiaries, other than (A) Investments described in clauses (b), (e), (f), (g)(i), (h) and (i) of Section 8.2.5 and (B) Investments in any Person that do not exceed the aggregate amount of dividends or other return of capital received by the Borrower or a Subsidiary Guarantor in cash during such Fiscal Year or any prior Fiscal Year (but not prior to the 2007 Fiscal Year) from such Person, (vii) an amount equal to the sum of (I) all Non-Vehicle Interest Expense paid in cash by the Borrower or its Subsidiaries during such Fiscal Year and (II) all Vehicle Interest Expense paid in cash by the Borrower or its Subsidiaries during such Fiscal Year to the extent related to Recourse Vehicle Debt in excess of $325,000,000 and (viii) an amount equal to all gains on asset sales the Net Disposition Proceeds of which were applied to repay Term Loans or reinvested in either case pursuant to Section 3.1(e) during such Fiscal Year.

“Excess Cash Payment Date” means the date occurring 90 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ending on December 31, 2008).

“Excess Cash Payment Period” means, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding Fiscal Year of the Borrower.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Receivable” means any receivable or other right of the Borrower, Operations, Thrifty or any Subsidiary of Operations or Thrifty that is (a) subject to a Lien which is not a Lien in favor of the Administrative Agent for the benefit of the Lenders and (b) (i) an obligation payable to RCFC in respect of Vehicles leased or financed pursuant to the Lease or the Master Lease (as defined in the Base Indenture), (ii) an obligation of a manufacturer of a Vehicle securing Vehicle Debt pursuant to a Vehicle Disposition Program (as defined in the Base Indenture), including any right to receive incentive payments in respect of any transportation allowance, return allowance, retention bonus or otherwise, (iii) an obligation of an insurer or governmental entity with respect to a Casualty Event in respect of a Vehicle securing Vehicle Debt, (iv) an obligation of a Person in respect of the purchase price of a Vehicle securing Vehicle Debt, (v) an obligation of a Person, as lessee or sublessee, to Operations or Thrifty, as lessor or sublessor, in respect of any lease or sublease of a Vehicle securing Vehicle Debt, (vi) an obligation of any Person under an insurance contract in respect of any Vehicle securing Vehicle Debt or (vii) proceeds of any of the items set forth in the preceding clauses (b)(i) through (vi) that are not commingled with any other assets of the Borrower or any such Subsidiary thereof, excluding, for the avoidance of doubt, monies due or to become due from the retail rental of Vehicles.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of April 1, 2004, among the Borrower, Operations, Thrifty, various financial institutions as lenders and Credit Suisse (formerly known as Credit Suisse First Boston), as in effect on the Initial Borrowing Date.

“Existing Indebtedness Agreements” is defined in Section 6.1.5.

“Existing Material Property” means each property listed on Schedule III attached hereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a)          the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)          if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by DBTCA from three federal funds brokers of recognized standing selected by it.

“Fee Letter” is defined in Section 3.3.2.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31 or such other date permitted pursuant to Section 8.2.15; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on the December 31 (or such other date permitted pursuant to Section 8.2.15) occurring during such calendar year.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a state thereof executed and delivered by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Pledged Shares and/or Pledged Notes (as such terms are defined in the Pledge Agreement).

“Foreign Subsidiary” means any Subsidiary of the Borrower (a) which is organized under the laws of any jurisdiction outside of the United States of America, (b) which conducts the major portion of its business outside of the United States of America and (c) all or substantially all of the property and assets of which are located outside of the United States of America.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).

“General Letters of Credit” means Letters of Credit issued for general corporate purposes (including performance and insurance bonds).

“Guaranteed Obligations” is defined in Section 4.10.1.

“Hazardous Material” means

(a)	any “hazardous substance”, as defined by CERCLA;

(b)          any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c)          any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, foreign, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Agreements” means, collectively, currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect a Person against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“herein ,” “hereof,” “hereto ,” “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Impermissible Qualification” means, relative to the opinion or certification of any independent registered public accounting firm as to any financial statement of the Borrower or any other Obligor, any qualification or exception to such opinion or certification

(a)	which is of a “going concern” or similar nature;

(b)          which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)          which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower or such other Obligor to be in default of any of its obligations under Section 8.2.4.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means, without duplication:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)          all obligations, contingent or otherwise, relative to the face amount of all letters of credit, bonds (including Surety Bonds) and similar obligations, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)          all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d)	all obligations of such Person in the nature of overdrafts;
(e)	net liabilities of such Person under all Hedging Obligations;

(f)           whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)	Redeemable Capital Stock; and
(h)	all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Initial Borrowing Date” means the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Intercompany Note” means, with respect to the Borrower or any of its Subsidiaries, as the maker thereof, a promissory note substantially in the form of Exhibit A to the Pledge Agreement (with such modifications as the Administrative Agent may consent to, such consent not to be unreasonably withheld), which promissory note shall evidence all intercompany loans which may be made from time to time by the payee thereunder to such maker and shall be duly endorsed and pledged by the payee in favor of the Administrative Agent.

“Interest Period” means, relative to any Eurodollar Loan, the period beginning on (and including) the date on which such Eurodollar Loan is made or continued as, or converted into, a Eurodollar Loan pursuant to Section 2.3 or 2.4 and ending on (but excluding) the day which (x) numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month) and (y) to the extent permitted by the Administrative Agent in its sole discretion, less than one month , in either case as the Borrower may select in its relevant written notice pursuant to Section 2.3 or 2.4; provided, however, that

(a)          the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

(b)          Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

(c)          if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(d)          no Interest Period in respect of any Tranche of Loans may end later than the applicable Maturity Date for such Tranche of Loans.

“Investment” means, relative to any Person,

(a)          any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

(b)	any Contingent Liability of such Person; and

(c)          any ownership or similar interest held by such Person in any other Person; provided, however, that ownership or similar interests acquired by such Person with funds constituting compensation to an employee of such Person, in each case pursuant to an employee benefit plan being maintained by such Person in accordance with all applicable laws, shall not constitute Investments hereunder so long as the financial statements of such Person reflect such Person’s obligation to such employee (as a liability on such Person’s balance sheet or otherwise) with respect to such ownership or similar interest.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Issuance Request” means a request and certificate duly executed by the chief executive, accounting or financial Authorized Officer of the Borrower, in substantially the form of Exhibit B-2 attached hereto (with such changes thereto as may be agreed upon from time to time by the Administrative Agent and the Borrower).

“Issuer” means DBTCA or any of its affiliates, and/or any other Lender having short-term credit ratings of A-1 (or better) from S&P and P-1 from Moody’s which has agreed to issue one or more Letters of Credit at the request of the Administrative Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit L hereto.

“Lenders” is defined in the preamble and, in addition, shall include any commercial bank or other financial institution that becomes a Lender pursuant to Section 11.11.1.

“Letter of Credit” means, collectively, Enhancement Letters of Credit and General Letters of Credit, which letters of credit, in each case, shall be irrevocable standby letters of credit in such form as may be requested by the Borrower and approved by the Issuer.

“Letter of Credit Commitment” means, relative to any RL Lender, such RL Lender’s obligation to issue (in the case of the Issuer) or participate in (in the case of all RL Lenders) Letters of Credit pursuant to Section 2.1.2.

“Letter of Credit Commitment Amount” means, on any date, $350,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.3.

“Letter of Credit Outstandings” means, at any time, an amount equal to the sum of

(a)          the aggregate Stated Amount at such time of all Letters of Credit then outstanding and undrawn (as such aggregate Stated Amount shall be adjusted, from time to time, as a result of drawings, the issuance of Letters of Credit, or otherwise);

plus

(b)          the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, at any time, the ratio of

(a)	Corporate Debt at such time;

to

(b)          Corporate EBITDA for the four consecutive Fiscal Quarters ending on the last day of the Fiscal Quarter most recently completed prior to or at such time.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Liquidity Facility” means the 364 day revolving liquidity facility entered into from time to time by Dollar Thrifty Funding in connection with the CP Program to provide liquidity for the commercial paper issued pursuant to the CP Program.

“Liquidity Obligation” is defined in Section 4.5.

“Loan” means each Term Loan, each Revolving Loan and each Swingline Loan.

“Loan Document” means this Agreement, the Notes, the Security Documents, the Subsidiary Guaranty, the Letters of Credit, the Enhancement Letter of Credit Application and Agreements, the CP Enhancement Letter of Credit Application and Agreements, each Rate Protection Agreement and each other agreement, certificate, document or instrument delivered in connection with this Agreement or any such other agreement and designated to be a “Loan Document” therein.

“LOC Liquidity Disbursement” means, with respect to any Enhancement Letter of Credit, (i) any drawing thereunder to the extent such drawing is for the purpose of providing liquidity support to Dollar Thrifty Funding or another SPC which has issued highly rated commercial paper in connection with the financing of Vehicles, including any LOC Liquidity Disbursement (as defined in a CP Enhancement Letter of Credit Application and Agreement) under a CP Enhancement Letter of Credit and (ii) the portion of any LOC Termination Disbursement (as defined in a CP Enhancement Letter of Credit Application and Agreement) allocable to Dollar Thrifty Funding as a result of a ratings downgrade of the Issuer of such CP Enhancement Letter of Credit, the failure to extend such CP Enhancement Letter of Credit or otherwise.

“Mandatory Borrowing” is defined in Section 2.1.1(d).

“Master Collateral Agency Agreement” means the Second Amended and Restated Master Collateral Agency Agreement dated as of February 14, 2007, among RCFC, Operations and Thrifty, as grantors, the various financing sources and beneficiaries parties thereto, and DBTCA, as master collateral agent, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Material Adverse Effect” means (i) a material adverse effect on the business, property, operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document or (y) on the ability of the Borrower or the Obligors (taken as a whole) to perform its or their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document.

“Maturity Date” means the Revolving Loan Maturity Date, the Term Loan Maturity Date and the Swingline Expiry Date, as applicable.

“Maximum Swingline Amount” means $10,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage or deed of trust, as the case may be, executed and delivered pursuant to Section 6.1.12 or 8.1.8, substantially in the form of Exhibit H-1 or H-2 respectively, attached hereto, as amended, supplemented, restated or otherwise modified from time to time.

“Mortgage Policy” means a lender’s title insurance policy (Form 1992).

“Mortgaged Property” means any Real Property owned by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“MTN Program” means the medium term note programs implemented through RCFC secured by vehicles and related assets, which medium term note programs provide funds for the purchase of additional vehicles.

“MTN Program Documents” means the Base Indenture, each Base Indenture Supplement thereto relating to the MTN Program, the Master Collateral Agency Agreement, the master lease and servicing agreement relating to the MTN Program, and each other material agreement, instrument and document delivered in connection with the MTN Program, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Net Disposition Proceeds” means the excess of

(a)          the gross cash proceeds received by the Borrower or any of its Subsidiaries from any sale, transfer or conveyance of assets permitted pursuant to clause (c) of Section 8.2.10 (collectively referred to herein for purposes of this definition as a “permitted disposition”), including and together with any amounts collected by the vendor of such assets in respect of the taxes described in clause (b)(ii) below, and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Subsidiary in respect of any permitted disposition (provided that, in the event the aggregate amount of such proceeds resulting from such permitted disposition do not exceed $250,000, such proceeds shall not constitute Net Disposition Proceeds), over

(b)	the sum of

(i) all fees and expenses with respect to legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such permitted disposition which have not been paid (other than in the case of reasonable out-of-pocket expenses) to Affiliates of the Borrower;

plus

(ii) all taxes and other governmental costs and expenses actually paid or estimated by the Borrower or such Subsidiary (in good faith) to be payable in cash in connection with such permitted disposition;

plus

(iii) payments made by the Borrower or such Subsidiary to retire Indebtedness (other than the Loans) of the Borrower or such Subsidiary where payment of such Indebtedness is required in connection with such permitted disposition;

provided, however, that if, after the payment of all taxes with respect to such permitted disposition, the amount of estimated taxes, if any, pursuant to clause (b)(ii) above exceeded the tax amount actually paid in respect of such permitted disposition, the aggregate amount of such excess shall, at such time, constitute Net Disposition Proceeds.

“Net Equity Proceeds” means, with respect to the sale or issuance by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) of any Capital Stock or any warrants or options with respect to such Capital Stock or the exercise of any such warrants or options, the excess of:

(a)          the gross cash proceeds received by the Borrower or such Subsidiary from such sale, exercise or issuance, other than proceeds received with respect to (i) employee incentive compensation plans (including incentive stock options), (ii) employee stock purchase plans (including deferred stock purchase plans) and (iii) direct purchase plans (other than the plans described in the preceding clauses (i) and (ii)) to the extent such proceeds from direct purchase plans do not exceed $1,000,000 in any Fiscal Year, over

(b)          all fees and expenses with respect to underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance or exercise which have not (other than in the case of reasonable out-of-pocket expenses) been paid to Affiliates of the Borrower in connection therewith.

“Net Income” means, for any applicable period, the aggregate of all amounts which, in accordance with GAAP, would be included as net earnings (or net loss) on a consolidated statement of operations of the Borrower and its Subsidiaries for such period (excluding therefrom non-cash gains and non-cash charges arising from marking to market the fair value of Hedging Agreements in accordance with Statement of Financial Account Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” and any related income tax effects).

“Net Issuance Proceeds” means, as to any issuance of indebtedness for borrowed money by the Borrower or any of its Subsidiaries (other than Indebtedness permitted by Section 8.2.2 (except clause (r) thereof)), the excess of:

(a)          the gross cash proceeds received by the Borrower or such Subsidiary from such issuance,

over

(b)          all fees and expenses with respect to underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such issuance and any prepayment premiums or penalties paid in respect of any indebtedness refinanced with such proceeds in accordance with the terms of this Agreement, which in each case have not (other than in the case of reasonable out-of-pocket expenses) been paid to Affiliates of the Borrower in connection therewith.

“Net Worth” means, with respect to any Person at any date, on a consolidated basis for such Person and its Subsidiaries, the excess of:

(a)           the sum of capital stock (other than Redeemable Capital Stock) taken at par value, capital surplus (other than in respect of Redeemable Capital Stock) and retained earnings (or accumulated deficit) of such Person at such date (excluding therefrom, to the extent excluded in determining Net Income which is reflected in such retained earnings (or accumulated deficit), non-cash gains and non-cash charges arising from marking to market the fair value of Hedging Agreements in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” and any related income tax effects);

over

(b)          treasury stock of such Person and, to the extent included in the preceding clause (a), minority interests in Subsidiaries of such Person at such date.

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.

“Non-Material Subsidiary” means any Subsidiary of the Borrower that

(a)          accounted for no more than 1½% of consolidated revenues of the Borrower and its Subsidiaries or 1½% of consolidated net earnings of the Borrower and its Subsidiaries, in each case for the four consecutive Fiscal Quarters of the Borrower ending on the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower to the Administrative Agent, and

(b)          has assets which represent no more than 1½% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the last Fiscal Quarter of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower to the Administrative Agent, to the extent that Non-Material Subsidiaries do not

(i) account in the aggregate for more than 2½% of consolidated revenues of the Borrower and its Subsidiaries or 2½% of consolidated net earnings of the Borrower and its Subsidiaries in each case for the four consecutive Fiscal Quarters of the Borrower ending on the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1 financial statements have been, or are required to have been, delivered by the Borrower, to the Administrative Agent, or

(ii) have assets which represent more than 2½% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the last Fiscal Quarter of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower to the Administrative Agent;

provided that none of the Subsidiary Guarantors or SPCs shall be deemed to be a “Non-Material Subsidiary”.

“Non-Vehicle Debt” means

(a)	Total Debt

minus

(b)	to the extent included in such Total Debt, Vehicle Debt.

“Non-Vehicle Interest Expense” means, for any applicable period, the excess of

(a)          the aggregate consolidated gross interest expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP (“Aggregate Interest Expense”), including (i) commitment fees paid or owed with respect to the then unutilized portion of the Revolving Loan Commitment Amount, (ii) all other fees paid or owed with respect to the issuance or maintenance of Contingent Liabilities (including letters of credit), which, in accordance with GAAP, would be included as interest expense, (iii) net costs or benefits under Hedging Agreements and (iv) the portion of any payments made in respect of Capitalized Lease Liabilities of the Borrower and its Subsidiaries allocable to interest expense, but excluding the amortization of debt issuance costs and other financing expenses incurred in connection with this Agreement and the other transactions contemplated hereby;

over

(b)          to the extent included in the preceding clause (a), gross interest expense in respect of Vehicle Debt (“Vehicle Interest Expense”).

“Note” means each Term Note, each Revolving Note and the Swingline Note.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured, direct or indirect, choate or inchoate, sole, joint, several or joint and several, due or to become due, heretofore or hereafter contracted or acquired) of the Borrower and each other Obligor arising under or in connection with this Agreement, the Notes, the Letters of Credit and each other Loan Document.

“Obligor” means, as the context may require, the Borrower and any other Person (other than any Agent, the Issuer, any Lender or any other Secured Party) to the extent such Person is obligated under, or otherwise a party to, this Agreement or any other Loan Document; provided that (i) RCFC shall not be an Obligor as a result of having executed and delivered any Enhancement Letter of Credit Application and Agreement and (ii) Dollar Thrifty Funding shall not be an Obligor except to the extent relating to Liquidity Obligations.

“OECD” means the Organization for Economic Cooperation and Development.

“Operations” means DTG Operations, Inc., an Oklahoma corporation, and a Wholly Owned Subsidiary of the Borrower.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of capital stock.

“Outstanding Enhancement Letter of Credit” is defined in Section 4.2.

“Participant” is defined in Section 11.11.2.

“Patriot Act” means the USA PATRIOT ACT (Title 111 of Pub. L 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (including multiemployer plans as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Business Acquisition” means any Business Acquisition, so long as

(a)	(i) such Business Acquisition is a Permitted Stock Acquisition; or

(ii) such Business Acquisition is an Excepted Acquisition; or

(iii) in the case of a Business Acquisition other than a Permitted Stock Acquisition or Excepted Acquisition, the aggregate amount of expenditures of the Borrower and its Subsidiaries (excluding Vehicle Debt but including the aggregate amount of any and all other Indebtedness assumed in connection therewith and including the fair market value of any shares of Capital Stock of the Borrower issued in connection therewith) in respect of such Business Acquisition (such amount, the “Subject Amount”), when added to the aggregate amount of all such expenditures of the Borrower and its Subsidiaries in respect of Business Acquisitions (other than Permitted Stock Acquisitions and Excepted Acquisitions) during the Fiscal Year in which such Subject Amount would be expended, does not exceed $10,000,000 for such Fiscal Year; provided that, in the event the Borrower and/or a Subsidiary of the Borrower executes and delivers binding definitive documentation with respect to such Business Acquisition in one Fiscal Year and such Business Acquisition is consummated in the initial 90 days of the immediately succeeding Fiscal Year, the Borrower may elect, for the purposes of this clause (a)(iii), to treat such Business Acquisition as having occurred in the Fiscal Year in which such definitive documentation was executed and delivered;

provided, however, that, after giving effect to each Business Acquisition described in this clause (a) (including each Excepted Acquisition) (A) there shall be at least $75,000,000 of unused and available Revolving Loan Commitments and/or Unrestricted Cash on hand at the Borrower and the Subsidiary Guarantors (on a consolidated basis) and (B) there shall be no more than $25,000,000 in the aggregate of unpaid and outstanding Revolving Loans, Swingline Loans and Reimbursement Obligations; and

(b)          such Business Acquisition was not preceded by an unsolicited tender offer for the Capital Stock of the Person subject to such Business Acquisition by, or by a proxy contest initiated by, the Borrower or any of its Subsidiaries; and

(c)          in the event the Subject Amount (which amount shall include, in the event such Business Acquisition is to be consummated in a series of related transactions, the aggregate amount of all such expenditures of the Borrower and its Subsidiaries in respect of such related transactions), including each Subject Amount with respect to an Excepted Acquisition, would exceed $10,000,000 or in the event any portion of the consideration in respect of such Business Acquisition is in Capital Stock of the Borrower, the Administrative Agent shall have received a Compliance Certificate executed by the chief financial Authorized Officer of the Borrower certifying and, if reasonably requested by the Administrative Agent, showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) that on a historical pro forma basis (after giving effect to such Business Acquisition and all transactions related thereto (including all Indebtedness that would be assumed or incurred as a result of such acquisition) and all Business Acquisitions consummated prior thereto during the applicable periods thereunder) as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower and the Borrower would be in compliance with Section 8.2.4 as of the last day of such Fiscal Quarter.

“Permitted Stock Acquisition” means any Business Acquisition in respect of a Person that is actively engaged in the business of renting for general use passenger automobiles, light and medium duty trucks and vans, so long as the consideration paid in connection with such Business Acquisition consists solely of Capital Stock of the Borrower issued in connection therewith and the assumption of Vehicle Debt (if any).

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, joint stock company, firm, association, trust or unincorporated organization, government, governmental agency, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Pledge Agreement” means the Pledge Agreement executed and delivered by the Borrower and the Subsidiary Guarantors pursuant to Section 6.1.10, a copy of which is attached hereto as Exhibit E, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Pledge Agreement Collateral” means all “Collateral” under, and as defined in, the Pledge Agreement.

“Projections” means the projections that were prepared by the Borrower in connection with this Agreement and presented to the Administrative Agent and the Lenders on May 21, 2007 at a meeting among the Borrower, the Administrative Agent and the Lenders.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Rate Protection Agreement” means any Hedging Agreement entered into by the Borrower under which the counterparty of such agreement is (or, at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender; it being understood and agreed that any Hedging Agreement entered into by the Borrower prior to the Initial Borrowing Date with a counterparty that becomes a Lender (or an Affiliate thereof) on the Initial Borrowing Date shall be a Rate Protection Agreement.

“Rating Agencies” means S&P and Moody’s.

“RCFC” means Rental Car Finance Corp., a special purpose, bankruptcy remote, Wholly Owned Subsidiary of the Borrower.

“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recourse Vehicle Debt” means Vehicle Debt which provides for recourse to the Borrower or any Subsidiary thereof (other than any SPC).

“Redeemable Capital Stock” means Capital Stock of the Borrower or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of Common Stock) on or prior to June 15, 2015, (ii) is redeemable at the option of the holder thereof (for consideration other than shares of Common Stock) at any time prior to such date or (iii) is convertible into or exchangeable for debt securities of the Borrower or any of its Subsidiaries at any time prior to such date.

“Refinancing” is defined in Section 6.1.6(a).

“Register” is defined in Section 11.11.1.

“Reimbursement Due Date” is defined in Section 4.5.

“Reimbursement Obligation” is defined in Section 4.6.

“Release” means a “release,” as such term is defined in CERCLA.

“Replacement Lender” is defined in Section 11.11.3.

“Replacement Letter of Credit” is defined in Section 4.2.

“Required Lenders” means, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Revolving Loan Commitment Amount in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Required Revolving Lenders” means, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of the Revolving Loan Commitment Amount in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Revolving Commitment Termination Date” means the earliest of

(a)          the Business Day immediately preceding the Revolving Loan Maturity Date;

(b)          the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2.2; and

(c)	the date on which any Revolving Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c) above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Commitment Termination Event” means

(a)          the occurrence of any Event of Default described in clauses (a) through (d) of Section 9.1.9; or

(b)	the occurrence and continuance of any other Event of Default and either.

(x)          the declaration of all or any portion of the Loans to be due and payable pursuant to Section 9.3, or

(y)          the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Revolving Loan Commitments have been terminated.

“Revolving Loan” is defined in Section 2.1.1(b).

“Revolving Loan Commitment” means, for each Lender, the amount set forth opposite such Lender’s name in Schedule I(A) directly below the column entitled “Revolving Loan Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 2.2.3 and/or 9, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.11.

“Revolving Loan Commitment Amount” means, on any date, $350,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Revolving Loan Maturity Date” means June 15, 2013.

“Revolving Note” is defined in Section 2.6(b).

“RL Lender” means each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time means a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Revolving Loan Commitment Amount at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Revolving Loan Commitment Amount has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” means Standard & Poor’s Ratings Services.

“Scheduled Term Loan Repayment” is defined in Section 3.1(d).

“Scheduled Term Loan Repayment Date” is defined in Section 3.1(d).

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Lenders, the Issuer, the Administrative Agent, each counterparty to a Rate Protection Agreement and each of their respective successors, transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement executed and delivered by the Borrower and the Subsidiary Guarantors pursuant to Section 6.1.11, a copy of which is attached hereto as Exhibit F, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Agreement Collateral” means all “Collateral” under, and as defined in, the Security Agreement.

“Security Documents” means (i) each Mortgage, (ii) the Security Agreement, (iii) the Pledge Agreement, (iv) the Foreign Pledge Agreements (if any), and (v) all security agreements, mortgages, deeds of trust, pledges, collateral assignments or any other instrument evidencing or creating any security interest in favor of the Administrative Agent in any asset or property of the Borrower or any of its Subsidiaries, in each case as amended, supplemented or otherwise modified from time to time.

“SPC” means RCFC, Dollar Thrifty Funding, TCL Funding Limited Partnership, a financing partnership organized under the laws of Canada, each successor entity thereto, and any other special purpose entity formed for the sole purpose of financing the acquisition of Vehicles.

“Stated Amount” of any letter of credit (including each Letter of Credit) means the maximum amount available for drawing thereunder (whether or not any conditions to drawing can then be met).

“Stated Expiry Date” is defined in Section 4.1.

“Subordinated Debt” means all unsecured Indebtedness of the Borrower or any Subsidiary Guarantor for borrowed money which is subordinated, upon terms satisfactory to the Administrative Agent, in right of payment to the payment in full in cash of all Obligations of the Borrower or such Subsidiary Guarantor, as the case may be.

“Subordinated Intercompany Debt” means unsecured Indebtedness (a) subordinated to the Obligations by provisions substantially in the form set forth in Schedule II hereto and (b) the terms of which (including interest rate) are not more burdensome to the obligor or obligors thereunder than those terms generally available from independent third parties to obligors similarly situated as such obligor or obligors.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding capital stock (or other ownership interest) having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such entity (irrespective of whether at the time capital stock (or other ownership interest) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Guaranty executed and delivered by each Subsidiary of the Borrower that is a party thereto, a copy of which is attached hereto as Exhibit G, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Substitute Lender” is defined in Section 5.10.

“Surety Bond” means any instrument pursuant to which the issuer thereof agrees to pay on behalf of the Borrower or any of its Subsidiaries an amount then due and payable by the Borrower or such Subsidiary to another Person (including an insurer of the Borrower or such Subsidiary).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” means the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” is defined in Section 2.1.1(c).

“Swingline Note” is defined in Section 2.6(b).

“Syndication Agent” is defined in the preamble.

“Syndication Date” means that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 11.11.1) has been completed.

“Taxes” is defined in Section 5.6.

“Tax Sharing Agreement” is defined in Section 6.1.5.

“Term Lender” is defined in Section 3.1(i).

“Term Loan” is defined in Section 2.1.1(a).

“Term Loan Commitment” means, for each Lender, the amount set forth opposite such Lender’s name in Schedule I(A) directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Section 2.2.3 or 9, as applicable.

“Term Loan Commitment Amount” means, on any date, $250,000,000, as such amount may be terminated pursuant to Section 2.2.2.

“Term Loan Maturity Date” means June 15, 2014.

“Term Note” is defined in Section 2.6(b).

“Threshold Net Worth” means, at any time, the sum of (i) $470,121,000, plus (ii) 50% of the Net Income of the Borrower for each Fiscal Year, commencing with the 2007 Fiscal Year, as shall have been completed on or prior to such time (in each case with no reduction for net losses), plus (iii) 100% of Net Equity Proceeds received by the Borrower after the Effective Date from issuances of its Capital Stock.

“Thrifty” means Thrifty Rent-A-Car System, Inc., an Oklahoma corporation, and a Wholly Owned Subsidiary of the Borrower.

“Thrifty Car Sale Business” is defined in the first recital.

“Thrifty Car Sale Franchise Business” is defined in the first recital.

“Thrifty Car Sales” means Thrifty Car Sales, Inc., an Oklahoma corporation and a Wholly Owned Subsidiary of the Borrower.

“Thrifty Holdco” means Thrifty, Inc., an Oklahoma corporation and a Wholly Owned Subsidiary of the Borrower.

“Total Commitment” means, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Debt” means, without duplication, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries, other than Indebtedness of the type described in clause (b), (d) or (e) of the definition of “Indebtedness” or, to the extent in respect of such type of Indebtedness, clause (h) of the definition of “Indebtedness”.

“Tranche” means the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans and Swingline Loans; provided that for purposes of Sections 5.10, 11.1, 11.11 and the definition of “Required Lenders”, Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche”.

“Transaction” means, collectively, (i) the repayment in full of, and the termination of all commitments under, the Existing Credit Agreement, (ii) the execution, delivery and performance by each Obligor of the Loan Documents to which it is a party, and the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof and (iii) the payment of all fees and expenses in connection with the foregoing.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as an ABR Loan or a Eurodollar Loan.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Unrestricted Cash” means all cash and Cash Equivalent Investments that are free of any Lien (other than (i) common law “banker’s liens” or rights of setoff, unless such liens or rights of setoff have been exercised or, to the Borrower’s best knowledge, are threatened to be exercised and (ii) Liens in favor of the Secured Parties under the Security Documents).

“U.S. Dollar” and the symbol “$” mean the lawful currency of the United States.

“U.S. Government Obligations” means direct obligations of, or obligations the timely payment of principal of and interest on which is fully and unconditionally guaranteed by, the United States.

“U.S. Tax Compliance Certificate” is defined in clause (b)(Y) of Section 5.6.

“Vehicle Debt” means Indebtedness relating solely to the financing or leasing of any Vehicle and secured thereby (and by related collateral).

“Vehicle Interest Expense” is defined in clause (b) of the definition of “Non-Vehicle Interest Expense.”

“Vehicles” means all existing and hereafter acquired motor vehicle inventory of Operations, Thrifty or Dollar and their respective Subsidiaries (including such inventory owned by other Subsidiaries of the Borrower, including RCFC, that is leased to Operations, Thrifty or Dollar or their respective Subsidiaries), consisting of passenger automobiles, shuttle buses, vans and light and medium duty trucks, whether owned or leased and whether held for purposes of sale, lease, rental or internal management use.

“Voting Stock” means, with respect to any Person, Capital Stock in respect of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time the Capital Stock of any other class or classes shall have or might have voting power by reason of the occurrence of any contingency).

“Waivable Mandatory Repayment” is defined in Section 3.1(i).

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary all the Capital Stock (other than directors’ qualifying shares that are required under applicable law) of which is owned by such Person or another Wholly Owned Subsidiary of such Person.

Section 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Continuation/Conversion Notice, Issuance Request, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

Section 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4. Accounting and Financial Determinations. (a) Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 8.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP unless otherwise indicated. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

(b)          If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VIII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VIII or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Lenders. In the event of any such notification from the Borrower or the Administrative Agent and until such notice is withdrawn or such covenant is so amended, the Borrower will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 8.1.1 (the “Current GAAP Financials”), (i) the financial statements described in Section 8.1.1 based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.

ARTICLE II

Commitments, Borrowing Procedures and Notes

Section 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article VI), each Lender severally agrees as follows:

Section 2.1.1. Loan Commitment. (a) Each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in U.S. Dollars and (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that (A) except as otherwise specifically provided herein, all Term Loans comprising the same Borrowing shall at all times be of the same type and (B) unless either the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this proviso shall no longer be applicable), prior to the 30th day following the Initial Borrowing Date, Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans are subject to an Interest Period of one month which begins on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid or prepaid, Term Loans may not be reborrowed.

(b)           Each RL Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Commitment Termination Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower in an amount equal to such RL Lender’s RL Percentage of the aggregate amount of the Borrowing of Revolving Loans requested by the Borrower at such time, which Revolving Loans (i) shall be denominated in U.S. Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that, except as otherwise specifically provided herein, all Revolving Loans comprising the same Borrowing shall at all times be of the same type, and (iii) may be repaid and reborrowed in accordance with the provisions hereof.

(c)          The Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as ABR Loans, (ii) shall be denominated in U.S. Dollars and (iii) may be repaid and reborrowed in accordance with the provisions hereof.

(d)          On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 9.1.9 or upon the exercise of any of the remedies provided in Section 9.2 or 9.3), in which case one or more Borrowings of Revolving Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 9.2 or 9.3) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Section 6.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Revolving Loan Commitment Amount at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding specified in Section 9.1.9 with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 9.2 or 9.3), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as ABR Loans hereunder for each day thereafter.

Section 2.1.2. Commitment to Issue Letters of Credit. From time to time on any Business Day on or after the Initial Borrowing Date and prior to the fifth Business Day prior to the Revolving Loan Maturity Date, the Issuer will issue, and each RL Lender will participate in, the Letters of Credit, in accordance with Article IV.

Section 2.1.3. Lenders Not Permitted or Required to Make Revolving Loans, Swingline Loans or Issue Letters of Credit Under Certain Circumstances. (A) No RL Lender shall be permitted or required to

(a)          make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans

(i) of all RL Lenders, together with all outstanding Swingline Loans and Letter of Credit Outstandings, would exceed the Revolving Loan Commitment Amount,

(ii) of such RL Lender would exceed such RL Lender’s RL Percentage of the Revolving Loan Commitment Amount, or

(iii) of such RL Lender, together with its RL Percentage of all outstanding Swingline Loans and Letter of Credit Outstandings, would exceed such RL Lender’s RL Percentage of the Revolving Loan Commitment Amount; or

(b)          issue (in the case of the Issuer) any Letter of Credit if, after giving effect thereto

(i) all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount,

(ii) all Letter of Credit Outstandings, together with the aggregate outstanding principal amount of all Revolving Loans of all RL Lenders and all Swingline Loans would exceed the Revolving Loan Commitment Amount,

(iii) such RL Lender’s RL Percentage of all Letter of Credit Outstandings (after giving effect to Section 4.4) would exceed such Lender’s RL Percentage of the Letter of Credit Commitment Amount, or

(iv) such Lender’s RL Percentage of all Letter of Credit Outstandings (after giving effect to Section 4.4) and all Swingline Loans, together with the aggregate outstanding principal amount of all Revolving Loans of such RL Lender would exceed such RL Lender’s RL Percentage of the Revolving Loan Commitment Amount.

Notwithstanding anything to the contrary contained herein, the Issuer shall not be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuer from issuing such Letter of Credit or any requirement of law applicable to the Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated hereunder) not in effect with respect to the Issuer on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to the Issuer as of the date hereof and which the Issuer reasonably and in good faith deems material to it; or (ii) in the event that a Lender Default exists with respect to an RL Lender, unless the Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuer’s risk with respect to the participation in Letters of Credit by such RL Lender or Lenders, including by cash collateralizing such RL Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(B)      The Swingline Lender shall not be permitted or required to make any Swingline Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Swingline Loans

(i) would exceed the Maximum Swingline Amount, or

(ii) together with the aggregate outstanding principal amount of all Revolving Loans and all Letter of Credit Outstandings, would exceed the Revolving Loan Commitment Amount.

Notwithstanding anything to the contrary contained herein, (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to such RL Lender’s or Lenders’ participation in such Swingline Loans, including by cash collateralizing such RL Lender’s or RL Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Obligor or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

Section 2.2. Reduction of Commitment Amounts; Payments. The Term Loan Commitment Amount, the Revolving Loan Commitment Amount and the Letter of Credit Commitment Amount are subject to reduction from time to time pursuant to this Section 2.2.

Section 2.2.1. Optional. The Borrower may, from time to time on any Business Day, voluntarily reduce the unused amount of the Revolving Loan Commitment Amount; provided, however, that all such reductions shall require at least three Business Days’ prior written notice to the Administrative Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.

Section 2.2.2. Mandatory. (a) The Term Loan Commitment Amount, the Revolving Loan Commitment Amount and the Letter of Credit Commitment Amount (and the Commitments of each Lender) shall each terminate in its entirety on July 31, 2007, unless the Initial Borrowing Date has occurred on or prior to such date.

(b)          In addition to any other mandatory commitment reductions pursuant to this Section 2.2.2, the Term Loan Commitment Amount (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Term Loans on such date).

(c)          In addition to any other mandatory commitment reductions pursuant to this Section 2.2.2, each of the Revolving Loan Commitment Amount and the Letter of Credit Commitment Amount shall terminate in its entirety upon the earlier of (i) the Revolving Commitment Termination Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change in Control occurs.

(d)          Each reduction to, or termination of, the Revolving Loan Commitment Amount and the Letter of Credit Commitment Amount pursuant to this Section 2.2.2, shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment and Letter of Credit Commitment of each RL Lender.

Each such reduction in the Term Loan Commitment Amount, the Revolving Loan Commitment Amount and the Letter of Credit Commitment Amount (and the related Commitments) shall be permanent and automatic.

Section 2.2.3. Corresponding Reductions. Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the then current amount of the Letter of Credit Commitment Amount, shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount, to the amount of the Revolving Loan Commitment Amount as so reduced, without any further action on the part of the Administrative Agent, the Lenders or otherwise.

Section 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m. (New York City, New York time) on a Business Day, the Borrower may from time to time irrevocably request,

(a)          on not less than one Business Day (but in any event not more than five Business Days’ notice) in the case of ABR Loans (other than Swingline Loans),

(b)          on not less than three (but in any event not more than five) Business Days’ notice in the case of Eurodollar Loans, or

(c)	on such Business Day in the case of Swingline Loans,

(d)          that a Borrowing be made, in the case of ABR Loans (other than Swingline Loans), in a minimum amount of $1,000,000 and an integral multiple of $100,000, in the case of Eurodollar Loans, in a minimum amount of $5,000,000 and an integral multiple of $100,000, in the case of Swingline Loans, in a minimum amount of $100,000 and an integral multiple of $100,000 or, in any such case, in the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans of the respective Tranche specified in such Borrowing Request, and shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 p.m. (New York City, New York time) on such Business Day (or on or before 3:00 p.m. (New York City, New York time) on such Business Day in the case of a Borrowing of Swingline Loans) each Lender with a Commitment of the respective Tranche shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s pro rata portion (determined as provided below) of the requested Borrowing (or, in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). Each such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders (other than in the case of a Mandatory Borrowing), the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages.

Section 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m. (New York City, New York time) on a Business Day, the Borrower may from time to time irrevocably elect with respect to Loans borrowed by it,

(a)	on not less than one Business Day in the case of ABR Loans, or

(b)          on not less than three (but in any event not more than five) Business Days’ notice in the case of Eurodollar Loans,

that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $100,000, in the case of any Eurodollar Loan, be converted into an ABR Loan, or an aggregate minimum amount of $5,000,000 and an integral multiple of $100,000, in the case of any ABR Loan or Eurodollar Loan, as the case may be, be converted into or continued as, as the case may be, a Eurodollar Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to an ABR Loan); provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of the respective Tranche of all Lenders with Commitments under such Tranche, (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Loans when any Default has occurred and is continuing and (iii) Swingline Loans may not be converted into Eurodollar Loans pursuant to this Section 2.4.

Section 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Loan; provided, however, that such Eurodollar Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 5.1, 5.2, 5.3 or 5.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Loans by purchasing deposits in U.S. Dollars in its Eurodollar Office’s interbank eurodollar market.

Section 2.6. Loan Accounts. (a) The Loans and participations in the Letter of Credit Outstandings made by each Lender and the Letters of Credit issued by the Issuer shall be evidenced by one or more loan accounts or records maintained by such Lender or the Issuer, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent, the Issuer and each Lender shall be conclusive absent manifest error of the amount of the Loans, the participations in Letter of Credit Outstandings and the Letters of Credit made by the Lenders and the Issuer, as the case may be, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and Letters of Credit, as the case may be, or of the Lenders with respect to participations in Letter of Credit Outstandings.

(b)          If requested by any Lender, such Lender’s Loans shall be evidenced by (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

ARTICLE III

Repayments, Prepayments, Interest and Fees

Section 3.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each of its (w) Term Loans upon the Term Loan Maturity Date, (y) Revolving Loans upon the Revolving Loan Maturity Date, (y) Swingline Loans upon the Swingline Expiry Date and (z) Loans on the date on which a Change in Control occurs unless the Required Lenders otherwise agree in writing.

(a)          Prior thereto, the Borrower shall have the right to voluntarily prepay the Loans, without premium or penalty (except as may be required by Section 5.4), in whole or in part at any time and from time to time on the following terms and conditions:

(i) the Borrower shall give the Administrative Agent prior to 11:00 a.m. (New York City, New York time) (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay ABR Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid and the amount of such prepayment and the types of Loans of the respective Tranche to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders;

(ii) (x) each partial prepayment of Term Loans pursuant to this Section 3.1(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 3.1(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case) and (z) each partial prepayment of Swingline Loans pursuant to this Section 3.1(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than $5,000,000, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of ABR Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect;

(iii) each prepayment pursuant to this Section 3.1(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and

(iv) each voluntary prepayment in respect of Term Loans made pursuant to this Section 3.1(a) shall be applied to reduce the then remaining Scheduled Term Loan Repayments in a manner to be determined by the Borrower at the time that it delivers a (and as specified in the respective) notice of prepayment pursuant to this Section 3.1(a) (i.e., in direct order of maturity, in inverse order of maturity or pro rata based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto); however, if the Borrower fails to so specify the manner of application in any such notice, such voluntary prepayment shall reduce the then remaining Scheduled Term Loan Repayments of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).

(b)          Prior thereto, the Borrower shall, on any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount at such time, prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Letter of Credit Commitment Amount at such time, the Borrower shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalent Investments equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalent Investments to be held as security for all Obligations of the Borrower to the Issuer and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(c)          Prior thereto, the Borrower shall, immediately upon any acceleration of any Loans pursuant to Section 9.2 or Section 9.3, repay all Loans, unless, pursuant to Section 9.3, only a portion of all Loans is so accelerated.

(d)           In addition to any other mandatory repayments pursuant to this Section 3.1, on each date set forth below (each, a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 3.1(a) or (g), a “Scheduled Term Loan Repayment”):

Scheduled Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2007	$625,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2007	$625,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2008	$625,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2008	$625,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2008	$625,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2008	$625,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2009	$625,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2009	$625,000

Scheduled Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2009	$625,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2009	$625,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2010	$625,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2010	$625,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2010	$625,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2010	$625,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2011	$625,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2011	$625,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2011	$625,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2011	$625,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2012	$625,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2012	$625,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2012	$625,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2012	$625,000

Scheduled Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2013	$625,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2013	$625,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2013	$625,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2013	$625,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2014	$625,000

Term Loan Maturity Date	$233,125,000

(e)          In addition to any other mandatory repayments pursuant to this Section 3.1, on the second Business Day following the receipt by the Borrower or any of its Subsidiaries of any Net Disposition Proceeds, Net Issuance Proceeds or Casualty Proceeds, as the case may be, the Borrower shall be required to repay outstanding Loans in accordance with the requirements of Sections 3.1(g) and (h) in an aggregate amount equal to 100% of such Net Disposition Proceeds, 100% of such Net Issuance Proceeds or 100% of such Casualty Proceeds, as the case may be; provided, however, that, so long as no Default has occurred and is then continuing, no such mandatory repayment shall be required hereunder by

(i)         the amount of Net Disposition Proceeds received by the Borrower or such Subsidiary in any Fiscal Year to the extent (x) such proceeds are applied to the acquisition or construction of property or assets (other than working capital) to be used in the business of the Borrower and its Subsidiaries within 360 days following the receipt thereof and (y) such property and assets (other than such property and assets so acquired or constructed in any Fiscal Year that have an aggregate fair market value not exceeding $2,000,000) are subject to a perfected, first priority Lien in favor of the Administrative Agent, subject only to Liens permitted by clauses (h), (i), (j) and (l) of Section 8.2.3; provided further, however, that Net Disposition Proceeds exceeding $3,500,000 from a single transaction shall not be required to be applied to the repayment of outstanding Loans if (i) the Borrower notifies the Administrative Agent in writing no later than the thirtieth day following the receipt of such Net Disposition Proceeds of the Borrower’s or such Subsidiary’s good faith intention to apply such Net Disposition Proceeds to such replacement, acquisition or construction (and describes in reasonable written detail such proposed application no later than the sixtieth day following the receipt of such Net Disposition Proceeds) within 360 days following the receipt of such Net Disposition Proceeds and (ii) the Borrower or such Subsidiary in fact uses such Net Disposition Proceeds as specified in such notice to the Administrative Agent within 360 days following the receipt of such Net Disposition Proceeds; and

(ii)       the amount of any Casualty Proceeds received by the Borrower or such Subsidiary that are applied to the rebuilding or replacement of the property or assets which were the source of such Casualty Proceeds within 360 days following the receipt of such Casualty Proceeds or such longer period as may otherwise be provided in any Mortgage with respect to such property or assets.

(f)           In addition to any other mandatory repayments pursuant to this Section 3.1, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 3.1(g) and (h); provided, however, so long as no Default then exists and if the Leverage Ratio as of the last day of the respective Excess Cash Payment Period is less than 1.50:1.00, the foregoing percentage shall be reduced to 0% of such Excess Cash Flow.

(g)          Each amount required to be applied pursuant to Sections 3.1(e) and (f) in accordance with this Section 3.1(g) shall be applied (i) first, to repay the outstanding principal amount of Term Loans, and (ii) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), to repay the outstanding principal amount of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans. The amount of each principal repayment of Term Loans made as required by this Section 3.1(g) shall be applied to reduce the then remaining Scheduled Term Loan Repayments in a manner to be determined by the Borrower at the time that it delivers a (and as specified in the respective) notice of repayment pursuant to this Section 3.1(g) (i.e., in direct order of maturity, in inverse order of maturity or pro rata based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto); however, if the Borrower fails to so specify the manner of application in any such notice, such repayment shall reduce the then remaining Scheduled Term Loan Repayments of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).

(h)          With respect to each repayment of Loans required by Section 3.1(b) or required to be applied in accordance with this Section 3.1(h), the Borrower may designate the types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all ABR Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $5,000,000, such Borrowing shall be automatically converted into a Borrowing of ABR Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i)            Notwithstanding anything to the contrary contained in this Section 3.1 or elsewhere in this Agreement (including, without limitation, in Section 11.1), at any time that Term Loans are outstanding, the Borrower shall have the option, in its sole discretion, to give the Lenders with outstanding Term Loans (the “Term Lenders”) the option to waive their pro rata share of a mandatory repayment of Term Loans which is to be made pursuant to Section 3.1(f) (each such repayment, a “Waivable Mandatory Repayment”) upon the terms and provisions set forth in this Section 3.1(i). If the Borrower elects to exercise the option referred to in the immediately preceding sentence, the Borrower shall give to the Administrative Agent written notice of the Borrower’s intention to give the Term Lenders the right to waive a Waivable Mandatory Repayment (including in such notice, the aggregate amount of such proposed repayment) at least five Business Days prior to the date of the proposed repayment, which notice the Administrative Agent shall promptly forward to all Term Lenders (indicating in such notice the amount of such repayment to be applied to each such Term Lender’s outstanding Term Loans). The Borrower’s offer to permit the Term Lenders to waive any such Waivable Mandatory Repayment may apply to all or part of such repayment, provided that any offer to waive part of such repayment must be made ratably to the Term Lenders on the basis of their outstanding Term Loans. In the event that any such Term Lender desires to waive its pro rata share of such Term Lender’s right to receive any such Waivable Mandatory Repayment in whole or in part, such Term Lender shall so advise the Administrative Agent no later than 4:00 p.m. (New York City, New York time) on the date which is two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Term Lender desires to receive in respect of such repayment. If any Term Lender does not reply to the Administrative Agent within the two Business Days, such Term Lender will be deemed not to have waived any part of such repayment. If any Term Lender does not specify an amount it wishes to receive, such Term Lender will be deemed to have accepted 100% of its share of such repayment. In the event that any such Term Lender waives all or part of its share of any such Waivable Mandatory Repayment, the Borrower may retain 100% of the amount so waived by such Term Lender.

Each prepayment of any Loans made pursuant to Section 3.1 shall be without premium or penalty (except as may be required by Section 5.4).

Section 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

Section 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(a)          on that portion maintained from time to time as an ABR Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the relevant Applicable Margin for such Loan; and

(b)          on that portion maintained as a Eurodollar Loan, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate (Reserve Adjusted) for such Interest Period plus the relevant Applicable Margin for such Loan.

All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.

Section 3.2.2. Post-Maturity Rates. Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to ABR Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as ABR Loans from time to time.

Section 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a)	on the Maturity Date therefor;

(b)          on the date of any optional or required payment or prepayment, in whole or in part, of principal outstanding on such Loan (to the extent of the amount prepaid or required to be prepaid);

(c)          with respect to ABR Loans, on each Quarterly Payment Date occurring after the Initial Borrowing Date;

(d)          with respect to Eurodollar Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the same calendar day of every third month of such Interest Period as the day on which such Interest Period commenced);

(e)          with respect to any ABR Loans converted into Eurodollar Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f)           on that portion of any Loans the Maturity Date of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the applicable Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

Section 3.3.1. Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each RL Lender, for the period (including any portion thereof when any of its Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article VI) commencing on the Effective Date and continuing through the Revolving Commitment Termination Date, a commitment fee computed at a rate per annum equal to 0.375% of such RL Lender’s RL Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount (but, for this purpose, disregarding outstanding Swingline Loans as utilization of the Revolving Loan Commitment Amount). Such commitment fee shall be payable by the Borrower, in arrears on each Quarterly Payment Date, after the Effective Date, and on the Revolving Commitment Termination Date.

Section 3.3.2. Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent for its own account, a non-refundable initial fee in the amount set forth in the letter agreement (the “Fee Letter”), dated June 7, 2007, between the Borrower and DBTCA, payable on the Initial Borrowing Date and thereafter, a non-refundable annual fee in the amount set forth in the Fee Letter, payable in advance on each anniversary of the Initial Borrowing Date.

Section 3.3.3. Letter of Credit Face Amount Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the RL Lenders, a fee for each Letter of Credit for the period from and including the date of the issuance of such Letter of Credit to (but not including) the date upon which such Letter of Credit expires or is terminated, calculated at a per annum rate equal to the Applicable Margin with respect to Revolving Loans maintained as Eurodollar Loans on the Stated Amount of such Letter of Credit. Such fee shall be payable by the Borrower in arrears each Quarterly Payment Date, after the Initial Borrowing Date, commencing on the first such date after the issuance of such Letter of Credit.

Section 3.3.4. Letter of Credit Issuing Fee. The Borrower agrees to pay to the Issuer (for its own account) an issuing fee for each Letter of Credit for the period from and including the date of issuance of such Letter of Credit to (but not including) the date upon which such Letter of Credit expires or is terminated equal to the Stated Amount of such Letter of Credit multiplied by the per annum rate of 0.125%. Such fee shall be payable by the Borrower in arrears on each Quarterly Payment Date after the Initial Borrowing Date, and on the Revolving Commitment Termination Date for any period then ending for which such fee shall not theretofore have been paid, commencing on the first such date after the issuance of such Letter of Credit.

Section 3.3.5. Letter of Credit Administrative Fee. The Borrower agrees to pay to the Issuer (for its own account) the amounts set forth in Section 4.3.

ARTICLE IV

Letters of Credit

Section 4.1. Issuance Requests. By delivering to the Administrative Agent and the Issuer an Issuance Request, together with an Enhancement Letter of Credit Application and Agreement if such Issuance Request is in respect of an Enhancement Letter of Credit on or before 11:00 a.m. (New York City, New York time), the Borrower may request, from time to time up to five Business Days prior to the Revolving Commitment Termination Date and on not less than three nor more than 30 Business Days’ notice (or such shorter or longer notice as may be acceptable to the Issuer), in the case of General Letters of Credit, and on not less than 15 nor more than 30 Business Days’ notice (or such shorter or longer notice as may be acceptable to the Issuer), in the case of Enhancement Letters of Credit (provided that the Stated Amount of any such Enhancement Letter of Credit need not be provided to the Issuer in writing until the fifth Business Day prior to the issuance thereof), that the Issuer issue Letters of Credit in support of financial obligations of the Borrower or any other Account Party incurred (in the case of General Letters of Credit) in the ordinary course of business of the Borrower or such Account Party, as the case may be, and which are described in such Issuance Request; provided that, in the case of an Issuance Request that requests an increase in the Stated Amount of an Enhancement Letter of Credit then outstanding, such Issuance Request shall be so delivered on not less than five nor more than fifteen Business Days notice (or such shorter or longer notice as may be acceptable to the Issuer). Upon receipt of an Issuance Request and, if applicable, an Enhancement Letter of Credit Application and Agreement, the Administrative Agent shall promptly notify the Lenders thereof. Each Letter of Credit shall by its terms:

(a)	be issued in a Stated Amount denominated in U.S. Dollars which

(i) is at least $25,000 (or such lesser amount as may be acceptable to the Issuer);

(ii) does not exceed (or would not exceed)

(A) an amount equal to the excess, if any, of (x) the Revolving Loan Commitment Amount over (y) the sum of all Letter of Credit Outstandings plus the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans, or

(B) an amount equal to the excess, if any, of the Letter of Credit Commitment Amount over all Letter of Credit Outstandings; and

(b)          be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (i) (A) one year from its date of issuance, in the case of a General Letter of Credit, and (B) three years from its date of issuance, in the case of an Enhancement Letter of Credit, and (ii) five Business Days prior to the Revolving Loan Maturity Date.

Each Letter of Credit may contain an “evergreen” or similar automatic extension feature (on terms reasonably acceptable to the Issuer), provided that (x) the Stated Expiry Date of any issued General Letter of Credit may only be extended for an additional period not to exceed the earlier of (A) one year from its date of extension and (B) five Business Days prior to the Revolving Loan Maturity Date and (y) the Stated Expiry Date of any issued Enhancement Letter of Credit for an additional period not to exceed the earlier of (A) two years from its date of extension and (B) five Business Days prior to the Revolving Loan Maturity Date. Each Enhancement Letter of Credit that provides for LOC Liquidity Disbursements shall be issued pursuant to a CP Enhancement Letter of Credit Application and Agreement substantially in the form of Exhibit J-2, with such modifications thereto as the Administrative Agent and the Issuer may consent (a “CP Enhancement Letter of Credit Application and Agreement”). Notwithstanding any provision contained in the foregoing to the contrary, the Borrower may not request the issuance of, and the Issuer shall not have any obligation to issue, any Letter of Credit at any time when, and so long as, there shall be outstanding in the aggregate 75 Letters of Credit, unless otherwise consented to by the Issuer and the Administrative Agent.

Section 4.2. Issuances and Extensions. On the terms and subject to the conditions of this Agreement (including Article VI), the Issuer shall issue Letters of Credit, and extend the Stated Expiry Dates of outstanding Letters of Credit, in accordance with the Issuance Requests made therefor and, if applicable, the Enhancement Letter of Credit Application and Agreement relating thereto; provided, however, that the issuance of an Enhancement Letter of Credit (a “Replacement Enhancement Letter of Credit”) to replace another outstanding Enhancement Letter of Credit (an “Outstanding Enhancement Letter of Credit”) shall not require the satisfaction of the terms and conditions set forth in Section 6.2.1 so long as (a) the issuance of the Replacement Enhancement Letter of Credit is required under the Enhancement Letter of Credit Application and Agreement relating to the Outstanding Enhancement Letter of Credit, (b) the Replacement Letter of Credit has terms substantially identical to those of the Outstanding Enhancement Letter of Credit, and (c) the Outstanding Enhancement Letter of Credit is terminated contemporaneously with the issuance of the Replacement Enhancement Letter of Credit. The Issuer shall promptly confirm any such issuance or extension (including the date of such issuance or extension), as the case may be, to the Administrative Agent. The Issuer will make available the original of each Letter of Credit which it issues in accordance with the Issuance Request and the Enhancement Letter of Credit Application and Agreement, if applicable, therefor to the beneficiary thereof (and will promptly provide the Administrative Agent with a copy of such Letter of Credit) and will notify the beneficiary under any Letter of Credit of any extension of the Stated Expiry Date thereof. The Administrative Agent shall notify each of the Lenders of the issuance of any Letter of Credit and, upon the request of any Lender, shall provide such Lender with a copy of such Letter of Credit.

Section 4.3. Expenses. The Borrower agrees to pay to the Issuer (for its own account) all reasonable and customary administrative expenses of the Issuer in connection with the issuance, maintenance, modification (if any) and administration of each Letter of Credit requested by the Borrower promptly upon demand from time to time.

Section 4.4. Other Lenders’ Participation. Each Letter of Credit issued pursuant to Section 4.2 shall, effective upon its issuance and without further action, be issued on behalf of all RL Lenders (including the Issuer thereof to the extent that it is an RL Lender) pro rata according to their respective RL Percentages. Each RL Lender shall, to the extent of its RL Percentage, be deemed irrevocably to have participated in the issuance of such Letter of Credit (and any security therefor or guaranty pertaining thereto) and (x) shall be responsible to reimburse promptly the Issuer thereof for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 4.5, or which have been reimbursed by the Borrower but must be returned, restored or disgorged by the Issuer for any reason, or (y) in the case of an LOC Liquidity Disbursement, shall participate in such LOC Liquidity Disbursement in accordance with the terms of the Enhancement Letter of Credit Application and Agreement relating thereto. Each RL Lender shall, to the extent of its RL Percentage, be entitled to receive from the Administrative Agent a ratable portion of the letter of credit fees received by the Administrative Agent pursuant to Section 3.3.3 with respect to each Letter of Credit. In the event that (a) the Borrower shall fail to reimburse the Issuer, or if for any reason Revolving Loans shall not be made to fund any Reimbursement Obligation, all as provided in Section 4.5 and in an amount equal to the amount of any drawing honored by the Issuer under a Letter of Credit issued by it, (b) the Issuer must for any reason return or disgorge such reimbursement or (c) an LOC Liquidity Disbursement has occurred, the Issuer shall promptly notify the Administrative Agent of the unreimbursed amount of such drawing and of such RL Lender’s respective participation therein. Each RL Lender shall make available to the Administrative Agent for the account of the Issuer, whether or not any Default shall have occurred and be continuing, an amount equal to its respective participation in same day or immediately available funds at the office of the Issuer specified in such notice not later than 11:00 a.m. (New York City, New York time) on the Business Day (under the laws of the jurisdiction of the Issuer) after the date notified by the Issuer. In the event that any RL Lender fails to make available to the Administrative Agent for the account of the Issuer the amount of such RL Lender’s participation in such Letter of Credit as provided herein, the Issuer shall be entitled to recover such amount on demand from such RL Lender together with interest at the daily average Federal Funds Rate for three Business Days (together with such other compensatory amounts as may be required to be paid by such RL Lender to the Administrative Agent and/or the Issuer, as the case may be, pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time) and thereafter at the rate of interest applicable to Revolving Loans maintained as ABR Loans. Nothing in this Section shall be deemed to prejudice the right of any RL Lender to recover from the Issuer any amounts made available by such RL Lender to the Issuer pursuant to this Section in the event that it is determined by a court of competent jurisdiction in a final and non-appealable decision that the payment with respect to a Letter of Credit by the Issuer in respect of which payment was made by such Lender constituted gross negligence or wilful misconduct on the part of the Issuer. The Issuer shall distribute to the Administrative Agent for the account of each other RL Lender which has paid all amounts payable by it under this Section with respect to any Letter of Credit issued by the Issuer such other RL Lender’s RL Percentage of all payments received by the Issuer from the Borrower in reimbursement of drawings honored by the Issuer under such Letter of Credit when such payments are received.

Section 4.5. Disbursements. The Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date (a “Disbursement Date”) such payment shall be made. Subject to the terms and provisions of such Letter of Credit, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. The Borrower (whether or not it is the Account Party under a particular Letter of Credit) will reimburse the Issuer for all amounts which it has disbursed under such Letter of Credit, except to the extent such amounts are in respect of an LOC Liquidity Disbursement (in which case such amounts shall be reimbursed to the Issuer or the RL Lenders by the applicable SPC in accordance with the provisions of the Enhancement Letter of Credit Application and Agreement relating thereto (the obligation of such SPC to reimburse the Issuer or the RL Lenders for such amounts in accordance with such terms being herein referred to as a “Liquidity Obligation”)), on the Disbursement Date, if the Borrower is notified of such disbursement prior to 12:00 noon (New York City, New York time) on the Disbursement Date, or on the Business Day immediately succeeding the Disbursement Date, if the Borrower is not so notified (the “Reimbursement Due Date”). To the extent the Issuer is not reimbursed in full in respect of any Reimbursement Obligation payable by the Borrower on the Disbursement Date, such Reimbursement Obligation shall accrue interest from (and including) the Disbursement Date at a fluctuating rate per annum equal to the sum of the Alternate Base

Rate from time to time in effect, plus the Applicable Margin for Revolving Loans maintained as ABR Loans from time to time in effect, plus from (and including) the Reimbursement Due Date, a margin of 200 basis points, payable on demand. In the event the Issuer is not reimbursed by the Borrower on the Disbursement Date for any Reimbursement Obligation in respect of any Letter of Credit due and owing on such Disbursement Date, or if the Issuer must for any reason return or disgorge such reimbursement, the RL Lenders (including the Issuer to the extent that it is an RL Lender) shall, on the terms and subject to the conditions of this Agreement (including the conditions set forth in Article VI), fund such Reimbursement Obligation by making, on the next Business Day, Revolving Loans which are ABR Loans as provided in Section 2.3 (the Borrower being deemed to have given a timely Borrowing Request therefor for such amount unless, prior to the making of such Revolving Loans, the Borrower shall have notified the Administrative Agent, in writing, that the Borrower cannot satisfy the conditions set forth in Article VI (the Borrower hereby agreeing to immediately provide the Administrative Agent with such notice)); provided, however, for the purpose of determining the availability of the Revolving Loan Commitments to make Revolving Loans immediately prior to giving effect to the application of the proceeds of such Revolving Loans, such Reimbursement Obligation shall be deemed not to be outstanding at such time.

Section 4.6. Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower or the applicable Account Party under Section 4.5 or under the applicable Enhancement Letter of Credit Application and Agreement to reimburse the Issuer with respect to each disbursement (including interest thereon), and each RL Lender’s obligation to make participation payments in each drawing which has not been reimbursed by the Borrower or the applicable Account Party, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which the Borrower or any Account Party may have or have had against any RL Lender or any beneficiary of a Letter of Credit, including any defense based upon the occurrence of any Default, any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit; provided, however, that nothing herein shall adversely affect the right of the Borrower to commence any proceeding against the Issuer for any wrongful disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer as determined by a court of competent jurisdiction in a final and non-appealable decision.

Section 4.7. Deemed Disbursements. Upon the occurrence and during the continuation of (x) any Event of Default (other than an Event of Default pursuant to Section 9.1.9) or the occurrence of the Revolving Commitment Termination Date , at the election of the Issuer acting on the instructions from the Required Revolving Lenders, or (y) an Event of Default pursuant to Section 9.1.9, in either case an amount equal to that portion of Letter of Credit Outstandings attributable to outstanding and undrawn Letters of Credit shall, without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by the Issuer to the Administrative Agent and the Borrower

of its obligations under this Section (although no such notification to the Borrower shall be required if an Event of Default under Section 9.1.9 shall occur), the Borrower (whether or not it is the Account Party under a particular Letter of Credit) shall be immediately obligated to reimburse the Issuer the amount deemed to have been so paid or disbursed by the Issuer. Any amounts so received by the Issuer from the Borrower pursuant to this Section shall be held as collateral security for the repayment of the Borrower’s obligations in connection with the Letters of Credit issued by the Issuer. At any time when such Letters of Credit shall terminate and all Obligations of the Issuer are either terminated or paid or reimbursed to the Issuer in full, the Obligations of the Borrower under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from the Issuer), and the Issuer will return to the Borrower the excess, if any, of

(a)          the aggregate amount deposited by the Borrower with the Issuer and not theretofore applied by the Issuer to any Reimbursement Obligation over

(b)          the aggregate amount of all Reimbursement Obligations to the Issuer pursuant to this Section, as so adjusted.

At such time when all Events of Default shall have been cured or waived, the Issuer shall return to the Borrower all amounts then on deposit with the Issuer pursuant to this Section. All amounts on deposit pursuant to this Section shall, until their application to any Reimbursement Obligation or their return to the Borrower, as the case may be, bear interest at the daily average Federal Funds Rate from time to time in effect (net of the costs of any reserve requirements, in respect of amounts on deposit pursuant to this Section, pursuant to F.R.S. Board Regulation D), which interest shall be held by the Issuer as additional collateral security for the repayment of the Borrower’s Obligations in connection with the Letters of Credit issued by the Issuer.

Section 4.8. Nature of Reimbursement Obligations. The Borrower shall assume all risks of the acts, omissions, or misuse of any Letter of Credit requested by it by the beneficiary thereof. Neither the Issuer nor any RL Lender shall be responsible for:

(a)          the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

(b)          the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)          failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)          errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise; or

(e)          any loss or delay in the transmission or otherwise of any document or draft required in order to make a disbursement under a Letter of Credit or of the proceeds thereof.

None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted the Issuer or any RL Lender hereunder. In furtherance and extension, and not in limitation or derogation, of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith shall be binding upon the Borrower and, in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision, shall not put the Issuer under any resulting liability to the Borrower.

Section 4.9. Indemnity. In addition to amounts payable as elsewhere provided herein, the Borrower hereby agrees to protect, indemnify, pay and save the Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which the Issuer may incur or be subject to as a consequence, direct or indirect, of

(a)          the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuer or the breach by the Issuer (or its agents or employees or any other Person under its control) of any obligation of the Issuer under such Letter of Credit to the Borrower, as determined by a court of competent jurisdiction in a final and non-appealable decision, or

(b)          the failure of the Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

Section 4.10. Borrower’s Guaranty of Reimbursement Obligations of its Subsidiaries. The Borrower agrees as follows in respect of the Reimbursement Obligations of its Subsidiaries (other than SPCs) and franchisees that are Account Parties:

Section 4.10.1. Guaranty. The Borrower hereby, absolutely, unconditionally and irrevocably

(a)          guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Reimbursement Obligations (other than Liquidity Obligations) now or hereafter existing, of each Subsidiary of the Borrower that is an Account Party which arise out of, or are incurred in connection with, such Letters of Credit, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), and

(b)           indemnifies and holds harmless each Secured Party and each holder of a Note for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Secured Party or such holder, as the case may be, in enforcing any rights under the guaranty contained in this Section 4.10.

The guaranty contained in this Section 4.10 constitutes a guaranty of payment when due and not of collection, and the Borrower specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Account Party or any other Obligor (or any other Person) before or as a condition to the obligations of the Borrower under the guaranty contained in this Section 4.10 (such obligations hereinafter referred to as the “Guaranteed Obligations”).

Section 4.10.2. Acceleration of Guaranty. The Borrower agrees that, if an Event of Default of the nature set forth in Section 9.1.9 shall occur at a time when any of the Guaranteed Obligations of any Account Party may not then be due and payable, the Borrower agrees that it will pay to the Administrative Agent for the account of the Secured Parties forthwith the full amount which would be payable under the guaranty contained in this Section 4.10 by the Borrower if all such Guaranteed Obligations were then due and payable.

Section 4.10.3. Guaranty Absolute, etc. The guaranty contained in this Section 4.10 shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Guaranteed Obligations of the Account Parties have been paid in full in cash, all Obligations of the Borrower and each other Obligor hereunder have been paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments shall have terminated. The Borrower guarantees that the Guaranteed Obligations of the Account Parties will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party or any holder of any Note with respect thereto. The liability of the Borrower under the guaranty contained in this Section 4.10 shall be absolute, unconditional and irrevocable irrespective of:

(a)          any lack of validity, legality or enforceability of this Agreement, any Note or any other Loan Document;

(b)	the failure of any Secured Party or any holder of any Note

(i)  to assert any claim or demand or to enforce any right or remedy against any Account Party, any other Obligor or any other Person (including any other guarantor (including the Borrower)) under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or

(ii)  to exercise any right or remedy against any other guarantor (including the Borrower) of, or collateral securing, any Guaranteed Obligations of any Account Party;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of any Account Party, or any other extension, compromise or renewal of any Guaranteed Obligation of any Account Party;

(d)           any reduction, limitation, impairment or termination of any Guaranteed Obligations of any Account Party for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Guaranteed Obligations of any Account Party or otherwise;

(e)          any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Note or any other Loan Document;

(f)           any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Secured Party or any holder of any Note securing any of the Guaranteed Obligations of any Account Party; or

(g)          any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Account Party, any surety or any guarantor.

Section 4.10.4. Reinstatement, etc. The Borrower agrees that the guaranty contained in this Section 4.10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Secured Party or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Account Party or otherwise, all as though such payment had not been made.

Section 4.10.5. Waiver, etc. The Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations of any Account Party or any other Obligor and the guaranty contained in this Section 4.10 and any requirement that the Administrative Agent, any other Secured Party or any holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any Account Party, any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Guaranteed Obligations of any Account Party.

Section 4.10.6. Postponement of Subrogation, etc. The Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under the guaranty contained in this Section 4.10, by any payment made under the guaranty contained in this Section 4.10 or otherwise, until the prior payment in full in cash of all Guaranteed Obligations of each Account Party, the prior payment in full in cash of all Obligations of the Borrower, the termination or expiration of all Letters of Credit and the termination of all Commitments. Any amount paid to the Borrower on account of any such subrogation rights prior to the payment in full in cash of all Guaranteed Obligations of each Account Party shall be held in trust for the benefit of the Secured Parties and each holder of a Note and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and each holder of a Note and credited and applied against the Guaranteed Obligations of each Account Party, whether matured or unmatured, in accordance with the terms of this Agreement; provided, however, that if

(a)          the Borrower has made payment to the Secured Parties and each holder of a Note of all or any part of the Guaranteed Obligations of any Account Party, and

(b)          all Guaranteed Obligations of each Account Party have been paid in full in cash, all Obligations of the Borrower have been paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments have been permanently terminated, each Secured Party and each holder of a Note agrees that, at the Borrower’s request, the Administrative Agent, on behalf of the Secured Parties and the holders of the Notes, will execute and deliver to the Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Borrower of an interest in the Guaranteed Obligations of each Account Party resulting from such payment by the Borrower. In furtherance of the foregoing, for so long as any Obligations (including Guaranteed Obligations) or Commitments remain outstanding, the Borrower shall refrain from taking any action or commencing any proceeding against any Account Party (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under the guaranty contained in this Section 4.10 to any Secured Party or any holder of a Note.

Section 4.10.7. Successors, Transferees and Assigns; Transfers of Notes, etc. The guaranty contained in this Section 4.10 shall:

(a)          be binding upon the Borrower, and its successors, transferees and assigns; and

(b)          inure to the benefit of and be enforceable by the Administrative Agent and each other Secured Party.

Without limiting the generality of the foregoing clause (b), any Lender may assign or otherwise transfer (in whole or in part) any Note or Credit Extension held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including the guaranty contained in this Section 4.10) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 11.11 and Article X.

Section 4.11. No Bankruptcy Petition Against RCFC or Dollar Thrifty Funding. With respect to each Enhancement Letter of Credit issued hereunder relating to RCFC or Dollar Thrifty Funding, each of the Lenders hereby covenants and agrees that,

(a)          prior to the date which is one year and one day after the payment in full of the latest maturing note issued under the Base Indenture, it will not institute against, or join with any other Person in instituting against, RCFC, and

(b)           prior to the date which is one year and one day after the payment in full of the latest maturing commercial paper note issued by Dollar Thrifty Funding, it will not institute against, or join with any other Person in instituting against Dollar

Thrifty Funding, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law; provided, however, that nothing in this Section 4.11 shall constitute a waiver of any right to indemnification, reimbursement or other payment from any Obligor pursuant to this Agreement or any other Loan Document. In the event that any Lender takes action in violation of this Section 4.11, the Borrower agrees, for the benefit of the holders of the notes issued under the Base Indenture and the commercial paper notes issued by Dollar Thrifty Funding, that it shall cause RCFC or Dollar Thrifty Funding, as the case may be, to file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by such Lender against RCFC or Dollar Thrifty Funding, as the case may be, or the commencement of such action and raise the defense that such Lender has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert; and such Lender shall be liable for and pay any costs and expenses incurred by RCFC or Dollar Thrifty Funding, as the case may be, in connection therewith. The provisions of this Section 4.11 shall survive the termination of the Agreement.

ARTICLE V

Certain Eurodollar Rate and Other Provisions

Section 5.1. Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower, the Administrative Agent and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue, maintain or convert into any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans of such Lender shall automatically convert into ABR Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion, and all Loans of such Lender that would otherwise have been made or continued as, or converted into, Eurodollar Loans shall instead be made as or converted into, or continued as, ABR Loans upon which interest shall be payable at the same time as the related Eurodollar Loans.

Section 5.2. Deposits Unavailable. If the Administrative Agent shall have determined that by reason of circumstances affecting the London interbank market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Eurodollar Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 5.3. Increased Eurodollar Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Eurodollar Loans that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority, except for such changes with respect to (i) increased capital costs which are governed by Section 5.5, (ii) Taxes governed by Section 5.6 (including taxes imposed by reason of any failure of such Lender to comply with its obligations under clause (b) of Section 5.6) and (iii) taxes imposed by a taxing authority on or measured by the net income, overall receipts or capital of such Lender or any lending office, branch or any affiliate thereof and any franchise taxes or branch taxes imposed by a taxing authority on such Lender or any lending office, branch or any affiliate thereof; provided, however, that the Borrower shall not have any obligation to pay any such additional amount under this Section 5.3 with respect to any such change unless such Lender shall have notified the Borrower of its demand within 90 days after the date upon which such Lender has obtained audited financial statements with respect to the fiscal year of such Lender in which such change occurred. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such reduction or increase (but in no event later than the date by which such Lender may demand reimbursement therefor pursuant to the immediately preceding sentence), such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender on an after-tax basis for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Section 5.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of

(a)          any conversion or repayment or prepayment of the principal amount of any Eurodollar Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

(b)          any Loans not being made as Eurodollar Loans in accordance with the Borrowing Request therefor; or

(c)          any Loans not being continued as, or converted into, Eurodollar Loans in accordance with the Continuation/Conversion Notice therefor,

then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Section 5.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental (or quasi-governmental) authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments, issuance of or participation in Letters of Credit or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall pay directly to such Lender within five Business Days additional amounts sufficient to compensate such Lender or such controlling Person on an after-tax basis for such reduction in rate of return; provided, however, that the Borrower shall not have any obligation to pay any such additional amount under this Section 5.5 with respect to any such change unless such Lender shall have notified the Borrower of its demand within 90 days after the date upon which such Lender or such controlling Person has obtained audited financial statements with respect to the fiscal year of such Lender or such controlling Person in which such change occurred. Such Lender or controlling Person shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such reduction (but in no event later than the date by which such Lender or controlling Person may demand payment therefor pursuant to the immediately preceding sentence). A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Section 5.6. Taxes. (a)  Except to the extent otherwise provided in the proviso to clause (iii) of this Section 5.6(a) and the proviso to the sentence immediately succeeding such clause (iii), all payments by the Borrower of principal of, and interest on, the Credit Extensions and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (A) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by the net income, overall receipts or capital of such Lender (or any Lending office, branch or affiliate of such Lender) or the Administrative Agent and franchise taxes or branch taxes imposed on such Lender (or any lending office, branch or affiliate of such Lender) or the Administrative Agent, as the case may be, (x) by the jurisdiction under the laws of which it is organized or any political subdivision thereof or (y) by reason of any connection between the jurisdiction imposing such tax and such Lender (or any lending office, branch or affiliate thereof) or the Administrative Agent, as the case may be, other than a connection arising solely from such Lender (or such lending office, branch or affiliate) or the Administrative Agent, as the case may be, having executed, delivered, or performed its obligations under, or received payment under or enforced, this Agreement, any Note or any other Loan Document and, (B) in the case of each Lender, taxes imposed on or measured by the net income, overall receipts or capital of such Lender (or any lending office, branch or affiliate of such Lender) and franchise taxes or branch taxes imposed on such Lender (or any lending office, branch or affiliate of such Lender) by the jurisdiction in which such Lender’s Domestic Office or Eurodollar Office, as the case may be, is located or any political subdivision thereof (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii) pay to the Administrative Agent for the account of the Lenders (or, if applicable, for its own account) such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender and the Administrative Agent will equal the full amount such Lender or the Administrative Agent, as the case may be would have received had no such withholding or deduction been required; provided, however, that the Borrower shall be entitled to deduct and withhold any Taxes and shall not be required to increase any such amounts payable pursuant to this clause (iii) to the Administrative Agent for the account of any Lender (or, if applicable, for its own account) to the extent such Taxes are imposed as a result of the failure of such Lender or, as applicable, the Administrative Agent to comply with the requirements of clause (b) of this Section 5.6.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and promptly notify the Borrower of the nature and amount of such payment and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had no such Taxes been asserted, provided, however, that the Borrower shall not be required to pay any additional amounts pursuant to this sentence to the Administrative Agent for the account of any Lender (or, if applicable, for its own account), or to any Lender, to the extent such Taxes are imposed as a result of the failure of such Lender or, as applicable, the Administrative Agent to comply with the requirements of clause (b) of this Section 5.6.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 5.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(b)           Each Lender that is not incorporated under the laws of the United States (or any State thereof or the District of Columbia) shall, and, if the Administrative Agent is not incorporated under the laws of the United States (or any State thereof or the District of Columbia), the Administrative Agent shall:

(X) (i) on or before the date of any payment by the Borrower or any other Account Party under this Agreement, any Notes or any other Loan Document for the account of such Lender or the Administrative Agent, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, and such other forms and certifications as may reasonably be required under applicable law, in order to establish that as of the date thereof such Lender or the Administrative Agent, as the case may be, is entitled to receive all payments under this Agreement, any Notes or any other Loan Document without deduction or withholding of any United States federal income taxes, certifying that such Lender or the Administrative Agent, as the case may be, is entitled to an exemption from United States backup withholding taxes;

(ii)  deliver to the Borrower and the Administrative Agent two further copies of any such form on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and Administrative Agent; and

(iii)  if necessary, obtain, at the expense of the Borrower, such extensions of time for delivery of such forms as may reasonably be requested by the Borrower; or

(Y)  in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit M (any such certificate a “U.S. Tax Compliance Certificate”), (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s entitlement as of the date of such form to the exemption under Section 881(c) of the Code from U.S. withholding tax on payments of interest under this Agreement, any Notes or any other Loan Document (and deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date the most recently delivered form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently delivered form and, if necessary, obtain, at the expense of the Borrower, any extensions of time reasonably requested by the Borrower for the delivery of such forms), and (C) in the case of a Lender that is entitled to receive payments under this Agreement, any Notes or any other Loan Documents other than payments of interest, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s entitlement as of the date of such form to receive payments other than payments of interest under this Agreement, any Notes or any other Loan Documents without deduction or withholding of any United States federal income taxes (and deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date the most recently delivered form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently delivered form and, if necessary, obtain at the expense of the Borrower, any extensions of time reasonably requested by the Borrower for the delivery of such forms); and (ii) agree, upon reasonable request of the Borrower, to provide to the Borrower and the Administrative Agent (for the benefit of the Borrower and the Administrative Agent), such other forms as may be reasonably required under applicable law in order to establish the legal entitlement of such Lender to an exemption from withholding of Taxes with respect to any payments under this Agreement, any Notes and any other Loan Document;

unless in any such case any change in treaty, law or regulation or any change in any previously published ruling, notice or other similar official Internal Revenue Service interpretation of a treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder or the Administrative Agent, as the case may be, which renders all such forms inapplicable to such Lender or the Administrative Agent or which would prevent such Lender or the Administrative Agent from duly completing and delivering any such form with respect to it and such Lender or the Administrative Agent promptly so advises the Borrower and the Administrative Agent (in the case of a Lender) in writing. Each Person that shall become a Lender or a Participant pursuant to Section 11.11 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section, provided that in the case of a Participant the obligations of such Participant, pursuant to this clause (b) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased. For purposes of this Section 5.6, references to a Lender shall include each Agent and the Issuer.

Section 5.7. Payments, Computations, etc. (a)  Unless otherwise expressly provided herein, all payments by the Borrower pursuant to this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m. (New York City, New York time) on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest (including interest on Eurodollar Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on an ABR Loan (other than when calculated with respect to the Federal Funds Rate), 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to Eurodollar Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

(b)          All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in the immediately preceding clause (i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in the immediately preceding clauses (i) and (ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the cash collateralization for contingent liabilities under Letter of Credit Outstandings and credit exposure of Secured Parties under Rate Protection Agreements, (iv) fourth, after payment in full in cash of the amounts specified in the immediately preceding clauses (i) through (iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in the immediately preceding clauses (i) through (iv), and following the date that all Obligations of the Borrower and each other Obligor hereunder have been paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments have terminated, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of this Section, the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

Section 5.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 5.3, 5.4, 5.5 and 5.6) or Letter of Credit in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them and/or Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of:

(a)          the amount of such selling Lender’s required repayment to the purchasing Lender to

(b)	the total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 5.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

Section 5.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clauses (a) through (d) of Section 9.1.9 or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations (other than Liquidity Obligations) owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 5.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

Section 5.10. Replacement of Lender. Each Lender agrees that, upon the occurrence of any event set forth in Section 5.1, 5.3, or 5.5, or in the event the Borrower is required to pay additional amounts in respect of amounts payable hereunder to such Lender pursuant to Section 5.6, such Lender will use reasonable efforts to book and maintain its Loans through a different lending office or to transfer its Loans to an Affiliate which is an Eligible Assignee with the objective of avoiding or minimizing the consequences of such event; provided that such booking or transfer is not otherwise disadvantageous to such Lender as determined by such Lender in its sole and absolute discretion. If any Lender:

(a)          notifies the Borrower pursuant to Section 5.1 that it is unable to make, continue or maintain Eurodollar Loans or convert any ABR Loan into a Eurodollar Loan when a majority of the other Lenders have not given any such notice,

(b)          has demanded to be paid additional amounts pursuant to Section 5.3, 5.5 or 5.6 and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders,

(c)          has wrongfully failed to fund any Loan on the date specified for the making thereof and all of the other Lenders funded their portion of such Loan on such date, or

(d)           fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, then the Borrower shall have the right to seek one or more Eligible Assignees (each, a “Substitute Lender”) to purchase all of the outstanding Loans of such Lender (the “Affected Lender”) (provided that no such replacement may be made if (i) such replacement conflicts with any applicable law or regulation or (ii) in the case of the preceding clauses (a), (b) and (c), any Default shall have occurred and be continuing at the time of such replacement), and if the Borrower locates a Substitute Lender, the Affected Lender shall, upon

(i) prior written notice to the Administrative Agent,

(ii) (A) payment to the Affected Lender of the purchase price agreed between it and the Substitute Lender (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of the Affected Lender’s Loans (including, and together with, the amount of any reimbursement of the Issuer by such Affected Lender pursuant to Section 4.4 that has not been repaid to such Affected Lender) and accrued interest thereon to the date of payment) by the Substitute Lender plus (B) payment by the Borrower of all amounts (other than principal and interest) then due to the Affected Lender or accrued for its account hereunder or under any other Loan Document,

(iii) satisfaction of the provisions set forth in Section 11.11.1, and

(iv) payment by the Borrower to the Affected Lender and the Administrative Agent of all reasonable out-of-pocket expenses in connection with such assignment and assumption (including the processing fees described in Section 11.11.1), assign and delegate (in accordance with Section 11.11.1) all its rights and obligations under this Agreement and any other Loan Document to which it is a party (including all of its Loans, participations in Letter of Credit Outstandings, Commitments and Reimbursement Obligations) to the Substitute Lender and execute and deliver, on or prior to the day that the foregoing conditions are satisfied, an assignment agreement necessary to effectuate any assignment of such Affected Lender’s interests hereunder; provided that such assignment shall be without recourse, representation or warranty (other than that the Loans, participations in Letter of Credit Outstandings, Commitments and other rights being assigned, are free and clear of any Liens created or consented to by such Affected Lender). Upon any such assignment and delegation the Substitute Lender shall in accordance with Section 11.11.1 become a party to each Loan Document to which the Affected Lender is a party and shall have the rights and obligations of a Lender thereunder and the Affected Lender shall be released from its obligations hereunder and each other Loan Document to the extent of such assignment and delegation.

ARTICLE VI

Conditions Precedent

Section 6.1. Conditions Precedent to Credit Extensions on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of the Issuer to issue Letters of Credit, on the Initial Borrowing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

Section 6.1.1. Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 11.8 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

Section 6.1.2. Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chief Executive Officer, the President, the Treasurer or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.1.6 through 6.1.8, inclusive, and 6.2.1 have been satisfied on such date.

Section 6.1.3. Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., special counsel to the Obligors, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit I hereto and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ii) from Latham & Watkins LLP, special New York counsel to the Obligors, an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (iii) from local counsel in each state in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, including but not limited to, the enforceability of each Mortgage.

Section 6.1.4. Company Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Obligor, dated the Initial Borrowing Date, signed by the Chief Executive Officer, the President, the Treasurer or any Vice President of such Obligor, and attested to by the Secretary or any Assistant Secretary of such Obligor, in the form of Exhibit K hereto with appropriate insertions, together with copies of the Organic Documents of such Obligor and the resolutions of such Obligor referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)           On the Initial Borrowing Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and, if reasonably available, bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.

Section 6.1.5. Tax Sharing Agreements and Existing Indebtedness Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered or otherwise made available to the Administrative Agent true and correct copies of the following documents, certified as such by an Authorized Officer of the Borrower:

(i) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(ii) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

all of which Tax Sharing Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

Section 6.1.6. Consummation of the Refinancing. (a) On or prior to the Initial Borrowing Date, all Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon (such repayment, the “Refinancing”), all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated or shall have been back-stopped by a Letter of Credit issued hereunder.

(b)          On the Initial Borrowing Date all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower or any of its Subsidiaries on which filings have been made and (z) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of the Borrower or any of its Subsidiaries, in each case, to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)          The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.1.6 have been satisfied on the Initial Borrowing Date.

Section 6.1.7. Adverse Change, Approvals. (a) Since December 31, 2006, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)          On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Loan Documents shall have been obtained and remain in effect. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

Section 6.1.8. Litigation.  On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Loan Document, or (ii) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.1.9. Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiary Guaranty, and the Subsidiary Guaranty shall be in full force and effect.

Section 6.1.10. Pledge Agreement. On the Initial Borrowing Date, each Obligor shall have duly authorized, executed and delivered the Pledge Agreement and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Obligor, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Capital Stock constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

Section 6.1.11. Security Agreement.  On the Initial Borrowing Date, each Obligor shall have duly authorized, executed and delivered the Security Agreement covering all of such Obligor’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Liens permitted under Section 8.2.3 or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

Section 6.1.12. Mortgage; Title Insurance; etc. On the Initial Borrowing Date, the Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings shall cover each Mortgaged Property owned by the Borrower or any of its Subsidiaries and designated as a “Existing Material Property” on Schedule III hereto, together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy relating to each Mortgage of the Existing Material Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Liens permitted pursuant to Section 8.2.3, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements that the Collateral Agent in its discretion may reasonably request, (3) to not include the “standard” title exceptions, or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(iii) to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by such title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies; and

(iv) flood certificates covering each Mortgaged Property in form and setting from substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

Section 6.1.13. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the Projections and the historical financial statements and the pro forma financial statements referred to in Sections 7.5(b) and (c), which Projections, historical financial statements and pro forma financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

Section 6.1.14. Solvency Certificate; Insurance Certificates. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit N hereto; and

(ii) certificates of insurance complying with the requirements of Section 8.1.4 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

Section 6.1.15. Fees, etc.   On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

Section 6.1.16. Patriot Act. On or prior to the Initial Borrowing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Section 6.2. All Credit Extensions. The obligation of each Lender and the Issuer to make any Credit Extension (including the initial Credit Extensions) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 6.2.

Section 6.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 9.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of any Credit Extension), the following statements shall be true and correct:

(a)          the representations and warranties set forth in Article VII (excluding, however, those contained in Section 7.7) and in each other Loan Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b)          except as disclosed by the Borrower to the Administrative Agent, the Issuer and the Lenders pursuant to Section 7.7

(i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or threatened against the Borrower or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

(ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 7.7 which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(c)	no Default shall have then occurred and be continuing.

Section 6.2.2. Credit Request. The Administrative Agent shall have received a Borrowing Request or Issuance Request, as the case may be, for such Credit Extension. Each of the delivery of a Borrowing Request or an Issuance Request and the acceptance by the Borrower of the proceeds of the Borrowing or the issuance of the Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) or the issuance of the Letter of Credit, as applicable, the statements made in Section 6.2.1 are true and correct.

Section 6.2.3. Enhancement Letters of Credit. In the event such Credit Extension is in respect of an Enhancement Letter of Credit, the conditions to such Credit Extension set forth in the Enhancement Letter of Credit Application and Agreement with respect to such Enhancement Letter of Credit shall have been satisfied.

Section 6.2.4. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VII

Representations and Warranties

In order to induce the Lenders, the Issuer and the Administrative Agent to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants unto the Administrative Agent, the Issuer and each Lender as set forth in this Article VII.

Section 7.1. Organization, etc. The Borrower and each of its Subsidiaries

(a)          is a Company validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization,

(b)          is duly qualified to do business and is in good standing as a foreign Company in each jurisdiction where the nature of its business requires such qualification, except to the extent that the failure to so qualify has not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect,

(c)          has full power and authority (Company and otherwise) and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to hold any such governmental license, permit or approval, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and

(d)          subject to Section 7.12, has complied in all material respects with all material laws, rules, regulations and orders applicable to it.

Section 7.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it and the Borrower’s and each such other Obligor’s participation in the other transactions contemplated hereby are within the Borrower’s and each such Obligor’s Company powers, have been duly authorized by all necessary Company action, have been duly executed and delivered, and do not

(a)          contravene the Borrower’s or such other Obligor’s Organic Documents;

(b)          contravene any material contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or such other Obligor; or

(c)          result in, or require the creation or imposition of, any Lien (other than the Liens created under the Loan Documents in favor of the Collateral Agent for the benefit of the Secured Parties or the Liens granted by Dollar Thrifty Funding in connection with the CP Program) on any of the Borrower or such other Obligor’s properties.

Section 7.3. Government Approval, Regulation, etc. Other than those authorizations, approvals or other actions by, and notices to or filings with, any governmental authority or regulatory body, if any, which have been duly obtained or made and are in full force and effect, no additional authorization or approval or other action by, and no additional notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party, or, except to the extent such failure to so obtain or make such authorizations, approvals or other actions, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms. Each of the Loan Documents which purports to create a security interest creates a valid first priority security interest in the applicable Collateral subject thereto, subject only to Liens permitted by Section 8.2.3, securing the payment of the Obligations described therein.

Section 7.5. Financial Information. (a) All balance sheets, all statements of operations, shareholders’ equity and cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 8.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied, and do or will present fairly, in all material respects, the consolidated financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(b)          The consolidated balance sheets of the Borrower for its Fiscal Year and three-month period ended December 31, 2006 and March 31, 2007, respectively, and the related consolidated statements of income and cash flows and, in the case of the 2006 Fiscal Year, changes in shareholders’ equity of the Borrower for its Fiscal Year and, except for changes in shareholder’s equity, three month period ended on such dates, copies of which have been furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Borrower at the date of said financial statements and the consolidated results of operations for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the three-month interim financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of full footnotes.

(c)           The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2007 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Effective Date, presents a good faith estimate of the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date.

Section 7.6. No Material Adverse Effect. Since December 31, 2006, there has been no change in the business, property, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries that, either individually or in the aggregate, has had, or could reasonably be expected to have, Material Adverse Effect.

Section 7.7. Litigation, Labor Controversies, etc. There is no pending or, to the best knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except as disclosed in Item 7.7 (“Litigation”) of the Disclosure Schedule.

Section 7.8. Subsidiaries. (a)  The Borrower has no direct Subsidiaries on the date hereof, except as set forth in Item 7.8(a) (“Existing Subsidiaries of the Borrower”) of the Disclosure Schedule.

(b)          Operations has no Subsidiaries, except those Subsidiaries (i) which are identified in Item 7.8(b) (“Existing Subsidiaries of Operations”) of the Disclosure Schedule by their correct legal name, their jurisdiction of organization and the holders (and their respective percentage ownership) of the Capital Stock thereof or (ii) which are permitted to have been acquired in accordance with Section 8.2.5 or 8.2.10.

(c)          Thrifty Holdco has no direct Subsidiaries, except those Subsidiaries (i) which are identified in Item 7.8(c) (“Existing Subsidiaries of Thrifty Holdco”) of the Disclosure Schedule by their correct legal name, their jurisdiction of organization and the holders (and their respective percentage ownership) of the Capital Stock thereof or (ii) which are permitted to have been acquired in accordance with Section 8.2.5 or 8.2.10.

(d)          Thrifty has no Subsidiaries, except those Subsidiaries (i) which are identified in Item 7.8(d) (“Existing Subsidiaries of Thrifty”) of the Disclosure Schedule by their correct legal name, their jurisdiction of organization and the holders (and their respective percentage ownership of) the Capital Stock thereof or (ii) which are permitted to have been acquired in accordance with Section 8.2.5 or 8.2.10.

(e)          Thrifty Car Sales has no Subsidiaries, except those Subsidiaries which are permitted to have been acquired in accordance with Section 8.2.5 or 8.2.10.

(f)           Dollar has no Subsidiaries, except those Subsidiaries which are permitted to have been acquired in accordance with Section 8.2.5 or 8.2.10.

Section 7.9. Ownership of Properties. Except as permitted pursuant to Section 7.13 or Section 8.2.3, the Borrower and each of its Subsidiaries owns (i) in the case of owned Real Property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of Leaseholds or leased personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, to the extent reflected on the financial statements dated as of March 31, 2007, or if later, the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1 of this Agreement, financial statements have been delivered by the Borrower to the Administrative Agent, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.2.3. The Real Property described in Schedule III hereto constitutes each of the real estate owned in fee by the Borrower or any of its Subsidiaries on the date hereof having a net book value of at least $2,000,000. With respect to each item of Real Property so owned in fee on the date hereof which is not set forth on such Schedule III hereto, no more than two such items of Real Property have a net book value exceeding $1,500,000 (per item) and collectively such items of Real Property do not in the aggregate have a net book value exceeding $7,500,000.

Section 7.10. Taxes. The Borrower and each of its Subsidiaries have filed all material tax returns and reports required by law to have been filed by it and have paid all taxes and governmental charges thereby shown to be due and owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 7.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, which in the case of any of the events described in clause (i) or (ii) above, either individually or in the aggregate, could reasonably be expected to result in a liability of the Borrower and its Subsidiaries in excess of $5,000,000. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty that, either individually or in the aggregate, exceeds $5,000,000. Except as disclosed in Item 7.11 (“Employee Benefit Plans”) of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 7.12. Environmental Warranties. Except as set forth in Item 7.12 (“Environmental Matters”) of the Disclosure Schedule (none of which items disclosed therein, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect,

(a)          all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and such Subsidiary, as the case may be, in material compliance with all Environmental Laws and in accordance with industry practices;

(b)	there have been no past, and there are no pending or threatened

(i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, which, if true could reasonably be expected, either individually or in the aggregate, to result in a liability of more than $5,000,000 to the Borrower and/or any of its Subsidiaries, or

(ii) complaints, notices or inquiries to the Borrower or any of its respective Subsidiaries regarding potential liability under any Environmental Law, which, if true could reasonably be expected, either individually or in the aggregate, to result in a liability of more than $5,000,000 to the Borrower and/or any of its Subsidiaries;

(c)          there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(d)          the Borrower and each of its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

(e)          no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f)           there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g)          Neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h)          Neither the Borrower nor any of its Subsidiaries has entered into any agreements or engaged in any activities that, either individually or in the aggregate, could reasonably be expected to give rise to liability under any Environmental Law with regard to acts, omissions or conditions of property of any third party, including any franchisee of the Borrower or any of its Subsidiaries or that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(i)           there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(j)           no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries, which, with the passage of time, or the giving of notice or both, could reasonably be expected to give rise to liability under any Environmental Law that, either individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.13. Intellectual Property. The Borrower and each of its Subsidiaries own and possess or license (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, domain names and copyrights as the Borrower considers necessary for the conduct of the businesses of the Borrower and its Subsidiaries as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, domain name or copyright the loss of which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except as may be disclosed in Item 7.13 (“Intellectual Property”) of the Disclosure Schedule.

Section 7.14. Regulations U and X. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

Section 7.15. Accuracy of Information. All information (other than financial statements and financial and business projections and forecasts) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of their respective Subsidiaries in writing to the Administrative Agent, the Issuer or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is, and all of other such information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, the Issuer or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the Initial Borrowing Date, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which such information was furnished. All financial and business projections and forecasts heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Agent, the Issuer or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby (including the Projections) have been, and all of the financial and business projections and forecasts hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent, the Issuer or any Lender will be prepared in good faith based upon assumptions which the Borrower believes to be reasonable.

Section 7.16. DaimlerChrysler Supply Agreement. As of the Initial Borrowing Date, the DaimlerChrysler Supply Agreement has been duly executed and delivered by each of the parties thereto and is in full force and effect without the existence of any material default thereunder.

Section 7.17. Non-Guarantor Subsidiaries. (a) Dollar and each Domestic Subsidiary of the Borrower (other than Operations, Thrifty and any SPC) that

(i) accounted for more than 1½% of consolidated revenues of the Borrower and its Subsidiaries or 1½% of consolidated net earnings of the Borrower and its Subsidiaries, in each case for the four consecutive Fiscal Quarters of the Borrower ending on the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower to the Administrative Agent, or

(ii) has assets which represent more than 1½% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the last Fiscal Quarter of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower to the Administrative Agent, is a party to the Subsidiary Guaranty.

(b)          There are no Domestic Subsidiaries of the Borrower (other than SPCs) that are not Subsidiary Guarantors and that, when taken together with all other Domestic Subsidiaries of the Borrower that are not Subsidiary Guarantors,

(i) account in the aggregate for more than 2½% of consolidated revenues of the Borrower and its Subsidiaries or 2½% of consolidated net earnings of the Borrower and its Subsidiaries, in each case for the four consecutive Fiscal Quarters of the Borrower ending on the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower to the Administrative Agent, or

(ii) have assets which represent more than 2½% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, financial statements have been, or are required to have been, delivered by the Borrower to the Administrative Agent.

Section 7.18. Use of Proceeds. (a) All proceeds of the Term Loans will be used by the Borrower initially to provide additional credit enhancement for the Borrower’s securitized Vehicle Debt, for general corporate purposes and to pay fees and expenses incurred in connection with the Transaction.

(b)          All proceeds of the Revolving Loans and the Swingline Loans will be used for the Refinancing and for the working capital and general corporate purposes of the Borrower and its Subsidiaries.

Section 7.19. Subordination, etc. The subordination provisions contained in each issue of Subordinated Debt are enforceable against the Borrower, each other Obligor and the holders thereof, and all Obligations hereunder and under the other Loan Documents are within the definitions of “Designated Senior Indebtedness” and “Senior Indebtedness” (or any similar terms) included in such subordination provisions.

ARTICLE VIII

Covenants

Section 8.1. Affirmative Covenants. The Borrower agrees with each Agent, the Issuer and each Lender that, until all Commitments have terminated, all Letters of Credit shall have terminated or expired and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 8.1.

Section 8.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender, the Issuer and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)          as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries and a consolidating balance sheet of the Borrower and its direct Subsidiaries, in each case as of the end of such Fiscal Quarter, (ii) consolidated statements of operations and cash flow of the Borrower and its Subsidiaries and consolidating statements of operations and cash flow of the Borrower and its direct Subsidiaries, in each case for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and, in each case, certified by the chief financial Authorized Officer of the Borrower, and (iii) management’s discussion and analysis as contained in the Borrower’s quarterly report on Form 10-Q that was filed with the SEC for such Fiscal Quarter;

(b)          as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, (i) a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein a consolidated balance sheet of the Borrower and its Subsidiaries and a consolidating balance sheet of the Borrower and its direct Subsidiaries, in each case as of the end of such Fiscal Year and consolidated statements of operations and cash flow of the Borrower and its Subsidiaries and consolidating statements of operations and cash flow of the Borrower and its direct Subsidiaries, in each case for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by Deloitte & Touche or other nationally recognized independent registered public accounting firm acceptable to the Administrative Agent, together with a report from such accountants containing a computation of each of the financial ratios and restrictions contained in Section 8.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it, (ii) to the extent prepared for any other Person, (A) a copy of the annual audit report for such Fiscal Year for Operations and its Subsidiaries, including therein a consolidated balance sheet of Operations and its Subsidiaries, as of the end of such Fiscal Year and consolidated statements of operations and cash flow of Operations and its Subsidiaries for such Fiscal Year, (B) a copy of the annual audit report for such Fiscal Year for Thrifty Holdco and its Subsidiaries, including therein a consolidated balance sheet of Thrifty Holdco and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of operations and cash flow of Thrifty Holdco and its Subsidiaries for such Fiscal Year, and (C) a copy of the annual audit report for such Fiscal Year for Dollar and its Subsidiaries, including therein a consolidated balance sheet of Dollar and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of operations and cash flow of Dollar and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent and Deloitte & Touche or other nationally recognized independent registered public accounting firm acceptable to the Administrative Agent, and (iii) management’s discussion and analysis as contained in the Borrower’s annual report on Form 10-K that was filed with the SEC for such Fiscal Year;

(c)          as soon as available and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year of the Borrower and within 90 days after the end of the last Fiscal Quarter of each Fiscal Year of the Borrower, a Compliance Certificate, executed by the chief financial Authorized Officer of the Borrower, showing, among other things (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent), compliance with the financial covenants set forth in Section 8.2.4;

(d)          as soon as possible and in any event within three Business Days after the occurrence of each Default, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or any Subsidiary thereof has taken and proposes to take with respect thereto;

(e)          as soon as possible and in any event within three Business Days after any senior or executive officer of the Borrower or any Subsidiary thereof obtains knowledge thereof, notice of (x) the occurrence of any adverse development with respect to any litigation, action, proceeding or labor controversy of the type that would be required to be described in Item 7.7 of the Disclosure Schedule, (y) the commencement of any labor controversy, litigation, action or proceeding of the type required to be described in Section 7.7, notice thereof and copies of all documentation relating thereto or (z) the occurrence of any event, change or circumstance that has had a Material Adverse Effect;

(f)           promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(g)           as soon as possible and in any event within three Business Days after becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Borrower or any of its Subsidiaries furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

(h)          as soon as available and in any event no later than 45 days after the first day of each Fiscal Year of the Borrower, commencing with the 2008 Fiscal Year, an annual budget, prepared on a monthly basis for such Fiscal Year of the Borrower containing (A) a consolidated projected balance sheet of each of the Borrower and its Subsidiaries, Operations and its Subsidiaries, Thrifty Holdco and its Subsidiaries and Dollar and its Subsidiaries, prepared on a monthly basis for such Fiscal Year, and (B) consolidated statements of operations and cash flow of each of the Borrower and its Subsidiaries, Operations and its Subsidiaries, Thrifty Holdco and its Subsidiaries and Dollar and its Subsidiaries, prepared on a monthly basis for such Fiscal Year;

(i)           concurrently with the delivery of the financial statements described in clauses (a) and (b) of this Section 8.1.1, a narrative explanation, in the form customarily provided to the Board of Directors of the Borrower, of any material variance from the budget of the Borrower for such Fiscal Year that is reflected in such financial statements, unless the Borrower has timely filed with the SEC an annual report on Form 10-K, in which case delivery of such annual report to each Lender, the Issuer and the Administrative Agent shall satisfy the requirements of this clause (i);

(j)           as soon as possible and in any event within ten days after the delivery thereof, copies of all notices, agreements or documents delivered pursuant to any agreement for borrowed money (other than agreements with respect to Vehicle Debt) to which the Borrower or any Subsidiary of the Borrower is a party and with a commitment or outstandings exceeding $5,000,000, except for such notices, agreements or documents (i) delivered pursuant to the terms hereof or (ii) which are delivered in the ordinary course of each such agreement (such as borrowing requests, letter of credit requests and the like); provided, however, that the Borrower shall have complied with the requirements of this clause (j) if such notices, agreements or documents have been either (x) furnished to the Administrative Agent or (y) publicly filed with the SEC and the Administrative Agent has been notified of such filing of such notices, agreements or documents;

(k)           on or within 30 days prior to each date set forth on Schedule IV hereto, a certificate from an Authorized Officer of the Borrower, dated as of such date, in which certificate such Authorized Officer shall certify that all actions necessary for the continued perfection of the Administrative Agent’s Liens on all Collateral of the Obligor or Obligors set forth opposite such date on such Schedule IV until the Term Loan Maturity Date have been taken (including all recordings, registerings, filings, re-recordings, re-registerings and refilings of all financing statements, continuation statements or other instruments of further assurance as is necessary to ensure such continued perfection), together with, if requested by the Administrative Agent, opinion(s) of counsel reasonably acceptable to the Administrative Agent stating that, in the opinion of such counsel, all actions necessary for the continued perfection of the Administrative Agent’s Liens on such Collateral for the period, with respect to each Obligor, from the date set forth opposite the name of such Obligor on Schedule IV hereto until the Term Loan Maturity Date have been taken and that no further action (other than as specified in such opinion) needs to be taken (under then current law) to ensure the continued perfection of such Liens during such period; and

(l)           such other information respecting the condition or operations, financial (including consolidating balance sheets and statements of operations and cash flow of the Borrower and its direct Subsidiaries, in each case, as of the end of any Fiscal Quarter) or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Section 8.1.2. Compliance with Laws, Material Agreements, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all material laws, rules, regulations, orders and agreements applicable to it, such compliance to include (without limitation):

(a)          the maintenance and preservation of its Company existence and qualification as a foreign Company;

(b)          the maintenance and preservation of all governmental licenses, permits and other approvals necessary for it to perform its obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it;

(c)          the maintenance, preservation and renewal of all material agreements necessary to conduct its business substantially as currently conducted by it (or the substitution for any such material agreement with a similar agreement), including the DaimlerChrysler Supply Agreement; and

(d)          the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 8.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the such Person determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

Section 8.1.4. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies, insurance on its property against losses and damage, and against such other risks as are typically insured against by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries, in each case in at least the amounts (and with only those deductibles) customarily maintained by such Persons, including (a) insurance with respect to its properties and business (including business interruption insurance), against loss or damage by casualties and contingencies, in amounts not less than the then full replacement value of such properties, (b) general public liability insurance (including umbrella excess liability insurance) against liability on account of damage to persons and property in an amount not less than $75,000,000 in the aggregate (provided that the Borrower and each of its Subsidiaries may self-insure per occurrence $10,000,000 of liability with respect thereto through a combination of self-insurance, deductibles and/or quota-sharing arrangements, so long as the insurance made available by the Borrower and its Subsidiaries to renters of Vehicles that is not re-insured by the Borrower and its Subsidiaries does not exceed $2,000,000 per occurrence or such other threshold as may be acceptable to the Administrative Agent), (c) insurance required under all applicable workers’ compensation laws in amounts which comply with relevant statutory requirements, (d) environmental impairment liability insurance of such types and in such amounts as may now or hereafter be required by applicable law and (e) each other type of insurance in such amount as is customary in the case of similar businesses of established reputation. All insurance policies described under this Section shall be in form reasonably satisfactory to the Administrative Agent. Upon request of the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, furnish (or cause to be furnished) to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintenance by the Borrower and its Subsidiaries in accordance with this Section.

Section 8.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of their respective business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of their respective offices, to discuss their respective financial matters with their respective officers and independent registered public accounting firm (and the Borrower hereby authorizes such independent registered public accounting firm to discuss such financial matters with the Administrative Agent and each Lender or its representatives whether or not any representative of the Borrower or such Subsidiary is present, provided the Borrower has been given prior notice of such discussion and an opportunity to be present during such discussion through one or more of its representatives) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of their respective books or other corporate records. The Borrower shall pay any fees of such independent registered public accounting firm incurred in connection with the Administrative Agent’s or any Lender’s exercise of its rights pursuant to this Section.

Section 8.1.6. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

(a)           use and operate all of their respective facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b)          follow practices that are at least as effective as industry practices to minimize and respond to spills and overfills of petroleum products;

(c)          respond to past and ongoing releases of petroleum-containing materials in a manner that minimizes potential liability to third parties for off-site contamination from facilities owned or leased or otherwise operated by the Borrower or any of its Subsidiaries;

(d)          respond to past and ongoing releases of petroleum-containing materials in a manner that minimizes any likelihood that the Borrower or any of its Subsidiaries would incur costs or damages that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(e)          manage the disposition of residuals such as spent petroleum-containing material in a manner that minimizes any likelihood that the Borrower or any of its Subsidiaries would incur costs or damages that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(f)           immediately notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of their facilities and properties or compliance with Environmental Laws, other than any claim, complaint, notice or inquiry that alleges or makes reference to a violation of any Environmental Law which, if true, could reasonably be expected to result in payments not in excess of $2,500,000; and

(g)          provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 8.1.6.

Section 8.1.7. Use of Proceeds. The Borrower will use the proceeds of Loans only as provided in Section 7.18.

Section 8.1.8. Additional Real Property. The Borrower will, and will cause each of its Subsidiaries to, cause the Administrative Agent and the Lenders to have at all times a first priority perfected security interest (subject only to Liens and encumbrances permitted under Section 8.2.3) in all of the Real Property owned from time to time by the Borrower and its Subsidiaries (other than any such Real Property that has a net book value of less than $2,000,000 and that, when added to the net book value of all other Real Property owned by the Borrower and its Subsidiaries that is not subject to a first priority perfected security interest in favor of the Administrative Agent and the Lenders, does not exceed $7,500,000; provided, however, that in no event shall more than two items of Real Property with a net book value exceeding $1,500,000 (per item) be free of a first priority perfected security interest in favor of the Administrative Agent and the Lenders. Without limiting the generality of the foregoing, the Borrower will, and will cause each such Subsidiary to, execute and deliver or cause to be executed and delivered Mortgages, that may be necessary or, in the opinion of the Administrative Agent, desirable to create a valid, perfected Lien against such Real Property, together with

(a)          evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each such Mortgage;

(b)          mortgagee’s Mortgage Policies in favor of the Administrative Agent and the Lenders and issued by insurers reasonably satisfactory to the Administrative Agent, in amounts and in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Additional Material Property purported to be covered by each such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Administrative Agent, such policies shall also include a revolving credit endorsement and such other endorsements as the Administrative Agent shall request and shall be accompanied by evidence of the payment in full of all premiums thereon;

(c)          surveys for each Additional Material Property made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress of Surveying and Mapping in 1992, which surveys shall be certified to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent;

(d)          Uniform Commercial Code financing statements related to the security interests created by each Mortgage, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such financing statements in the appropriate offices and records as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create valid, perfected first priority Liens against the improvements purported to be covered thereby; and

(e)          such other certifications (including flood hazard certifications), approvals, opinions or documents as the Administrative Agent may reasonably request.

Section 8.1.9. Future Subsidiaries . Without limiting the effect of any provision contained herein (including Section 8.2.5), upon any Person becoming either a direct or indirect Subsidiary of the Borrower (other than an SPC or a Non-Material Subsidiary) or upon any Non-Material Subsidiary becoming a Subsidiary that would be required to become a party to the Subsidiary Guaranty to the extent provided in Section 7.17,

(a)          in the event such Person is a Subsidiary which is not a Foreign Subsidiary, such Person (i) if not theretofore a party to the Security Agreement, shall execute and deliver to the Administrative Agent a supplement to the Security Agreement for the purpose of becoming a grantor thereunder, which supplement shall be substantially in the form attached to the Security Agreement and (ii) to the extent required under Section 8.2.2, shall execute and deliver to the Borrower or any of its applicable Subsidiaries an Intercompany Note in a principal amount not less than the aggregate amount such Person may borrow from the Borrower or such Subsidiary (which Intercompany Note shall be endorsed and pledged to the Administrative Agent pursuant to the Pledge Agreement (in accordance with the succeeding paragraph));

(b)          the Borrower or, if not the Borrower, the Subsidiary of the Borrower (provided such Subsidiary is not a Foreign Subsidiary exempted from the requirement of becoming a Subsidiary Guarantor as a result of the proviso to the succeeding clause (c)) that will own shares of the Capital Stock of such Person (which Subsidiary, if not theretofore a party to the Pledge Agreement, shall execute and deliver to the Administrative Agent a supplement to the Pledge Agreement for the purpose of becoming a pledgor thereunder, which supplement shall be substantially in the form attached to the Pledge Agreement) shall, pursuant to the Pledge Agreement (as further supplemented, if necessary, by a Foreign Pledge Agreement), pledge to the Administrative Agent (i) all of the outstanding shares of the Capital Stock of such Person owned by the Borrower or such Subsidiary, together with (A) undated stock powers or equivalent instruments of transfer satisfactory to the Administrative Agent for such certificates or such other evidence of beneficial ownership, executed in blank (or, if any such shares of Capital Stock are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been perfected by the Administrative Agent in accordance with the U.C.C. or any similar or local law which may be applicable) and (B) executed copies of Uniform Commercial Code financing statements naming the Borrower or such Subsidiary as the debtor and the Administrative Agent as the secured party, suitable for filing under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent in the interests of the Borrower or such Subsidiary in such Person pledged pursuant to the Pledge Agreement (and such Foreign Pledge Agreement, if applicable); provided, however, that the Borrower or such Subsidiary shall not be required to pledge the shares of Capital Stock of a Foreign Subsidiary required to be pledged hereunder (1) if the Required Lenders have otherwise agreed or (2) to the extent such pledge could reasonably be expected to constitute at any time an investment of earnings in United States property under Section 956 (or any successor provision thereto) of the Code that would increase by a material amount the amount of United States federal income tax that would otherwise be payable by the Borrower and the other members of the affiliated group of corporations filing a consolidated federal income tax return with the Borrower in the absence of such pledge, as determined by the Borrower based on existing financial statements and on financial projections prepared in good faith based upon assumptions which the Borrower believes to be reasonable and as evidenced by a certificate of the chief financial Authorized Officer of the Borrower that is accepted in writing by the Administrative Agent (such acceptance not to be unreasonably withheld and which acceptance shall be deemed to have occurred in the absence of a written notice from the Administrative Agent that is given to the Borrower within five Business Days of the Administrative Agent’s receipt of such certificate, indicating the reasons for not accepting such certificate); provided further, however, that, in the event of any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive or guideline of any governmental authority (a “Law Change”) that could reasonably be expected to alter the conclusion set forth in such certificate, the Administrative Agent or the Required Lenders may request the Borrower to deliver another such certificate in light of such event and, in the absence of the delivery and acceptance of such certificate as provided above, require the pledge of such shares of Capital Stock; but provided further, however, that, in the event that any Law Change occurs subsequent to the date that any such pledge of such shares of Capital Stock is granted, and as a result thereof, such pledge could then reasonably be expected to increase by a material amount the amount of United States federal income tax that would otherwise be payable by the Borrower and the other members of the affiliated group of corporations filing a consolidated federal income tax return with the Borrower in the absence of such pledge, then, such pledge shall be released upon the written acceptance by the Administrative Agent of a certificate of the chief financial Authorized Officer of the Borrower detailing the adverse effect of such subsequent Law Change (such acceptance not to be unreasonably withheld and which acceptance shall be deemed to have occurred in the absence of a written notice from the Administrative Agent that is given to the Borrower within five Business Days of the Administrative Agent’s receipt of such certificate, indicating the reasons for not accepting such certificate) and (ii) if applicable, the Intercompany Note referred to in the preceding clause (a) (ii);

(c)          if not theretofore a party to the Subsidiary Guaranty, such Person shall execute and deliver to the Administrative Agent a supplement to the Subsidiary Guaranty for the purpose of becoming a guarantor thereunder, which supplement shall be substantially in the form attached to the Subsidiary Guaranty; provided, however, that, in the event such Subsidiary is a Foreign Subsidiary, such Subsidiary shall not be required to become a guarantor under the Subsidiary Guaranty (1) if the Required Lenders have otherwise agreed or (2) to the extent such guaranty could reasonably be expected to constitute at any time an investment of earnings in United States property under Section 956 (or any successor provision thereto) of the Code that would increase the amount of United States federal income tax that would otherwise be payable by the Borrower and the other members of the affiliated group of corporations filing a consolidated federal income tax return with the Borrower in the absence of such guaranty, as determined by the Borrower based on existing financial statements and on financial projections prepared in good faith based upon assumptions which the Borrower believes to be reasonable and as evidenced by a certificate of the chief financial Authorized Officer of the Borrower that is accepted in writing by the Administrative Agent (such acceptance not to be unreasonably withheld and which acceptance shall be deemed to have occurred in the absence of a written notice from the Administrative Agent that is given to the Borrower within five Business Days of the Administrative Agent’s receipt of such certificate, indicating the reasons for not accepting such certificate); provided further, however, that, in the event of any Law Change that could reasonably be expected to alter the conclusion set forth in such certificate, the Administrative Agent or the Required Lenders may request the Borrower to deliver another such certificate in light of such event and, in the absence of the delivery and acceptance of such certificate as provided above, require the execution and delivery by such Person of such supplement to the Subsidiary Guaranty; but provided further, however, that, in the event that any Law Change occurs subsequent to the date that any such supplement to the Subsidiary Guaranty becomes effective, and as a result thereof, such guaranty could then reasonably be expected to increase by a material amount the amount of United States federal income tax that would otherwise be payable by the Borrower and the other members of the affiliated group of corporations filing a consolidated federal income tax return with the Borrower in the absence of such guaranty, then, such guarantee shall cease to be effective following the written acceptance by the Administrative Agent of a certificate of the chief financial Authorized Officer of the Borrower detailing the adverse effect of such subsequent Law Change (such acceptance not to be unreasonably withheld and which acceptance shall be deemed to have occurred in the absence of a written notice from the Administrative Agent that is given to the Borrower within five Business Days of the Administrative Agent’s receipt of such certificate, indicating the reasons for not accepting such certificate);

(d)          the Administrative Agent shall have received from each such Person certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC 11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary of the Person, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements (i) filed pursuant to the terms hereof in favor of the Administrative Agent, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements, (ii) being terminated pursuant to termination statements that are to be delivered on or prior to the date such Person becomes such Subsidiary or (iii) in respect of Liens permitted under Section 8.2.3) shall cover any of the Collateral described in the Security Agreement); and

(e)          the Administrative Agent shall have received from each such Person copies of U.C.C. financing statements naming each such Person as the debtor and the Administrative Agent as the secured party, suitable for filing under the U.C.C. of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Security Agreement entered into by such Person, together, in each case, with such opinions of legal counsel as the Administrative Agent may reasonably request, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 8.2. Negative Covenants. The Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated, all Letters of Credit shall have terminated or expired and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 8.2.

Section 8.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except

(a)          those business activities described in the first recital (and such activities as may be incidental or related thereto (including the operation of commercial parking lots)); provided, however, that

(i) the Borrower and its Subsidiaries may not purchase passenger automobiles, shuttle buses, vans and light and medium duty trucks for the purpose of reselling such motor vehicles to their franchisees with financing provided by the Borrower and its Subsidiaries (including, and together with, such financing comprised of leasing arrangements which would, under GAAP, be classified as capitalized leases (for purposes of this paragraph, “finance leases”)), except to the extent

(A)          the number of such motor vehicles subject to such program do not exceed at any time the lesser of (x) 10,000 of such motor vehicles and (y) 7.0% of the number of motor vehicles in the motor vehicle fleet of the Borrower and its Subsidiaries as of the last day of the most recently completed month, and

(B)         (1)  subject to any security interest described in the exception to the immediately succeeding subclause (2), the Borrower or applicable Subsidiary has a first priority perfected security interest in such motor vehicles (including by means of a notation of the Borrower’s or such Subsidiary’s Lien on the certificate of title relating to such motor vehicles to the extent necessary to perfect such Lien) and (2) except in the case in which such financing is provided through finance leases and the acquisition by the Borrower or the applicable Subsidiary of the motor vehicles subject to such finance leases was financed by a Person which has a purchase money security interest in such motor vehicles, the Administrative Agent has received an assignment of such security interest as well as a first priority perfected security interest in the rights of the Borrower or such Subsidiary under the agreements and documents entered into and delivered in connection with such sale and the financing thereof (but not a notation of the Administrative Agent’s Lien on the certificate of title relating to such motor vehicles);

(ii) the Borrower and its Subsidiaries may only engage in fleet leasing of vehicles to Persons other than franchisees so long as the aggregate amount of revenues therefrom in any Fiscal Year does not exceed 2½% of the aggregate amount of the consolidated revenues of the Borrower and its Subsidiaries in the Fiscal Year preceding such Fiscal Year); and

(iii) Thrifty Car Sales and its Subsidiaries may not operate locations in the United States and Canada (A) from which they sell at any time more than (1) for any one location, 200 vehicles or (2) for all locations, 1,500 vehicles that, in each case, were used in a business other than the Borrower’s other businesses and (B) acquired from franchisees of the Thrifty Car Sale Franchise Business unless such locations were acquired (1) in the ordinary course of business consistent with the past practice of Thrifty acquiring franchisees of its rent-a-car business in circumstances where such franchisees have discontinued operations and Thrifty acquires such franchisee’s operation with the intention of re-franchising the same and (2) in accordance with the terms of this Agreement; and

(b)	the providing of telemarketing services.

Section 8.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)          Indebtedness in respect of this Agreement, including the Loans and other Obligations;

(b)          Indebtedness existing as of the Initial Borrowing Date which is identified in Item 8.2.2(b) (“Ongoing Indebtedness”) of the Disclosure Schedule and extensions, renewals, refinancings and replacements thereof; provided, however, that after giving effect to any such extension, renewal, refinancing or replacement, (i) the principal amount of outstanding Indebtedness is not increased above the amount reflected in Item 8.2.2(b) of the Disclosure Schedule, (ii) neither the tenor nor the average life thereof is reduced, (iii) the respective obligor or obligors shall be the same on the Indebtedness outstanding as a result of any such extension, renewal, refinancing or replacement as on the Indebtedness being extended, renewed, refinanced or replaced, (iv) the security, if any, for the Indebtedness outstanding as a result of any such extension, renewal, refinancing or replacement shall be the same as that for the Indebtedness being extended, renewed, refinanced or replaced (except to the extent that less security is granted to holders of the Indebtedness outstanding as a result of any such extension, renewal, refinancing or replacement), (v) the holders of the Indebtedness outstanding as a result of any such extension, renewal, refinancing or replacement are not afforded covenants, defaults, rights or remedies more materially burdensome to the obligor or obligors than those contained in the Indebtedness being extended, renewed, refinanced or replaced and (vi) the Indebtedness outstanding as a result of any such extension, renewal, refinancing or replacement is subordinated to the same degree, if any, as the Indebtedness being extended, renewed, refinanced or replaced;

(c)          Indebtedness in respect of Surety Bonds in an aggregate amount not to exceed $175,000,000;

(d)	Vehicle Debt;

(e)          Indebtedness in respect of Demand Capitalization Notes identified in Item 8.2.2(e) (“Existing Demand Capitalization Notes”) of the Disclosure Schedule and Demand Capitalization Notes issued following the Initial Borrowing Date so long as the Administrative Agent is satisfied that such Demand Capitalization Notes are structured in a manner similar to the Demand Capitalization Notes identified in Item 8.2.2(e) of the Disclosure Schedule;

(f)           Indebtedness of Foreign Subsidiaries incurred (A) for working capital purposes and (B) in respect of letters of credit, to the extent the aggregate principal amount of such working capital Indebtedness, together with the aggregate Stated Amount and outstanding reimbursement obligations with respect to such letters of credit, does not exceed at any time outstanding $20,000,000 (exclusive of any Investments in such Foreign Subsidiaries permitted pursuant to clause (g) of Section 8.2.5);

(g)          Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding which is incurred by the Borrower or any of its Subsidiaries to a vendor of any assets permitted to be acquired pursuant to Section 8.2.7 to finance its acquisition of such assets;

(h)          unsecured Indebtedness incurred in the ordinary course of business (excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

(i)           Indebtedness in respect of Capitalized Lease Liabilities to the extent permitted by Section 8.2.7;

(j)           Hedging Obligations of the Borrower or any of its Subsidiaries pursuant to agreements designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates in respect of Indebtedness of the Borrower or such Subsidiary otherwise permitted hereunder and not entered into for purposes of speculation;

(k)          Hedging Obligations of a Subsidiary of the Borrower pursuant to agreements designed to protect such Subsidiary or any of its Subsidiaries against fluctuations in currency values and entered into in the ordinary course of business and not for purposes of speculation;

(l)           Indebtedness of the Borrower (i) owing to a Subsidiary Guarantor pursuant to an Investment of such Subsidiary Guarantor permitted pursuant to clause (e) of Section 8.2.5, (ii) owing to any other Subsidiary of the Borrower pursuant to an Investment of such Subsidiary permitted pursuant to clause (i) of Section 8.2.5 or (iii) evidenced by a promissory note in the principal amount of $51,076,666 payable to Thrifty in connection with the sale of the Capital Stock of RCFC to the Borrower;

(m)         Indebtedness of any Subsidiary Guarantor owing to the Borrower; provided that such Indebtedness is evidenced by an Intercompany Note pledged to the Collateral Agent pursuant to the terms of the Pledge Agreement;

(n)          Indebtedness of the Borrower or any Subsidiary of the Borrower owing to a Subsidiary of the Borrower that is not a Subsidiary Guarantor; provided that such Indebtedness (other than Indebtedness of the Borrower owing to RCFC in respect of amounts advanced by RCFC to the Borrower) constitutes Subordinated Intercompany Debt;

(o)          Indebtedness of Subsidiary Guarantors that are Wholly Owned Subsidiaries of the Borrower owing to a Subsidiary Guarantor; provided, however, that, in the event the obligor in respect of such Indebtedness is a Subsidiary of the Borrower that is neither Operations, Thrifty nor a Subsidiary of Operations or Thrifty, such Indebtedness shall not be subordinated to any other liabilities of such obligor and shall be evidenced by an Intercompany Note pledged to the Administrative Agent pursuant to the terms of the Pledge Agreement;

(p)          Indebtedness of Subsidiaries of the Borrower owing to the Borrower or a Subsidiary Guarantor to the extent permitted by clause (g) of Section 8.2.5;

(q)          Indebtedness of a Person that becomes a Subsidiary of the Borrower pursuant to a Permitted Business Acquisition or Indebtedness that is assumed pursuant to an acquisition of assets constituting a Permitted Business Acquisition by the acquirer of such assets (in each case, other than Indebtedness solely consisting of Vehicle Debt), to the extent (i) such Indebtedness existed at the time of such Permitted Business Acquisition and was not created in contemplation thereof, (ii) such Indebtedness is not guaranteed by any other Obligor and (iii) the aggregate principal amount of all such Indebtedness outstanding at any time does not exceed $20,000,000;

(r)           Subordinated Debt of the Borrower, to the extent (i) the terms of such Indebtedness are consented to by the Administrative Agent (provided such terms shall not include any scheduled principal payment (including any sinking fund requirement) prior to June 15, 2015, any financial maintenance covenants and any cross-default (other than cross-acceleration) to other Indebtedness) and (ii) the aggregate principal amount of all such Indebtedness outstanding at any time does not exceed $125,000,000;

(s)           Indebtedness which refinances Indebtedness permitted by clauses (e), (q) and (r) above; provided, however, that after giving effect to such refinancing, (i) the principal amount of outstanding Indebtedness is not increased, (ii) neither the tenor nor the average life thereof is reduced, (iii) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced, (iv) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness), (v) the holders of refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome to the obligor or obligors than those contained in the Indebtedness being refinanced and (vi) the refinancing Indebtedness is subordinated to the same degree, if any, as the Indebtedness being refinanced; and

(t)           other Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $35,000,000 at any time outstanding;

provided, however, that no Indebtedness otherwise permitted by clauses (f), (g), (i), (j), (k), (p), (q), (r) or (t) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

Section 8.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)          Liens securing payment of the Obligations, granted pursuant to any Loan Document;

(b)          Liens granted prior to the Initial Borrowing Date to secure payment of Indebtedness of the type permitted and described in clause (b) of Section 8.2.2 and extensions and renewals of such Liens so long as such any such extension or renewal does not relate to any collateral (or replacement thereof) not covered by the Lien as in effect immediately prior to any such extension or renewal;

(c)          Liens granted to secure payment of Vehicle Debt and covering only Vehicles financed by such Vehicle Debt, Excluded Receivables relating to such Vehicles, rights under the Demand Capitalization Notes and proceeds thereof, cash (and investments thereof in Cash Equivalent Investments) of an SPC arising from the operations of such SPC and deposit accounts with respect to such cash and Cash

Equivalent Investments, including Liens granted by Dollar Thrifty Funding in Vehicle Debt issued to it by RCFC (and in the assets of RCFC securing such Vehicle Debt);

(d)          Liens granted to secure payment of Indebtedness of the type permitted and described in clause (f) of Section 8.2.2 and covering only assets of the Foreign Subsidiary obligated under such Indebtedness;

(e)          Liens granted to secure payment of Indebtedness of the type permitted and described in clause (g) of Section 8.2.2 and covering only those assets acquired with the proceeds of such Indebtedness;

(f)           Liens granted to secure payment of Indebtedness (other than Subordinated Intercompany Debt) of the type permitted and described in clause (l) (to the extent payable to Operations or Thrifty), (n), (o) or (p) of Section 8.2.2;

(g)          Liens existing on specific assets at the time acquired by a Subsidiary of the Borrower pursuant to a Permitted Business Acquisition, to the extent (i) such Liens existed at the time of such acquisition and were not created in contemplation thereof, (ii) such Liens do not encumber any other asset of the Borrower or any other Subsidiary of the Borrower and (iii) the Indebtedness secured thereby is of the type permitted and described in clause (q) of Section 8.2.2;

(h)          Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(i)           Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(j)           Liens incurred in the ordinary course of business (i) in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits or (ii) to secure (A) performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business, (B) obligations on surety or appeal bonds or (C) obligations under leases of Vehicles not constituting Capitalized Lease Liabilities to the extent such Vehicles do not exceed the Applicable Percentage of the aggregate number of Vehicles utilized by the Subsidiary Guarantors and their respective Subsidiaries and such Liens are limited to the receivables, accounts and other rights arising from the rental, sale or other disposition of such Vehicles (for purposes of this clause (j), the “Applicable Percentage” shall mean (x) if the Net Worth of the Borrower as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, the financial statements (and the related Compliance Certificate) have been delivered by the Borrower is equal to (or greater than) 115% of Threshold Net Worth, 15%, (y) if the Net Worth of the Borrower as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 8.1.1, the financial statements (and the related Compliance Certificate) have been delivered by the Borrower is equal to (or greater than) 110% of, but less than 115% of, Threshold Net Worth, 12%, and (z) otherwise, 8%; provided, that any decrease in the Applicable Percentage shall not take effect until the forty-fifth day following the day the Borrower has delivered the financial statements (and the related Compliance Certificate) that results in such decrease);

(k)          judgment Liens not constituting an Event of Default which are in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies; and

(l)           Liens with respect to minor imperfections of title and easements, rights-of-way, restrictions, reservations, permits, servitudes and other similar encumbrances on Real Property and fixtures which do not detract in any material respect from the value thereof or impair in any material respect the use thereof by the Borrower and its Subsidiaries in the ordinary course of their operation;

(m)         Liens consisting of any encumbrance or restriction on any Capital Stock of a joint venture that is not a Subsidiary of the Borrower, to the extent (i) such Lien is in favor of, or for the benefit of, such joint venture or any Person or Persons owning more than 25% of the Capital Stock of such joint venture and (ii) such Lien secures obligations to such joint venture of the Borrower or any Subsidiary of the Borrower owning Capital Stock of such joint venture; and

(n)          other Liens securing Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding (it being acknowledged that any such Liens shall not cover any property, revenues or assets constituting Pledge Agreement Collateral or Intellectual Property Collateral (as such term is defined in the Security Agreement)).

Section 8.2.4. Financial Condition. The Borrower will not permit the Leverage Ratio, at any time during a period set forth below, to be greater than the ratio set forth opposite the applicable period set forth below:

Period	Ratio
Initial Borrowing Date through and including March 30, 2009	3.50:1.00
March 31, 2009 through and including March 30, 2010	3.00:1.00
March 31, 2010 through and including March 30, 2011	2.50:1.00
Thereafter	2.25:1.00

Section 8.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a)          Investments existing on the Initial Borrowing Date and identified in Item 8.2.5(a) (“Ongoing Investments”) of the Disclosure Schedule and extensions, replacements of Investments in the same Person or renewals thereof (provided that no such extension, replacement or renewal shall be permitted if it would (x) increase the amount of such Investment at the time of such extension, replacement or renewal above the amount reflected in Item 8.2.5(a) of the Disclosure Schedule or (y) result in a Default);

(b)	Cash Equivalent Investments;
(c)	Investments which are Permitted Business Acquisitions;

(d)          without duplication, Investments permitted as Capital Expenditures pursuant to Section 8.2.7;

(e)          (i) Investments by a Subsidiary Guarantor in the Borrower (A) by the making of loans or advances, to the extent the amount of such Investment would be permitted as a dividend pursuant to clause (a) of Section 8.2.6 at the time of such Investment and (B) by way of advances that are pursuant to the Borrower’s cash management system for it and its Subsidiaries and (ii) Investments by a direct Subsidiary of the Borrower (other than Operations or Thrifty) by the making loans or advances in the Borrower;

(f)           Investments by a Subsidiary Guarantor in Subsidiary Guarantors that are Wholly Owned Subsidiaries of the Borrower or, to the extent permitted by clause (o) of Section 8.2.2, in a Subsidiary Guarantor that is not a Subsidiary of the Borrower;

(g)          Investments by the Borrower or a Subsidiary Guarantor in Subsidiaries of the Borrower that are not permitted by the preceding clause (f) or succeeding clause (h) (exclusive of such Investments existing as of the date hereof and identified in Item 8.2.5(a) (“Ongoing Investments”) of the Disclosure Schedule), by way of contributions to capital, the making of loans or advances or the incurrence of Contingent Liabilities, to the extent the aggregate amount of such Investments (i) in such Subsidiaries (other than RCFC) do not exceed $50,000,000 at any time outstanding and (ii) in RCFC are for the purpose of satisfying any credit enhancement of any Segregated Series of Notes (as such terms are defined in the Base Indenture) and do not exceed the sum of (I) $250,000,000 (to the extent that such Investments are made on the Initial Borrowing Date with the proceeds of Term Loans) and (II) $75,000,000 at any time outstanding;

(h)	Investments by the Borrower in any Subsidiary Guarantor;

(i)           Investments by a Subsidiary of the Borrower that is not a Subsidiary Guarantor in the Borrower or any Subsidiary of the Borrower;

(j)           Investments evidenced by the Demand Capitalization Notes permitted by clause (e) of Section 8.2.2;

(k)	Investments in franchisees of Thrifty, Thrifty Car Sales or Dollar

(i)  by way of (A) guaranties or (B) obtaining letters of credit for the benefit of beneficiaries selected by any such franchisees and with respect to which any such franchisee is the account party or is benefited and the Borrower or any of its Subsidiaries is obligated to reimburse the issuer thereof for drawings thereunder, in each case, in respect of obligations of such franchisees in respect of the leasing by such franchisees of real or personal property under arrangements which would not, under GAAP, be classified as capitalized leases, to the extent the sum of (x) the guaranteed obligations payable thereunder (other than any portion of rental payments that are determined on the basis of revenues generated by the property subject to such leases or by the operations conducted on the property subject to such leases) and (y) the aggregate stated amounts of such letters of credit, together with unreimbursed obligations in respect thereof, does not exceed at any time $10,000,000 (exclusive of Investments permitted by clause (a) above);

(ii)  by way of the making of loans or advances to such franchisees or guaranties for their benefit or otherwise to the extent such Investments do not exceed in the aggregate at any time $12,000,000 (exclusive of Investments permitted by clause (a) above); or

(iii)  to the extent permitted under clause (a)(i) of Section 8.2.1;

provided, however, that the aggregate amount of the Investments made pursuant to clauses (k)(i) and (k)(ii) that were funded in cash and that are outstanding at any time does not exceed $5,000,000; and

(l)           other Investments (except Investments which are Permitted Business Acquisitions or Investments of the type described in clause (g)(ii)) in an aggregate amount at any time not to exceed $15,000,000;

provided, however, that

(i)  any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(ii)  no Investment otherwise permitted by clause (c), (g), (k) or (l) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

Section 8.2.6. Restricted Payments, etc. (a) Neither Operations nor Thrifty will declare, pay or make any Distribution with respect to any shares of its Capital Stock (now or hereafter outstanding) or on any warrants, options or other rights with respect to any such shares of Capital Stock (now or hereafter outstanding) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of Capital Stock (now or hereafter outstanding) of Operations or Thrifty, or warrants, options or other rights with respect to any such shares of Capital Stock (now or hereafter outstanding) of Operations or Thrifty; provided, however, that Operations and Thrifty may (i) make Distributions to the Borrower to the extent that it is necessary to permit the Borrower to pay taxes based on income and franchise taxes and other similar licensure expenses and other actual and reasonable general administrative costs and expenses attributable to the operations of the Borrower (including indemnity obligations payable to directors and officers of the Borrower who have acted in good faith), (ii) make Distributions to the Borrower to the extent it is necessary to permit the Borrower to satisfy a payment demand in respect of a Demand Capitalization Note, (iii) make Distributions to the Borrower to the extent necessary to satisfy its obligations under the Loan Documents and other Indebtedness permitted to be incurred by it hereunder and (iv) make a Distribution to the Borrower to the extent necessary to enable the Borrower to (A) make a Distribution declared by the Borrower (but in no event exceeding the amount of such Distribution permitted to be made by the Borrower pursuant to the succeeding clause (b)) or (B) purchase or redeem any shares of any class of the Borrower’s Capital Stock or warrants, options or other rights with respect thereto held by the Borrower’s stockholders (but in no event exceeding the amount of such purchase or redemption permitted to be made by the Borrower pursuant to the succeeding clause (b)), in each case, so long as, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and the Distribution or the purchase or redemption, as applicable, to be made by the Borrower is made at the time Operations or Thrifty make their Distribution;

(b) the Borrower will not declare, pay or make any Distribution with respect to any shares of its Capital Stock (now or hereafter outstanding) or on any warrants, options or other rights with respect to any such shares of Capital Stock (now or hereafter outstanding) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any such shares of Capital Stock (now or hereafter outstanding) of the Borrower; provided, however, that the Borrower may declare, pay and make cash Distributions to, and the Borrower (or any of its Subsidiaries) may purchase or redeem any shares of any class of the Borrower’s Capital Stock or warrants, options or other rights with respect thereto held by, the Borrower’s stockholders in any Fiscal Year, so long as

(i)  both before and after giving effect to any such payment, purchase or redemption, no Default shall have occurred and be continuing,

(ii) the aggregate amount of

(A) all Distributions to be made by the Borrower and its Subsidiaries pursuant to this clause (b) does not exceed the sum of (I) $10,000,000 plus (II) 50% of Cumulative Adjusted Net Income at such time (it being understood that if the Cumulative Adjusted Net Income is less than zero, then minus 100% of such loss);

(B) the aggregate amount of such purchases and redemptions in any Fiscal Year does not exceed $95,000,000 and in the aggregate since January 1, 2007 does not exceed $190,000,000; provided that (x) there shall be at least $100,000,000 of Unrestricted Cash on hand at the Borrower and its Subsidiaries (on a consolidated basis) as of the last day of the calendar month most recently completed prior to such purchase or redemption and (y) after giving pro forma effect to such purchase or redemption, there shall be at least $100,000,000 of Unrestricted Cash on hand at the Borrower and its Subsidiaries (on a consolidated basis) as of the date of such purchase or redemption;

(c)  the Borrower will not permit any Subsidiaries of Operations or Thrifty to declare, pay or make any Distribution with respect to any shares of Capital Stock (now or hereafter outstanding) of any such Subsidiary (other than (x) with respect to any such shares held by Operations or Thrifty or any of their respective Wholly Owned Subsidiaries and (y) with respect to such shares which are shares of common stock, so long as such Distribution is made on a pro rata basis, consistent with the ownership interests in such shares of common stock, to the owners of such shares of common stock) or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree to purchase or redeem, any shares of any class of Capital Stock (now or hereafter outstanding) of any such Subsidiary, or warrants, options or other rights with respect to any such shares of Capital Stock (now or hereafter outstanding) of any such Subsidiary (other than any such shares, warrants, options or other rights held by Operations or Thrifty or any of their respective Wholly Owned Subsidiaries);

(d)  the Borrower will not, and will not permit any of its Subsidiaries to

(i)  make any payment or prepayment of principal of any Subordinated Debt (including any reimbursement obligation in respect of a letter of credit) or make any payment of interest on any Subordinated Debt on any day other than the stated, scheduled date for such payment or prepayment set forth in the documents and instruments memorializing such Subordinated Debt, or which would violate the subordination provisions applicable such Subordinated Debt; or

(ii)  redeem, purchase or defease, any Subordinated Debt; and

(e) the Borrower will not, and will not permit any of its Subsidiaries to, make any deposit for any of the foregoing purposes.

Section 8.2.7. Capital Expenditures, etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year, except (i) Capital Expenditures for the acquisition of Vehicles and (ii) other Capital Expenditures which do not aggregate in any Fiscal Year set forth below the amount set forth opposite such Fiscal Year:

Fiscal Year	Amount
2007	$65,000,000
2008	$65,000,000
2009	$65,000,000
2010	$65,000,000
2011	$65,000,000
2012	$65,000,000
2013	$65,000,000
2014	$65,000,000

(b)          In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a)(ii) above in any Fiscal Year (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this sentence) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year; provided that no amounts once carried forward pursuant to this sentence may be carried forward to any Fiscal Year thereafter.

(c)           In addition to the foregoing, in the event that the Borrower and its Subsidiaries have made Capital Expenditures in any Fiscal Year pursuant to clauses (a)(ii) and (b) above in an amount equal to the maximum aggregate amount permitted to be made by the Borrower and its Subsidiaries during such Fiscal Year and so long as no Default or Event of Default then exists, the Borrower and its Subsidiaries may utilize up to 15% of the applicable permitted scheduled Capital Expenditure amount as set forth in clause (a) above for the immediately succeeding Fiscal Year to make additional Capital Expenditures in the then current Fiscal Year.

Section 8.2.8. Take or Pay Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

Section 8.2.9. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or otherwise enter into or consummate any Business Acquisition not constituting an Investment, except

(a)          (i)  any Domestic Subsidiary (other than Operations or Thrifty) may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any Wholly Owned Subsidiary of the Borrower that is a Domestic Subsidiary, and any Foreign Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, any Wholly Owned Subsidiary of the Borrower that is a Foreign Subsidiary or a Domestic Subsidiary (so long as, in the case of a Domestic Subsidiary, such Domestic Subsidiary is a parent of such Foreign Subsidiary and such transaction will not result in any material increase in the liabilities of such Domestic Subsidiary); provided that any Subsidiary Guarantor may only liquidate or dissolve voluntarily into, and may only merge with and into, the Borrower or any other Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower, and

(ii)  the assets of any Domestic Subsidiary may be purchased or otherwise acquired by the Borrower or any Wholly Owned Subsidiary of the Borrower that is a Domestic Subsidiary, and the assets of any Foreign Subsidiary may be purchased or otherwise acquired by any Wholly Owned Subsidiary of the Borrower that is a Foreign Subsidiary; provided that (A) the assets of any Subsidiary Guarantor to be purchased or otherwise acquired pursuant to the preceding exception may only be so purchased or otherwise acquired by the Borrower or another Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower and (B) no substantial part of the assets of Operations or Thrifty may be purchased or otherwise acquired pursuant to the preceding exception; and

(b)          so long as no Default has occurred and is continuing or would occur after giving effect thereto, Operations or any of its Subsidiaries may enter into or consummate any Excepted Acquisition that is a Permitted Business Acquisition and the Borrower or any of its Subsidiaries may enter into or consummate any other Permitted Business Acquisition.

Section 8.2.10. Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, issue, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any property, business or assets of the Borrower or any of its Subsidiaries (including accounts receivable and Capital Stock) to any Person, unless:

(a)          any such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business (including sales of used Vehicles and the customary franchising activities of the Borrower) or is permitted by Section 8.2.9 or clauses (e) through (i) of Section 8.2.5;

(b)          any such issuance is an issuance of Capital Stock of the Borrower or of options or warrants in respect of such Capital Stock;

(c)          (i) (A) any such sale, transfer or conveyance is for not less than the fair market value of the assets so sold, transferred or conveyed and (B) in the event the fair market value of such assets exceeds $10,000,000, the determination of the Board of Directors of the Borrower or a committee thereof is evidenced by a certified written resolution of such Board or committee) and the consideration received by the Borrower or the relevant Subsidiary in respect thereof consists of at least 80% cash or Cash Equivalent Investments, (ii) any such consideration not consisting of cash or Cash Equivalent Investments is an Investment that would be permitted by Section 8.2.5 and (iii) the fair market value of such assets, together with the aggregate fair market value of all other assets sold, transferred or conveyed pursuant to this clause (c) in the Fiscal Year such assets are sold, transferred or conveyed, does not exceed $10,000,000; provided, however, that no such sale, transfer or conveyance shall be permitted to be made if immediately before or after giving effect thereto, any Default shall have occurred and be continuing; or

(d)          without limiting the effect in any manner of the provisions of Article IX, any such sale, transfer or conveyance of Vehicles is as a result of an Amortization Event (as defined in the Base Indenture).

Section 8.2.11. Modification of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, the DaimlerChrysler Supply Agreement, the MTN Program Documents, the Conduit Program Documents and the CP Program Documents, or any document or instrument evidencing or applicable to any Subordinated Debt, other than any amendment, supplement or other modification which would not have an adverse effect on the Lenders (unless otherwise consented to by the Administrative Agent), a material adverse effect on the interests of the Lenders hereunder and under the other Loan Documents (unless otherwise consented to by the Required Lenders) or a Material Adverse Effect (it being understood and agreed that, unless a Default has occurred and is continuing, the following shall not be deemed to have an adverse effect on the Lenders: (i) amendments or other modifications to the DaimlerChrysler Supply Agreement that extend the agreement to cover vehicles for the immediately succeeding model year, (ii) annual renewals of the CP Program and the Conduit Program and (iii) increases in the size of the CP Program or the Conduit Program to the extent such increase is not greater than 40%).

Section 8.2.12. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to the Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates; provided, however, that the foregoing restriction shall not apply to (i) any agreement or arrangement between or among the Borrower and a Wholly Owned Subsidiary of the Borrower that is not otherwise prohibited hereunder and (ii) any agreement or arrangement that provides for the sale of Vehicles from RCFC to Operations or Thrifty or any Subsidiary of Operations or Thrifty at the higher of the fair market value thereof and the net book value thereof, to the extent such agreement or arrangement is entered into in connection with a structured financing or securitization program.

Section 8.2.13. Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting

(a)          the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or

(b)          the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower;

except

(i) any indenture or agreement governing Indebtedness permitted by clause (b) of Section 8.2.2 as in effect on the Initial Borrowing Date and any refinancings thereof permitted by such clause (b);

(ii) any agreement governing any Indebtedness permitted by clause (d) (g), (i), or (q) of Section 8.2.2 as to the assets financed with the proceeds of such Indebtedness;

(iii) as to any SPC, usual and customary restrictions pursuant to the Organic Documents of such SPC or pursuant to the MTN Program Documents, the Conduit Program Documents or CP Program Documents; or

(iv) usual and customary restrictions pursuant to any agreement relating to any Indebtedness of any Foreign Subsidiary permitted pursuant to clause (f) of Section 8.2.2, such as maintenance of net worth or other balance sheet conditions, provided that such restrictions are agreed to in good faith and, where applicable, based upon reasonable assumptions.

Section 8.2.14. Ability to Amend; Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or accept obligations under, any agreement (a) prohibiting (including subjecting to any condition) the ability of the Borrower or any of its Subsidiaries to amend, supplement or otherwise modify this Agreement or any other Loan Document or (b) containing any provision that would contravene any provision of this Agreement or any other Loan Document.

Section 8.2.15. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, change its Fiscal Year from twelve consecutive calendar months ending on December 31, except with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, but which consent may be conditioned upon the effectuation of such amendments and other modifications to this Agreement and the other Loan Documents as the Administrative Agent may reasonably request).

Section 8.2.16. Activities of the Borrower. Without limiting the effect of any provision contained in this Article VIII and notwithstanding any implication to the contrary hereunder, the Borrower will not engage in any business activity other than (i) its ownership of all the shares of Capital Stock of Operations, Thrifty Holdco, RCFC, Dollar Thrifty Funding, Dollar, Dollar Thrifty Europe Limited and any other Person that may become a direct Subsidiary of the Borrower in accordance with the provisions hereof to the extent such Person does not conduct a business activity which is one of the principal business activities conducted by Operations, Thrifty or Dollar on the date hereof and (ii) its compliance with the obligations applicable to it under the Loan Documents, the MTN Program Documents, the Conduit Program Documents and the CP Program Documents. Without limiting the generality of the immediately preceding sentence, the Borrower will not (a) create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness under this Agreement or any other Loan Document, any

Demand Capitalization Note, any guaranty of Vehicle Debt, any intercompany Indebtedness pursuant to clause (l) of Section 8.2.2 or any Subordinated Debt pursuant to clause (r) of Section 8.2.2), (b) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than pursuant to the Loan Documents or any intercompany Indebtedness described in clause (f) of Section 8.2.3), (c) wind up, liquidate or dissolve itself (or suffer to exist any of the foregoing), or consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons, (d) create, incur, assume or suffer to exist any Investment in any Person other than (i) as provided in clause (a), (b), (g), (h) or (j) of Section 8.2.5 or (e) permit to be taken any action that would result in a Change in Control. The Borrower agrees not to commence or cause the commencement of any of the actions described in clause (b), (c) or (d) of Section 9.1.9 of this Agreement with respect to any of its Subsidiaries.

ARTICLE IX

Events of Default

Section 9.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 9.1 shall constitute an “Event of Default”.

Section 9.1.1. Non-Payment of Obligations. The Borrower or any other Obligor shall (a) default in the payment or prepayment when due of any principal of any Loan, (b) default in the payment when due of any Reimbursement Obligation, or (c) default (and such default shall continue unremedied for a period of three Business Days) in the payment when due of any interest on any Loan, any fee or of any other Obligation.

Section 9.1.2. Breach of Warranty. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect when made or deemed made in any material respect.

Section 9.1.3. Non-Performance of Certain Covenants and Obligations. (a) The Borrower shall default in the due performance and observance of any of its obligations under Section 8.2, clause (d), (e), (g) or (k) of Section 8.1.1, or Section 8.1.2, 8.1.8 or 8.1.9.

(b)          The Borrower shall default in the due performance and observance of any of its obligations under clause (a), (b), (c), (h) or (i) of Section 8.1.1, and such default shall continue unremedied for a period of ten days.

Section 9.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.

Section 9.1.5. Default on Other Indebtedness. (a) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 9.1.1) of the Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity and/or require the cash collateralization of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or in the case of any letter of credit, to be cash collateralized prior to its stated expiry dated (including pursuant to any right of such holder, holders, trustee or agent to require the redemption, repurchase or other acquisition of such Indebtedness prior to its expressed maturity).

(b)          An Amortization Event (as defined in the Base Indenture) shall have occurred or RCFC shall become unable to finance the purchase of Vehicles pursuant to the MTN Program, the Conduit Program, the CP Program or any other material program or facility established for the purchase of Vehicles and the Borrower, Operations or Thrifty, as the case may be, shall have failed to replace the MTN Program, Conduit Program, CP Program or other material program or facility, as the case may be, with an alternative source of financing having terms acceptable to the Required Lenders within 30 days of such occurrence.

Section 9.1.6. Judgments. Any judgment or order for the payment of money in excess of $10,000,000 (to the extent not covered by insurance provided by a carrier that has not disputed coverage) shall be rendered against the Borrower or any of its Subsidiaries and either

(a)          enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(b)          there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Section 9.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

(a)          the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b)          a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

Section 9.1.8. Change in Control. Any Change in Control shall occur.

Section 9.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Subsidiaries or any other Obligor shall

(a)          become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(b)          apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;

(c)          in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that each of its Subsidiaries and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60- day period to preserve, protect and defend their rights under the Loan Documents;

(d)          permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of its Subsidiaries or any other Obligor, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower, such Subsidiary and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e)	take any action authorizing, or in furtherance of, any of the foregoing.

Section 9.1.10. Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; the Borrower or any other Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.

Section 9.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.9 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable and the Borrower shall immediately comply with its obligations under Section 4.7, in each case, without notice or demand.

Section 9.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated and/or demand immediate compliance of the Borrower with its obligations under Section 4.7, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, the Commitments shall terminate and/or, as the case may be, the Borrower shall be obligated to comply immediately with its obligations under Section 4.7.

ARTICLE X

The Agents

Section 10.1. Actions. (a) Each Lender hereby appoints DBTCA as its Administrative Agent under and for purposes of this Agreement, the Notes and each other Loan Document (for purposes of this Article X and Article XI, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents). Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent pro rata according to such Lender’s “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys’ fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted solely from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless the Administrative Agent is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. The Administrative Agent may perform any of its respective duties hereunder or under the other Loan Documents by or through its officers, directors, agents, employees or affiliates.

(b)          The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent for the Lenders, and the Administrative Agent does not assume (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for the Borrower of any of its Subsidiaries.

Section 10.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m. (New York City, New York time) on the Business Day prior to a Borrowing, that such Lender will not make available the amount which would constitute its proportionate share of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of the Lender), at the Federal Funds Rate for the first two Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Loans comprising such Borrowing.

Section 10.3. Exculpation. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its directors, officers, employees, affiliates or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable decision, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon (and shall be fully protected in relying upon) advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person. If the

Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Section 10.4. Successor. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless a Default under Section 9.1.9 then exists, the Borrower. Any such resignation by the Administrative Agent hereunder also constitute its (and its applicable Affiliate’s) resignation as the Issuer and/or the Swingline Lender, as the case may be, in which case the resigning Administrative Agent (and its applicable Affiliate) (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as the Issuer or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)          Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)          If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)          If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative

Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)          Upon a resignation of the Administrative Agent pursuant to this Section 10.4, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article X (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

Section 10.5. Credit Extensions by Agents. Each Agent shall have the same rights and powers with respect to (x) the Loans made by it in its capacity as a Lender or any of its Affiliates, (y) the Notes held by it or any of its Affiliates, and (z) its participating interests in the Letters of Credit as any other Lender and may exercise the same as if it were not an Agent. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if DBTCA and Scotia Capital were not Agents hereunder.

Section 10.6. Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower and its Subsidiaries, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

Section 10.7. Security Documents (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)          The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby,

(ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with this Agreement, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.7.

(c)          The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Obligor or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.7 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 10.8. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Obligor, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 10.9. Subagents. At any time, for the purposes of complying with any legal requirements, restrictions or conditions in any jurisdiction in which any particular act or acts are to be performed, or for the purposes of obtaining a judgment in any jurisdiction of either a judgment already obtained or the enforcement of any of the provisions of this Agreement or any other Loan Document or for any other similar reason, the Administrative Agent shall have the power, upon notice in writing to the Borrower, to appoint any Person to act as its subagent with such of the rights (including the right to remuneration and indemnity), powers, duties and obligations that the Administrative Agent has hereunder or under any other Loan Document as may be conferred or imposed by the instrument of appointment; provided, however, that such subagent shall not be entitled to exercise any greater trusts, powers, authorities and discretion than, or to do anything which could not have been done by, the Administrative Agent pursuant to this Agreement or any other Loan Document. Any subagent so appointed may be removed by the Administrative Agent in like manner. Such reasonable remuneration as the Administrative Agent may pay to any such Person, together with any reasonable costs, charges, liabilities and expenses incurred by it in performing its functions as such subagent, shall for purposes of this

Agreement and each other Loan Document, be treated as costs, charges, liabilities and expenses incurred by the Administrative Agent.

Section 10.10. Reliance by Administrative Agent. The Administrative A gent shall be entitled to rely (and shall be fully protected in relying) upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely (and shall be fully protected in relying) upon any Secured Party that has entered into a Rate Protection Agreement for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and the Borrower.

Section 10.11. Other Agent Parties. Each of the Syndication Agent and each of the Arrangers shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agent or any of the Arrangers, in such capacities it being understood and agreed, however, that such Agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as provided for under Sections 10.1, 10.3 and 11.4.

Section 10.12. Rate Protection Agreements; Release of Liens. Notwithstanding anything herein to the contrary or in any other Loan Document, the Collateral securing the Obligations hereunder shall secure obligations under Rate Protection Agreements solely to the extent that this Agreement remains in effect and the Collateral securing the Obligations and the Subsidiary Guarantors providing guarantees of the Obligations have not otherwise been released pursuant to the terms hereof. In furtherance of the foregoing, upon the satisfaction of the Obligations (excluding obligations owing to counterparties under Rate Protection Agreements that are not then due) owed to the Lenders under this Agreement and the termination of this Agreement, the security interests granted in the Collateral securing the Obligations and the guarantees provided by the Subsidiary Guarantors of the Obligations shall automatically terminate without regard to obligations that may be owing under Rate Protection Agreements so long as no default or event of default (or similar event) then exists under such Rate Protection Agreement.

Section 10.13. Issuer. For the avoidance of doubt, the Issuer shall be entitled to the same rights and protections as are afforded to the Administrative Agent under Section 10.1 and Section 10.3.

ARTICLE XI

Miscellaneous Provisions

Section 11.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document (other than Rate Protection Agreements, Letters of Credit and the Fee Letter (which documents may be amended or otherwise modified in accordance with their terms)) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiary Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Obligors party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the Stated Expiry Date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.4 shall not constitute a reduction in the rate of interest or fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) under all the Security Documents or release all or substantially all of the Subsidiary Guarantors (except as expressly provided in the Loan Documents) under the Subsidiary Guaranty, (iii) amend, modify or waive any provision of this Section 11.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Issuer, amend, modify or waive any provision of Article IV or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative

Agent, amend, modify or waive any provision of Article X or any other provision as same relates to the rights or obligations of the Administrative Agent, or (5) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

Notwithstanding the foregoing provisions of this Section 11.1, the Administrative Agent and the Borrower may, in connection with implementation or maintenance of any CP Program, Conduit Program or MTN Program, without the consent of any Lender, enter into any amendment, supplement or other modification to any Enhancement Letters of Credit or Enhancement Letter of Credit Application and Agreement, in form and substance satisfactory to the Administrative Agent, to cure any ambiguity or to correct or supplement any provision in this Agreement or any other Loan Document that may be inconsistent with any provision applicable to such CP Program, Conduit Program or MTN Program; provided, however, that (i) any such action shall not have an adverse effect on the interests of the Lenders and (ii) a copy of any such amendment, supplement or other modification shall be furnished to the Lenders or the Issuer in accordance with the notice provisions hereof not later than five days prior to the execution thereof by the Administrative Agent. No failure or delay on the part of the Administrative Agent, the Issuer, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, the Issuer, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 11.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth in the case of the Borrower or the Administrative Agent, below its signature hereto or in the case of any Lender, in Schedule I hereto or in a Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Each notice shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid and return receipt requested, or, in the case of facsimile notice, when electronic confirmation thereof is received by the transmitter, except that notices pursuant to Article II, III, IV or X to the Administrative Agent shall not be effective until actually received by the Administrative Agent, and notices pursuant to Article IV to the Issuer shall not be effective until actually received by the Issuer.

Section 11.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of each Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with:

(a)          the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers,

consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby or thereby are consummated;

(b)          the filing, recording, refiling or rerecording of any Loan Document and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or the terms of any Loan Document; and

(c)          the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Agents, the Issuer and the Lenders harmless from all liability for, any stamp, issuance, excise or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions hereunder, the issuance of the Notes, Letters of Credit or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Issuer and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses and reasonable consultant fees and expenses) incurred by the Administrative Agent or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

Section 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Agent, the Issuer and each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds each Agent, the Issuer and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a)          any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with any of the other transactions contemplated hereby or the use of any Letter of Credit;

(b)          the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article VI not to fund any Credit Extension; provided that any such action is resolved by final judgment of a court of competent jurisdiction in favor of such Indemnified Party);

(c)          any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, the Issuer or such Lender is party thereto;

(d)          any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

(e)          the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any Real Property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party as to the portion thereof and to the extent directly caused by the relevant Indemnified Party’s gross negligence or willful misconduct or a breach by such Indemnified Party (or its agents or employees or any other Person under its control), as determined by a court of competent jurisdiction in a final and non-appealable decision. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Section 11.5. Survival. The obligations of the Borrower under Sections 4.9, 5.3, 5.4, 5.5, 5.6, 11.3 and 11.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any assignment from one Lender to another and any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

Section 11.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

Section 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic

(confirmed in writing), written or telex notice (actually received) that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

Section 11.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. This Agreement, the Fee Letter, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 11.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

(a)          the Borrower may not assign or transfer either of its rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Lenders, except permitted pursuant to clause (a) of Section 8.2.9 provided that, in the event of any such transaction, the Administrative Agent shall have received such supplements or other modifications to this Agreement and the other Loan Documents as it may reasonably request to confirm the Obligations of the Borrower and the other Obligors); and

(b)          the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

Section 11.11. Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with this Section 11.11.

Section 11.11.1. Assignments. Any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), each of which assignees shall become a party to this Agreement as a Lender by execution of a Lender Assignment Agreement, provided that (i) at such time, Schedule I(A) hereto shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of this Agreement (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default then exists, the consent of the Borrower in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed, provided, however, that for the first 45 days following the Initial Borrowing Date, assignments by DBTCA shall not require the consent of the Borrower), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (iv) any assignment of Revolving Loan Commitments or Letter of Credit Commitments shall consist of a proportionate assignment of each such Commitment, and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register as provided below. To the extent of any assignment pursuant to this Section 11.11.1, the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 11.11.1 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a U.S. Tax Compliance Certificate) described in Section 5.6. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to this Section 11.11.1 would, at the time of such assignment, result in increased costs under Section 5.3, 5.5, or 5.6 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this paragraph, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the Loans made by each Lender, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to this Section 11.11.1. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower obligations in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this

Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitments and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitments or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitments or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this paragraph shall release the transferor Lender from any of its obligations hereunder.

Section 11.11.2. Participations . Any Lender may at any time sell to one or more commercial banks, other financial institutions or other Persons (each of such commercial banks, other financial institutions and other Persons being herein called a “Participant”) participating interests (or a sub-participating interest, in the case of a Lender’s participating interest in a Letter of Credit) in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

(i) no participation or sub-participation contemplated in this Section 11.11.2 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document,

(ii) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations,

(iii) the Borrower and each other Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents,

(iv) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to

Section 1.4 shall not constitute a reduction in the rate of interest or fees payable hereunder), or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents or all or substantially all of the Subsidiary Guarantors under the Subsidiary Guaranty (except, in either case, as expressly provided in the Loan Documents) supporting the Loans or Letters of Credit hereunder in which such Participant is participating,

(v) the Borrower shall not be required to pay any amount under Section 5.6 that is greater than the amount which it would have been required to pay had no participating interest been sold, and

(vi) such Lender shall comply with any obligation to withhold taxes or any filing or reporting requirements imposed under applicable law relating to such Participant and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such matters.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 11.3 and 11.4, shall be considered a Lender; provided, that no Participant shall be entitled to receive any greater payment under Section 5.3, 5.4 or 5.5 than the Lender that transferred such rights to such Participant would have been entitled to receive with respect to such rights, unless such transfer is made with the Borrower’s prior written consent.

Section 11.11.3. Lender Downgrade; Lender Replacement. In the event that

(i) an RL Lender defaults in its obligation to fund any Loan (including any Mandatory Borrowing) or fails to reimburse the Issuer for any Reimbursement Obligation pursuant to Section 4.4 (or notifies the Administrative Agent or the Issuer that it does not intend to honor any such funding or reimbursement obligation),

(ii) an RL Lender’s capital status, as determined by its principal federal or state supervisor or other applicable governmental agency or authority (if applicable), is rated at or below “undercapitalized”,

(iii) S&P or Moody’s, shall, after the date that any Person becomes an RL Lender, downgrade the long term certificate of deposit ratings or long-term unsecured debt ratings of such RL Lender, and the resulting ratings shall be below BBB or Baa3, respectively, or the equivalent, or

(iv) in the case of an RL Lender that does not have a long-term certificate of deposit rating provided by both S&P and Moody’s or a long-term unsecured debt rating provided by both S&P and Moody’s, such RL Lender suffers a material adverse change in its financial condition or a material impairment in its ability to honor its obligation to fund any Loan (including any Mandatory Borrowing) or to reimburse the Issuer for any Reimbursement Obligation pursuant to Section 4.4,

(other than during the continuance of an Event of Default) then, at the request of any Issuer, each Issuer shall each have the right, but not the obligation, upon notice to such RL Lender and the Administrative Agent, to replace such RL Lender with an Eligible Assignee (a “Replacement Lender”) reasonably acceptable to the Borrower, each Issuer and the Administrative Agent (such consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing RL Lender and no such consent of the Borrower shall be required during the continuance of an Event of Default), and each such RL Lender hereby agrees to assign and delegate (in accordance with Section 11.11.1) all its rights and obligations under this Agreement and any other Loan Document to which it is a party (including all of its Loans, participations in Letter of Credit Outstandings, Commitments and Reimbursement Obligations) to such Replacement Lender and execute and deliver, on or prior to the day that the conditions set forth below are satisfied, an assignment agreement necessary to effectuate any assignment of such RL Lender’s interests hereunder; provided that (i) such assignment shall be without recourse, representation or warranty (other than that the Loans, participations in Letter of Credit Outstandings, Commitments and other rights being assigned, are free and clear of any Liens created or consented to by such RL Lender), and (ii) the purchase price to be paid by the Replacement Lender for such RL Lender’s Loans, participations, Commitments and other rights and obligations shall be the purchase price agreed between such RL Lender and the Replacement Lender (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of such RL Lender’s Loans (including, and together with, the amount of any reimbursement of such RL Lender of the Issuer pursuant to Section 4.4 that has not been repaid to such RL Lender), together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 5.2 through (and including) 5.6, which shall be paid by the Borrower), owing to such RL Lender hereunder. Upon any such assignment and delegation, the Replacement Lender shall in accordance with Section 11.11.1 become a party to each Loan Document to which such replaced RL Lender is a party and shall have the rights and obligations of an RL Lender thereunder and such replaced RL Lender shall be released from its obligations hereunder and each other Loan Document to the extent of such assignment and delegation but shall continue to be entitled to the benefits of, and subject to the obligations of, any provision of this Agreement which by its terms survives the termination of this Agreement.

Section 11.12. Other Transactions. Nothing contained herein shall preclude any Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

Section 11.13. Independence of Covenants. All covenants contained in this Agreement and each other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not, unless expressly so provided in such first covenant, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

Section 11.14. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 11.14, each Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents and identified by the Borrower as confidential in writing at the time of delivery confidential in accordance with such Lender’s customary practices and not disclose any of such information other than (i) to such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source or such information that is in the public domain at the time of disclosure, (iii) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (iv) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any pledgee referred to in the last paragraph of Section 11.11.1 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Loans, Notes or Commitments or any interest therein by such Lender, or to any direct or indirect contractual counterparties in swap agreements or to the professional advisors of such swap counterparties, who agree to be bound by the provisions of this Section 11.14, (vii) in connection with any litigation between any Obligor and any Lender with respect to the Loans or this Agreement and the other Loan Documents or (viii) with the Borrower’s prior written consent. The agreements in this Section 11.14 shall survive repayment of the Loans and all other amounts payable hereunder.

(b)          The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.14 to the same extent as such Lender.

Section 11.15. Forum Selection, Consent to Jurisdiction and Waiver of Jury Trial. (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY

CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)          THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By: ____________________________________

Name: Pamela S. Peck

Title:	Vice President and Treasurer
Address:	5330 East 31st Street
Tulsa, OK 74135
Facsimile No.:	(918) 669-2301
Attention:	Pamela S. Peck

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender, the Issuer and the Administrative Agent

By: ____________________________________

Name:

Title:

By: ____________________________________

Name:

Title:

Address:	60 Wall Street
New York, NY 10005

Facsimile No.:	(212) 979-5690
Attention:	Omayra Laucella

THE BANK OF NOVA SCOTIA, as a Lender and the Syndication Agent

By:____________________________________

Name:

Title:

SCHEDULE I(A)

COMMITMENTS

Lender	Term Loan Commitment	Revolving Loan Commitment
Deutsche Bank Trust Company Americas	$250,000,000	$30,000,000
The Bank of Nova Scotia	—	$30,000,000
Bank of America, N.A.	—	$28,000,000
Credit Suisse, Cayman Islands Branch	—	$23,000,000
Morgan Stanley Bank	—	$20,000,000
Bank of Oklahoma, N.A.	—	$20,000,000
JP Morgan Chase Bank, N.A.	—	$20,000,000
LaSalle Bank National Association	—	$16,000,000
Wells Fargo Bank, N.A.	—	$16,000,000
BMO Capital Markets Financing, Inc.	—	$16,000,000
Bank of Tokyo-Mitsubishi UFJ Trust Company	—	$16,000,000
International Bank of Commerce	—	$14,000,000
Fortis Capital Corp	—	$14,000,000
Raymond James Bank, FSB	—	$12,000,000
Sumitomo Mitsui Banking Corporation	—	$12,000,000
Arvest Bank	—	$11,000,000
MidFirst Bank	—	$11,000,000
Bayerische Hypo-und Vereinsbank, AG New York Branch	—	$11,000,000
Amegy Bank National Association	—	$9,000,000
BNP Paribas	—	$9,000,000
First Indiana Bank, N.A.	—	$7,000,000
National City Bank	—	$5,000,000
TOTAL:	$250,000,000	$350,000,000

SCHEDULE I(B)

LENDER INFORMATION

Lender	Address
Deutsche Bank Trust Company Americas	60 Wall Street New York, NY 10005 Attn.: Omayra Laucella Tel. No.: (212) 250-5690
The Bank of Nova Scotia	181 West Madison Street Suite 3700 Chicago, IL 60602 Attn.: David Scott Tel. No.: (312) 201-4116
Bank of America, N.A.	515 S. Boulder Ave. 10th Floor Tulsa, OK 74103 Attn.: Steven E. Warrick Tel. No.: (918) 591-8248
Credit Suisse, Cayman Islands Branch	Eleven Madison Avenue New York, NY 10010 Attn.: Mark Gleason Tel. No.: (212) 538-3163
Morgan Stanley Bank	2500 Lake Park Blvd., Suite 300C West Valley City, UT 84120 Attn.: Lisa Malone/Justin Gaudy Tel. No.: (718) 233-2132/7279
Bank of Oklahoma, N.A.	One Williams Center, 8th Floor Tulsa, OK 74172 Attn.: Jamey Webb Tel. No.: (918) 588-8295
JP Morgan Chase Bank, N.A.	1111 Fannin, 10th Floor New York, NY 10017 Attn.: Robert Kellas Tel. No.: (212) 270-3560

LaSalle Bank National Association	Republic Plaza 370 17th Street, Ste. 3590 Denver, CO 80202 Attn.: Nate Palmer Tel. No.: (303) 825-7577
Wells Fargo Bank, N.A.	1445 Ross Avenue Suite 2320 Dallas, TX 75202 Attn.: Stephen Melton Tel. No.: (214) 661-1221
BMO Capital Markets Financing, Inc.	111 W. Monroe Street Chicago, IL 60603 Attn.: Jo-Anne Panizares Tel. No.: (312) 750-6043
Bank of Tokyo-Mitsubishi UFJ Trust Company	1251 Avenue of the Americas 12th Floor New York, NY 10020-1104 Attn.: John Leffler Tel. No.: (212) 782-4228
International Bank of Commerce	2250 E. 73rd Street Suite 200 Tulsa, OK 74136 Attn.: Andrew Levinson Tel. No.: (918) 497-2483
Fortis Capital Corp	520 Madison Avenue 3rd Floor New York, NY 10022 Attn.: Doug Riahi Tel. No.: (212) 340-5412
Raymond James Bank, FSB	P.O. Box 11628 St. Petersburg, FL 33733 Attn.: Joseph Ciccolini Tel. No.: (727) 567-4855
Sumitomo Mitsui Banking Corporation	777 South Figueros Street Suite 2600 Los Angeles, CA 90017 Attn.: CBDA-II, Gail Motonaga Tel. No.: (213) 955-0839

Arvest Bank	502 Main Street Tulsa, OK 74103 Attn.: Cindy Dobbs Tel. No.: (918) 382-4096
MidFirst Bank	321 S. Boston Suite 101B Tulsa, OK 74103 Attn.: Nicholas E. Fitzgerald Tel. No.: (918) 699-7224
Bayerische Hypo-und Vereinsbank, AG New York Branch	150 East 42nd Street New York, NY 10017 Attn.: Ken Hamilton Tel. No.: (212) 672-5372
Amegy Bank National Association	1807 Ross Avenue Suite 400 Dallas, TX 75201 Attn.: Cyndi M. Giles Tel. No.: (214) 754-9513
BNP Paribas	1200 Smith Street Suite 3100 Houston, TX 77002 Attn.: Mike Shyock Tel. No.: (713) 982-1105
First Indiana Bank, N.A.	135 North Pennsylvania Street Indianapolis, IN 46203 Attn.: Jimmy D. Gray Tel. No.: (317) 269-1364
National City Bank	1900 E. 9th Street Cleveland, OH 44114 Attn.: Rennee Bonnell Tel. No.: (216) 322-9174

SCHEDULE II

SUBORDINATION PROVISIONS TO BE CONTAINED IN SUBORDINATED INTERCOMPANY DEBT

The following provisions and conditions shall be made a part of each instrument evidencing or pursuant to which Subordinated Intercompany Debt may be incurred by any Person (a “Debtor”) to another Person (a “Subordinated Creditor”) in accordance with the Credit Agreement referred to below.

Section 1. Definitions. Terms used but not defined herein have the meanings given to them in the Credit Agreement. As used in these provisions, the following terms shall have the meanings specified below:

“Administrative Agent” means Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent under the Credit Agreement.

“Commitments” is defined in the Credit Agreement.

“Credit Agreement” means the Credit Agreement, dated as of June 15, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Borrower”). the various financial institutions as are, or may from time to time become, parties thereto (each, individually, a “Lender”, and collectively, the “Lenders”), The Bank of Nova Scotia, as syndication agent, Deutsche Bank Securities Inc. and The Bank of Nova Scotia as joint lead arrangers and joint bookrunners and the Administrative Agent, including all amendments, renewals, extensions, restructurings, supplements or modifications thereto and all refundings, refinancings and replacements thereof (and of any such refunding, refinancing or replacement), including any agreement (i) extending or shortening the maturity of any indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder or (iii) increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder.

“Intercompany Subordinated Debt” means all indebtedness and other obligations of the Debtor from time to time owing to the Subordinated Creditor in respect of indebtedness related to or resulting from intercompany loans, advances or other indebtedness from a Subordinated Creditor (whether created directly or acquired by assignment or otherwise), and interest, premiums and fees, if any, thereon and other amounts payable in respect thereof and all rights and remedies of the Subordinated Creditor with respect thereto.

“Letters of Credit” is defined in the Credit Agreement.

“Loan Document” is defined in the Credit Agreement.

“Secured Parties” is defined in the Credit Agreement.

Schedule II

“Senior Indebtedness” is defined in clause (a) of Section 2.

Section 2. Agreement to Subordinate.

(a) The Debtor and the Subordinated Creditor agree that the Intercompany Subordinated Debt is and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in cash in full of all obligations of the Debtor now existing or hereafter arising in connection with the Credit Agreement or any other Loan Document, whether for (i) principal, (ii) premium, if any, (iii) reimbursement obligations in respect of Letters of Credit, (iv) interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in clause (a) of Section 3 at the rate provided in the respective Loan Document, whether or not allowed as a claim in any such proceeding), (v) costs, fees (including, without limitation, attorneys’ fees and disbursements) and reasonable expenses or (vi) otherwise (the obligations specified in clauses(a)(i) through (a)(vi) above are referred to collectively as the “Senior Indebtedness”). For purposes of these provisions, the Senior Indebtedness shall not be deemed to have been paid in cash in full until the Secured Parties shall have received full payment of the Senior Indebtedness in cash and all letters of credit issued under the Credit Agreement have expired or been terminated or have been cash collateralized in full, which payment and/or cash collateralization shall have been retained by the Secured Parties for a period of time in excess of all applicable preference or other similar periods under applicable bankruptcy, insolvency or creditors’ rights laws. Each of the Debtor and the Subordinated Creditor waives notice of acceptance of these provisions by the Secured Parties, and the Subordinated Creditor waives notice of and consent to the making, amount and terms of the Senior Indebtedness which may exist or be created from time to time and any renewal, extension, amendment or modification thereof, and any other lawful action which any Secured Party in its and their sole and absolute discretion may take or omit to take with respect thereto. The provisions of this Section shall constitute a continuing offer made for the benefit of and to all Secured Parties and each Secured Party is hereby irrevocably authorized to enforce such provisions.

(b) In the event that the Debtor shall make, and/or any Subordinated Creditor shall receive, any payment on Intercompany Subordinated Debt in contravention of these provisions or the terms of the Credit Agreement, then and in any such event such payment shall be deemed to be the property of, segregated, received and held in trust for the benefit of, and shall be promptly paid over and delivered to, the Administrative Agent for the pro rata benefit of the Secured Parties.

(c) The Debtor shall not make, and the Subordinated Creditor shall not receive or accept, any payment in respect of any Intercompany

Schedule II

Subordinated Debt if a Default of the nature set forth in Section 9.1.9 of the Credit Agreement or any Event of Default has occurred and is continuing or would result therefrom, unless and until (i) the Senior Indebtedness has been paid in cash in full, (ii) in the case of an Event of Default referred to above other than a Default of the nature set forth in Section 9.1.9 of the Credit Agreement, such Event of Default has been cured or waived or (iii) the Administrative Agent has otherwise consented in writing. For purposes of these provisions, “payment” in respect of any Intercompany Subordinated Debt shall include any direct or indirect payment or distribution from any source, whether in cash, property or securities, by set-off or otherwise, in respect of principal, premium, interest or otherwise, including in connection with any redemption or purchase of such Intercompany Debt or any recovery on any claim for rescission or damages.

Section 3. In Furtherance of Subordination.

(a) Upon any distribution of all or any of the assets of the Debtor or the Subordinated Creditor in the event of

(i)           any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Debtor or the Subordinated Creditor, or to its creditors, as such, or to its assets,

(ii)          any liquidation, dissolution or other winding up of the Debtor or the Subordinated Creditor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

(iii)         any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Debtor or the Subordinated Creditor, then, and in any such event, unless the Administrative Agent shall otherwise agree in writing, the Secured Parties shall receive payment in cash in full of all amounts due or to become due (whether or not the Senior Indebtedness has been declared due and payable prior to the date on which the Senior Indebtedness would otherwise have become due and payable) on or in respect of all Senior Indebtedness (including post-petition interest at the rate provided for in the respective Loan Document, whether or not such post-petition interest is an allowed claim in the respective proceeding) before the Subordinated Creditor or anyone claiming through or on its behalf (including any receiver, trustee, or otherwise) is entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Intercompany Subordinated Debt, and to that end, any payment or distribution which may be payable or deliverable in respect of the Intercompany Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event, shall be paid or delivered directly to the Administrative Agent for the application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of

Schedule II

the Senior Indebtedness until the Senior Indebtedness shall have been paid in cash in full.

(b) If any proceedings, liquidation, dissolution or winding up referred to in clause (a) above is commenced by or against the Debtor or the Subordinated Creditor,

(i) the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of the Debtor, the Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Intercompany Subordinated Debt above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Intercompany Subordinated Debt or enforcing any security interest or other lien securing payment of the Intercompany Subordinated Debt) as the Administrative Agent may reasonably deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Secured Parties or the Administrative Agent hereunder; provided that in the event the Administrative Agent takes such action, the Administrative Agent shall apply all proceeds first, to the payment of the costs of enforcement of these provisions, and second, to the pro rata payment, prepayment and/or cash collateralization of the Senior Indebtedness; and

(ii)          the Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Intercompany Subordinated Debt for the account of the Secured Parties and the Administrative Agent and to file appropriate claims or proofs of claim in respect of the Intercompany Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may reasonably request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Intercompany Subordinated Debt and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Intercompany Subordinated Debt.

(c) All payments or distributions of assets of the Debtor, whether in cash, property or securities upon or with respect to the Intercompany Subordinated Debt which are received by the Subordinated Creditor contrary to these provisions shall be received in trust for the pro rata benefit of the Secured Parties, shall be segregated from other funds and property held by the Subordinated Creditor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be applied, pro rata (in the case of cash) to, or held as collateral (in the case of noncash property or securities) for, the payment, prepayment and/or cash collateralization of the Senior Indebtedness, whether matured or unmatured, in accordance with the terms of these provisions.

Schedule II

(d) The Secured Parties and the Administrative Agent are hereby authorized to demand specific performance of these provisions, whether or not the Debtor or the Subordinated Creditor shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any of these provisions applicable to it. The Subordinated Creditor hereby irrevocably waives any defense (other than the defense of payment in full of the Senior Indebtedness) based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

Section 4. No Enforcement or Commencement of Any Proceedings. The Subordinated Creditor agrees that, so long as any Senior Indebtedness shall remain unpaid (including any Letter of Credit remaining outstanding), or any Commitment shall be in effect, it will not accelerate the maturity of the Intercompany Subordinated Debt or commence, or join with any creditor other than the Secured Parties in commencing any proceeding referred to in clause (a) of Section 3.

Section 5. Rights of Subordination. The Subordinated Creditor agrees that no payment or distribution to the Secured Parties or the Administrative Agent pursuant to these provisions shall entitle the Subordinated Creditor to exercise any rights of subrogation in respect thereof until all Senior Indebtedness has been paid in cash in full and the Commitments and Letters of Credit have been terminated. The Subordinated Creditor agrees that these provisions shall not be affected by any action, or failure to act, by the Administrative Agent or the Secured Parties which results, or may result, in affecting, impairing or extinguishing any right of reimbursement or subrogation or other right or remedy of the Subordinated Creditor against the Debtor.

Section 6. Subordination Legend; Further Assurances. The Subordinated Creditor and the Debtor will cause each note and instrument (if any) evidencing the Intercompany Subordinated Debt to be endorsed with the following legend:

“The indebtedness evidenced by this instrument is subordinated to the prior payment in cash in full of the Senior Indebtedness (as defined in the Subordination Provisions to be Contained in the Subordinated Intercompany Debt (the “Intercompany Subordination Terms”), attached as Schedule II to the Credit Agreement, dated as of June 15, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Borrower”). the various financial institutions as are, or may from time to time become, parties thereto (each, individually, a “Lender”, and collectively, the “Lenders”), The Bank of Nova Scotia, as syndication agent, Deutsche Bank Securities Inc. and The Bank of Nova Scotia as joint lead arrangers and joint bookrunners and the Administrative Agent, pursuant to, and to the extent provided in, the Intercompany Subordination Terms by the maker hereof and payee named herein in favor of the Secured Parties referred to therein and any person now or hereafter designated as their agent.”

Schedule II

Each of the Subordinated Creditor and the Debtor hereby agrees to mark its books of account in such a manner as shall be effective to give proper notice of the effect of these provisions and will, in the case of any Intercompany Subordinated Debt which is not evidenced by any note or instrument, following the occurrence and subject to the continuation of an Event of Default, upon the Administrative Agent’s request, cause such Intercompany Subordinated Debt to be evidenced by an appropriate note or instrument or instruments endorsed with the above legend. Each of the Subordinated Creditor and the Debtor will at its expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Secured Parties or the Administrative Agent may reasonably request in order to protect any right or interest granted or purported to be granted hereunder or to enable the Secured Parties or the Administrative Agent to exercise and enforce their rights and remedies hereunder.

Section 7. No Disposition of Intercompany Subordinated Debt. The Subordinated Creditor will not, without the prior written consent of the Administrative Agent, upon the occurrence and during the continuation of any Default of the nature set forth in Section 9.1.9 of the Credit Agreement or an Event of Default, take, or permit to be taken, any action to assert, collect or enforce the Intercompany Subordinated Debt or any part thereof.

Section 8. Agreement by the Debtor. The Debtor agrees that it will not make any payment on any of the Intercompany Subordinated Debt, or take any other action, in contravention of these provisions.

Section 9. Obligations Hereunder Not Affected. All rights and interest of the Secured Parties and the Administrative Agent hereunder, and all agreements and obligations of the Subordinated Creditor and the Debtor hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any document evidencing Senior Indebtedness;

(b) any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Senior Indebtedness;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or Loan Document, for all or any of the Senior Indebtedness;

(d) any failure of any Secured Party or the Administrative Agent to assert any claim or to enforce any right or remedy against any other party hereto under these provisions, the Credit Agreement or any other Loan Document;

Schedule II

(e) any reduction, limitation, impairment or termination of the Senior Indebtedness for any reason (other than the defense of payment in full of the Senior Indebtedness), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Debtor and the Subordinated Creditor hereby waive any right to or claim of) any defense (other than the defense of payment in full in cash of the Senior Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Indebtedness; and

(f) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full in cash of the Senior Indebtedness) available to, or a discharge of, the Debtor in respect of the Senior Indebtedness or the Subordinated Creditor in respect of these provisions.

These provisions shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any Secured Party or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Debtor or otherwise, all as though such payment had not been made. The Subordinated Creditor acknowledges and agrees that the Secured Parties and the Administrative Agent may in accordance with the terms of the Credit Agreement or any other Loan Document, without notice or demand and without affecting or impairing the Subordinated Creditor’s obligations hereunder, from time to time (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Senior Indebtedness or any part thereof, including, without limitation, to increase or decrease the rate of interest thereon or the principal amount thereof; (ii) take or hold security for the payment of the Senior Indebtedness and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Secured Parties, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against the Debtor or any other Person.

Section 10. Representations and Warranties. The Subordinated Creditor, in respect of itself and the Intercompany Subordinated Debt owing to it, and the Debtor, as the case may be, hereby represents and warrants as follows:

(a) the Subordinated Creditor owns the Intercompany Subordinated Debt now outstanding free and clear of any Lien;

(b) these provisions constitute a legal, valid and binding obligation of the Subordinated Creditor and the Debtor, enforceable in accordance with its terms.

Section 11. Amendments, Waivers. No amendment or waiver of these provisions nor consent or any departure by the Subordinated Creditor or the Debtor herefrom, shall in any

Schedule II

event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver, amendment or consent shall be effective only in the specific instance and for the specific purpose for which given. Any waiver, forbearance, failure or delay by the Administrative Agent or the Secured Parties in exercising, or the exercise or beginning of exercise by the Administrative Agent or the Secured Parties of, any right, power or remedy, simultaneous or later shall not preclude the further, simultaneous or later exercise thereof, and every right, power or remedy of the Administrative Agent and the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed or authorized by such Secured Parties.

Section 12. Expenses. The Subordinated Creditor and the Debtor jointly and severally agree to pay, upon demand, to the Administrative Agent or the Secured Parties, as applicable, any and all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements which the Secured Parties or the Administrative Agent may incur in connection with the exercise or enforcement of any of the rights or interest of the Secured Parties or the Administrative Agent hereunder.

Section 13. Severability. If any of these provisions shall be held invalid or unenforceable, these provisions shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 14. Cumulative Rights. The rights, powers and remedies of the Secured Parties and the Administrative Agent under these provisions shall be in addition to all rights, powers and remedies given to the Secured Parties and the Administrative Agent by virtue of any contract, statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently. The parties hereto expressly acknowledge and agree that the Secured Parties and the Administrative Agent are intended, and by this reference expressly made, third party beneficiaries of these provisions.

Section 15. Governing Law. THESE PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 16. Forum Selection and Consent to Jurisdiction. (a) ANY LEGAL ACTION OR PROCEEDING BASED HEREON, OR ARISING OUT OF, OR IN CONNECTION WITH, THESE PROVISIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS, THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY, THE SUBORDINATED CREDITOR OR THE DEBTOR MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK. EACH OF THE SUBORDINATED CREDITOR AND THE DEBTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE SUBORDINATED CREDITOR AND THE DEBTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK

Schedule II

PERSONAL JURISDICTION OVER ITSELF, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE SUBORDINATED CREDITOR AND THE DEBTOR, AS APPLICABLE. EACH OF THE SUBORDINATED CREDITOR AND THE DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH OF THE SUBORDINATED CREDITOR AND THE DEBTOR CARE OF THE BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE SUBORDINATED CREDITOR AND THE DEBTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE SUBORDINATED CREDITOR AND THE DEBTOR, AS APPLICABLE, IN ANY OTHER JURISDICTION.

(b) EACH OF THE SUBORDINATED CREDITOR AND THE DEBTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 17. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE OTHER SECURED PARTIES, THE SUBORDINATED CREDITOR AND THE DEBTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS OR IN CONNECTION WITH, THESE PROVISIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS.

SCHEDULE III

EXISTING MATERIAL PROPERTY

Owner	Site

(1) Dollar Thrifty Automotive Group, Inc.	5310-5350 East 31st Street
Tulsa, Oklahoma
Headquarters

(2) DTG Operations, Inc.	4720 West Spruce Street
Tampa, Florida

(3) Thrifty Rent-A-Car System, Inc.	2400 Miami Road
Hollywood, Florida

(4) DTG Operations, Inc.	4775 South Swenson Road
Las Vegas, Nevada

(5) Thrifty Rent-A-Car System, Inc.	15 South 2400 West
Salt Lake City, Utah

(6) Thrifty Rent-A-Car System, Inc.	4405 Reese Drive
7700 Esters Road
Irving, Texas

(7) Thrifty Rent-A-Car System, Inc.	15845 JFK Boulevard
Houston, Texas

SCHEDULE IV

UCC DATES

The fifth anniversary of the Effective Date.